      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY   , 1998
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               BROADCAST.COM INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          7375                         75-2600532
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or         Classification Code Number)       Identification Number)
         organization)

                               2914 TAYLOR STREET
                              DALLAS, TEXAS 75226
                                 (214) 748-6660

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                                 TODD R. WAGNER
                            CHIEF EXECUTIVE OFFICER
                               BROADCAST.COM INC.
                               2914 TAYLOR STREET
                              DALLAS, TEXAS 75226
                                 (214) 748-6660
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:

           SEAN P. GRIFFITHS, ESQ.                            NEIL WOLFF, ESQ.
         GIBSON, DUNN & CRUTCHER LLP                  WILSON SONSINI GOODRICH & ROSATI
               200 PARK AVENUE                            PROFESSIONAL CORPORATION
           NEW YORK, NEW YORK 10166                           650 PAGE MILL RD
                (212) 351-4000                            PALO ALTO, CA 94304-1050
                                                               (650) 493-9300

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                      PROPOSED MAXIMUM                      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES REGISTERED    AGGREGATE OFFERING PRICE(1)              REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............               $35,000,000                          $10,325
==================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Issued May 15, 1998

                                                  Shares

                                     [LOGO]
                           (formerly AudioNet, Inc.)

                                  COMMON STOCK
                            ------------------------
ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF
 THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE
 WILL BE BETWEEN $   AND $   PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF
 THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. APPLICATION WILL BE MADE TO LIST THE SHARES OF COMMON STOCK OFFERED HEREBY ON
              THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "BCST."

                            ------------------------
        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                              PRICE $      A SHARE
                            ------------------------

                                                              UNDERWRITING
                                        PRICE TO             DISCOUNTS AND              PROCEEDS TO
                                         PUBLIC              COMMISSIONS(1)              COMPANY(2)
                                        --------             --------------             -----------
Per Share........................           $                      $                         $
Total(3).........................           $                      $                         $

------------

    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
    (2) Before deducting expenses payable by the Company estimated at $    .
    (3) The Company and a Selling Stockholder have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to
        an aggregate of             additional Shares at the price to public
        less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions,
        proceeds to Company and proceeds to Selling Stockholder will be $    ,
        $    , $
       and $    , respectively. See "Underwriters."
                            ------------------------
    The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or
about                   , 1998, at the office of Morgan Stanley & Co.
Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY DEAN WITTER
                           DONALDSON, LUFKIN & JENRETTE
                                     SECURITIES CORPORATION

                                                 HAMBRECHT & QUIST

               , 1998.

     Computer screenshots from the broadcast.com Web site depicting the breadth and depth of the Company's content, services, infrastructure and partnerships.

     Graphics including client and partner logos and images of the client-side software that are used to receive content on the Company's Web sites.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     UNTIL                     , 1998 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
The Company...........................    4
Risk Factors..........................    5
Use of Proceeds.......................   18
Dividend Policy.......................   18
Capitalization........................   19
Dilution..............................   20
Selected Financial Data...............   21
Management's Discussion and Analysis
  ofFinancial Condition and Results of
  Operations..........................   22

                                        PAGE
                                        ----
Business..............................   30
Management............................   47
Certain Transactions..................   55
Principal and Selling Stockholders....   57
Description of Capital Stock..........   58
Shares Eligible for Future Sale.......   61
Underwriters..........................   63
Legal Matters.........................   65
Experts...............................   65
Available Information.................   65
Index to Financial Statements.........  F-1

                            ------------------------

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.
                            ------------------------

     Broadcast.com(TM) and AudioNet(R) are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.
                            ------------------------

     Unless the context otherwise requires, the terms "broadcast.com" and the "Company" refer to broadcast.com inc., a Delaware corporation. Except as otherwise noted herein, information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option and (ii) the sixty-for-one split of the Company's Common Stock effected in the form of a stock dividend in April 1997.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THIS OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

    Broadcast.com inc. (formerly AudioNet, Inc.) is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. The Company's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming, including sports, talk and music radio, television, business events, full-length CDs, news, commentary and full-length audio-books. The Company broadcasts on the Internet 24 hours a day seven days a week, and its programming includes more than 310 radio stations and networks, 17 television stations and cable networks and game broadcasts and other programming for over 350 college and professional sports teams. The Company licenses such programming from content providers, in most cases under exclusive, multi-year agreements. The Company's Business Services Group provides cost-effective Internet and intranet broadcasting services to businesses and other organizations. These business services include the turnkey production of press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events. In addition to its business services, the Company derives revenues from the sale of advertising on its Web sites, including gateway ads with guaranteed click-thrus, channel and event sponsorships and multimedia and traditional banner ads, as well as the sale of radio and television ad spots the Company receives from stations in exchange for broadcasting their programming over the Internet. In March 1998, the Company's Web sites served a daily average of over 400,000 unique users and its principal Web site was ranked in the top 20 among all News/Information/Entertainment sites according to Media Metrix.

                                  THE OFFERING

Common Stock offered....................                 shares

Common Stock to be outstanding after the
offering................................                 shares(1)

Use of proceeds.........................     For general corporate purposes,
                                             including capital expenditures,
                                             working capital and strategic
                                             acquisitions. See "Use of
                                             Proceeds."

Proposed Nasdaq National Market
symbol..................................     BCST

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  PERIOD FROM
                                                   INCEPTION                                       THREE MONTHS ENDED
                                                (MAY 19, 1995)      YEAR ENDED DECEMBER 31,            MARCH 31,
                                                TO DECEMBER 31,   ---------------------------    ----------------------
                                                     1995             1996           1997         1997         1998
                                                ---------------   ------------   ------------    -------    -----------
STATEMENTS OF OPERATIONS DATA:
Revenues......................................      $   --          $ 1,756        $ 6,856       $ 1,087      $ 3,176
Gross profit..................................          --              455          3,906           618        1,951
Total operating expenses......................         268            3,520         10,593         1,742        4,948
Net operating loss............................        (268)          (3,065)        (6,687)       (1,124)      (2,997)
Net loss......................................        (268)          (2,989)        (6,474)       (1,063)      (2,722)
Basic and diluted net loss per share(2).......      $ (.04)         $  (.31)       $  (.55)      $  (.09)     $  (.19)
Shares used in the net loss per share
  calculations(2).............................       6,020            9,569         11,680        11,428       14,076

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                                             AS
                                                              ACTUAL     ADJUSTED(3)
                                                              -------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $22,400
Total assets................................................   30,134
Total stockholders' equity..................................   28,306

------------

(1) Based on the number of shares outstanding as of March 31, 1998. Excludes (i) 2,000,973 shares of Common Stock issuable upon the exercise of options then outstanding, with a weighted average exercise price of $5.95 per share and
    (ii) 938,291 shares available for issuance under the Company's stock plans. Also excludes (i) 218,036 shares of Common Stock subject to outstanding warrants and (ii) an additional warrant to purchase 15,960 shares of Common Stock which will expire upon the consummation of this offering. See "Capitalization," "Management--Director Compensation," "--Employee Benefit Plans" and Note 6 of Notes to Financial Statements.

(2) See Note 8 of Notes to Financial Statements for an explanation of the determination of the number of shares used in per share calculations.

(3) As adjusted to reflect the sale of         shares of Common Stock offered
    hereby at an assumed initial public offering price of $    per share and
    after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

    Broadcast.com inc. (formerly AudioNet, Inc.) is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. The Company's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming, including sports, talk and music radio, television, business events, full-length CDs, news, commentary and full-length audio-books. The Company broadcasts on the Internet 24 hours a day seven days a week, and its programming includes more than 310 radio stations and networks, 17 television stations and cable networks and game broadcasts and other programming for over 350 college and professional sports teams. The Company licenses such programming from content providers, in most cases under exclusive, multi-year agreements. The Company's Business Services Group provides cost-effective Internet and intranet broadcasting services to businesses and other organizations. These business services include the turnkey production of press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events. In addition to its business services, the Company derives revenues from the sale of advertising on its Web sites, including gateway ads with guaranteed click-thrus, channel and event sponsorships and multimedia and traditional banner ads, as well as the sale of radio and television ad spots the Company receives from stations in exchange for broadcasting their programming over the Internet. In March 1998, the Company's Web sites served a daily average of over 400,000 unique users and its principal Web site was ranked in the top 20 among all News/Information/Entertainment sites according to Media Metrix.

    Broadcasting audio and video content over the Internet offers certain opportunities that are not generally available from traditional media. Currently available analog technology and government regulations limit the ability of radio and television stations to broadcast beyond certain geographic areas. Radios and televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Traditional business communication tools such as audio conferencing and videoconferencing can be costly, non-targeted and inconvenient. In addition, traditional broadcasters are limited in their ability to measure or identify in real time the listeners or viewers of a program. By using the Internet, targeted streaming media content can be broadcast to a geographically dispersed audience of customers, suppliers, employees and stockholders at relatively low costs. Internet users can interact with the broadcast content by responding to online surveys, voting in polls and obtaining additional information. In addition, Internet broadcasters can provide highly specific information about a program's audience to content providers, advertisers and users of Internet business services. The convergence of the Internet's capabilities and attributes has accelerated its acceptance as a business tool, leading to rapidly growing economic opportunities in Web-based advertising and business service offerings, including audio conferencing, electronic commerce and video transmission, among others.

    The Company believes it has accomplished numerous Internet achievements since its initial live broadcast in September 1995, including the Internet broadcasts of the first live commercial radio station, first live sporting event, first live corporate quarterly earnings call and first live stockholders' meeting. The Company's early entrance into the Internet broadcasting market has enabled the Company to establish strong brand recognition for its broadcasts and services and to form relationships with a diverse range of content providers. The Company currently offers content from a variety of sources, including radio and television, college and professional sports teams and leagues, production and film studios and record labels. The Company has broadcast over 11,000 live events such as the last three NFL Super Bowls and NCAA Basketball Tournaments, the Stanley Cup Playoffs, the entire 1997-98 season for 24 of the 26 NHL teams, game broadcasts for the entire season of over 300 college teams, the premiere event for the movie "Titanic," Blockbuster Rockfest '97 and backstage interviews from the 1998 Academy Awards Webcast. The Company has also amassed over 50,000 hours of on-demand broadcast programming, including over 2,100 full-length music CDs, sports programming, talk radio and business and media events. Broadcast.com's business services customers include the American Bar Association, AT&T Corporation ("AT&T"), Charles Schwab Corporation ("Charles Schwab"), Comerica Incorporated ("Comerica"), Gartner Group, Inc. ("GartnerGroup"), Harvard University, Intel Corporation ("Intel"), Microsoft Corporation ("Microsoft"), Motorola, Inc. ("Motorola"), PR Newswire, Texas Instruments Incorporated ("Texas Instruments") and more than 290 other organizations. Business services broadcasts have originated from 36 states and nine countries.

    The Company's objective is to enhance its leadership position in Internet broadcasting by continuing to provide services that enable the delivery of a broad range of streaming media content over the Internet and intranets. The Company's strategy to achieve this objective includes enhancing and expanding exclusive content offerings, further penetrating the business services market, expanding network capacity, enhancing brand awareness and capturing and developing emerging revenue opportunities.

    Broadcast.com was incorporated in Texas in May 1995 under the name "Cameron Audio Networks, Inc.," then reincorporated in Delaware in November 1996 under the name "AudioNet, Inc." The Company's name was changed to "broadcast.com inc." on May 14, 1998. The Company's headquarters is located at 2914 Taylor Street, Dallas, Texas 75226. Its telephone number is 214.748.6660, fax number is
214.748.6657 and its principal Web site is located at http://www.broadcast.com. Other Company Web sites include: www.homematters.com, www.jukebox.com, www.pluggedin.com, www.policescanner.com, www.soapopera.com and www.sportsworld.com. Information contained on the Company's Web sites is not part of this Prospectus.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

     Limited Operating History; History of Losses and Anticipation of Future Losses. The Company commenced broadcasting live audio programming on the Web in September 1995 and live video programming in March 1997. The Company first recognized business services revenues and Web advertising revenues in January 1996 and traditional media advertising revenues in January 1997 and has recorded a net loss for each year since its inception. As of March 31, 1998, the Company had an accumulated deficit of $12.5 million. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company and its prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as the market for Internet content, business services and advertising. To achieve and sustain profitability, the Company believes it must, among other things, (i) provide compelling and unique content to Internet users,
(ii) successfully market and sell its business services, (iii) effectively develop new and maintain existing relationships with advertisers, content providers, business customers and advertising agencies, (iv) continue to develop and upgrade its technology and network infrastructure, (v) respond to competitive developments, (vi) successfully introduce enhancements to its existing products and services to address new technologies and standards, (vii) effectively sell its inventory of radio and television ad spots and (viii) attract, retain and motivate qualified personnel. The Company's operating results are also dependent on factors outside the control of the Company, such as the availability of compelling content and the development of broadband networks that support multimedia streaming. There can be no assurance that the Company will be successful in addressing these risks, and failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, the limited operating history of the Company makes the prediction of future operating results difficult or impossible, and there can be no assurance that the Company's revenues will increase or even continue at their current level, or that the Company will achieve or maintain profitability or generate sufficient cash from operations in future periods. The Company expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. For these and other reasons, there can be no assurance that the Company will ever achieve profitability or, if profitability is achieved, that it can be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results. Because of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to forecast accurately its revenues. The market for the Company's business services and the long-term acceptance of Web-based advertising are uncertain. The Company currently intends to increase substantially its operating expenses in order to, among other things, (i) expand its distribution network capacity, (ii) fund increased sales and marketing activities, (iii) acquire additional content, (iv) develop and upgrade technology and (v) purchase equipment for its operations. The Company's expense levels are based, in part, on its expectations with regard to future revenues, and to a large extent such expenses are fixed, particularly in the short term. To the extent the Company is unsuccessful in increasing its revenues, the Company may be unable to appropriately adjust spending in a timely manner to compensate for any unexpected revenue shortfall or will have to reduce its operating expenses, causing it to forego potential revenue generating activities, either of which could cause a material adverse effect in the Company's business, results of operations and financial condition.

     The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include (i) the cost of acquiring and the availability of content, (ii) the demand for the Company's business services, (iii) demand for Internet advertising, (iv) seasonal trends in Internet and advertising placements, (v) the advertising cycles for, or the addition or loss of, individual advertisers,
(vi) the
level of traffic on the Company's Web sites, (vii) the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, (viii) price competition or pricing changes in Internet broadcasting services, such as the Company's business services, and in Internet advertising,
(ix) the seasonality of the content of the Company's broadcasts, such as sporting and other events, (x) the level of and seasonal trends in the use of the Internet, (xi) technical difficulties or system downtime, (xii) the cost to acquire sufficient bandwidth or to integrate efficient broadcast technologies, such as multicasting, to meet the Company's needs, (xiii) the mix of unicasting and multicasting from the Company's Web sites (see "--Scalability of Number of Users"), (xiv) the introduction of new products or services by the Company or its competitors and (xv) general economic conditions and economic conditions specific to the Internet, such as electronic commerce and online media. Any one of these factors could cause the Company's revenues and operating results to vary significantly in the future. In addition, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could cause significant declines in the Company's quarterly operating results.

     The Company expects that its revenues will be higher leading up to and during major United States sport seasons for sports that the Company broadcasts, such as the NHL and college football, and lower at other times of the year. The Company believes that advertising sales in traditional media, such as television, generally are lower in the first and third calendar quarters of each year, and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of Internet advertising expenditures could become more pronounced than it is currently. As a result, the Company believes that its revenues from Web and traditional media advertising sales have been affected by these cyclical factors and the Company expects its Web and traditional media advertising sales generally to follow the quarterly trends of traditional media advertising. The foregoing factors could have a material adverse effect on the Company's business, results of operations and financial condition.

     Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, it is possible that the Company's operating results in one or more quarters will fail to meet the expectations of securities analysts or investors. In such event, the price of the Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Content Providers; License Fees Payable to Content
Providers. The Company's future success depends in large part upon its ability to aggregate and deliver compelling content over the Internet. The Company typically does not create its own content. Rather, the Company relies on third party content providers, such as radio and television stations and cable networks, businesses and other organizations, universities and record labels for compelling and entertaining content. The Company's ability to maintain its existing relationships with such content providers and to build new relationships with additional content providers is critical to the success of its business. Although many of the Company's agreements with third party content providers are for initial terms of more than two years, the content providers may choose not to renew such agreements or may terminate such agreements prior to the expiration of their terms if the Company fails to fulfill its contractual obligations. The Company's inability to secure licenses from content providers or performance rights societies or the termination of a significant number of content provider agreements would decrease the availability of content that the Company can offer users. This may result in decreased traffic on the Company's Web sites and, as a result, decreased advertising revenue, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's agreements with certain of its content providers are nonexclusive, and many of the Company's competitors offer, or could offer, content that is similar to or the same as that obtained by the Company from such nonexclusive content providers. Such direct competition could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Competition."

     License fees payable to content providers and performance rights societies and other licensing agencies may increase as the Company continues to aggregate content and as competition for such content increases.

There can be no assurance that the Company's content providers, performance rights societies and other licensing agencies will enter into prospective agreements with the Company on the same or similar terms as those currently in effect or on terms acceptable to the Company if no agreement is in effect. If the Company is required to pay increased licensing fees, such increased payments could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Government Regulation and Legal Uncertainty."

     Uncertain Acceptance of the Company's Business Services. The Company's ability to establish and maintain a leadership position in Internet and intranet broadcasting for businesses and in the distribution of other live and on-demand events will depend on, among other things, (i) the Company's success in providing quality programming at low and high bit rates over the Internet, (ii) the Company's marketing and sales efforts, (iii) market acceptance of the Company's current and future service offerings, (iv) the reliability of the Company's networks and services and (v) the extent to which end users are able to receive the Company's broadcasts at adequate bit rates to provide for high quality services, none of which can be assured. The Company operates in a market that is at a very early stage of development, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed competing broadcasting and distribution services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. Sales of the Company's business services may require an extended sales effort in certain cases. In addition, potential customers must accept the Company's audio and video broadcast services as a viable alternative to face-to-face meetings, traditional media, traditional business communications tools, such as audio teleconferences and video conferencing, and conventional classroom-based learning. Because the market for the Company's business services is new and evolving, it is difficult to predict the size of this market and its growth rate, if any. In addition, it is not known whether businesses and other organizations will utilize the Internet to any significant degree as a means of broadcasting business and other events. There can be no assurance that the market for the Company's business services will continue to develop or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's Web sites do not achieve or sustain market acceptance, the Company's business, results of operations and financial condition could be materially adversely affected.

     Uncertain Acceptance of Streaming Media Technology. The Company's success depends on the market acceptance of streaming media technology provided by companies such as RealNetworks, Inc. ("RealNetworks") and Microsoft. Prior to the advent of streaming technology, Internet users could not initiate the playback of audio or video clips until such content was downloaded in its entirety, resulting in significant waiting times. As a result, live broadcasts of audio and video content over the Internet or intranets were not possible. Early streaming media technology suffered from poor audio quality, and video streaming at 28.8 kbps (thousands of bits per second) currently is of lower quality than traditional media broadcasts. In addition, congestion over the Internet and packet loss may interrupt audio and video streams, resulting in unsatisfying user experiences. In order to receive streamed media adequately, users generally must have multimedia PCs with certain microprocessor requirements and at least 28.8 kbps Internet access and streaming media software. Users typically electronically download such software and install it on their PCs. Such installation may require technical expertise that some users do not possess. In addition, older versions of certain Web browsers may need to be reconfigured in order to receive streaming media from the Company's Web sites. Furthermore, in order for users to receive streaming media over corporate intranets, information systems managers may need to reconfigure such intranets. Because of bandwidth constraints on corporate intranets, some information systems managers may block reception of streamed media. Widespread adoption of streaming media technology depends on overcoming these obstacles, improving audio and video quality and educating customers and users in the use of streaming media technology. If streaming media technology fails to achieve broad commercial acceptance or such acceptance is delayed, the Company's business, results of operations and financial condition could be materially adversely affected. See "--Competition."

     Uncertain Acceptance of the Internet as an Advertising Medium. The market for Internet advertising has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The Company's ability to generate advertising revenue will depend on, among other factors, (i) the development of the Internet as an advertising medium, (ii) pricing of advertising on other Web sites, (iii) the amount of traffic on the Company's Web sites, (iv) the Company's ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers, (v) the development and expansion of the Company's advertising sales force and (vi) the establishment and maintenance of desirable advertising sales agency relationships. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Web-based advertising. There can be no assurance that advertisers or advertising agencies will be persuaded to allocate or continue to allocate portions of their budgets to Web-based advertising or, if so persuaded, that they will find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. No standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop sufficiently to enable Web-based advertising to become a significant advertising medium. Acceptance of the Internet among advertisers and advertising agencies will also depend, to a large extent, on the level of use of the Internet by consumers and upon growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business--Sales and Marketing."

     Management of Growth. The Company has rapidly and significantly expanded its operations and anticipates that significant expansion of its operations will continue to be required in order to address potential market opportunities. The Company expanded from fewer than 10 employees at September 30, 1995, to 170 employees at April 30, 1998, and the Company expects to increase its personnel significantly in the near future. The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources and systems. To manage its growth, the Company must implement, improve and effectively utilize its operational, management, marketing and financial systems and train and manage its employees. Many of the Company's senior management have only recently joined the Company. These individuals have not previously worked together and are in the process of integrating as a management team. There can be no assurance that the Company will be able to manage effectively the expansion of its operations or that the Company's current personnel, systems, procedures and controls will be adequate to support the Company's operations. Any failure of management to manage effectively the Company's growth could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Dependence on Key Personnel; Need for Additional Personnel."

     Risk of System Failure, Delays and Inadequacy; Single Site. The performance, reliability and availability of the Company's Web sites and network infrastructure are critical to its reputation and ability to attract and retain users, advertisers and content providers. A large portion of the Company's network infrastructure is located at a single, leased facility in Dallas, Texas. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, Internet breakdowns, break-ins, tornadoes and similar events. The Company does not presently have redundant facilities or systems or a formal disaster recovery plan and does not carry sufficient business interruption insurance to compensate it for losses that may occur. Services based on sophisticated software and computer systems often encounter development delays and the underlying software may contain undetected errors that could cause system failures when introduced. Any system error or failure that causes interruption in availability of content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers and, if sustained or repeated, could reduce the attractiveness of the Company's Web sites to such entities or individuals. In addition, because the Company's Web advertising revenues are directly related to the number of advertisements delivered by the Company to users, system interruptions that result in the unavailability of the Company's Web sites or slower response times for users would reduce the number of advertisements delivered and reduce revenues.

     A sudden and significant increase in traffic on the Company's Web sites could strain the capacity of the software, hardware and telecommunications systems deployed or utilized by the Company, which could lead to slower response times or system failures. The Company's operations also are dependent upon receipt of timely feeds from its content providers, and any failure or delay in the transmission or receipt of such feeds, whether due to system failure of the Company, its content providers, satellites or otherwise, could disrupt the Company's operations. The Company is also dependent upon Web browsers, Internet Service Providers ("ISPs") and online service providers ("OSPs") to provide Internet users access to the Company's Web sites. Users may experience difficulties accessing or using the Company's Web sites due to system failures or delays unrelated to the Company's systems. These difficulties may negatively affect audio and video quality or result in intermittent interruption in programming. In addition, the Company relies on third party ISPs to provide hosting services with respect to some of the Company's content providers. Any sustained failure or delay could reduce the attractiveness of the Company's Web sites to business services customers, users, advertisers and content providers. The occurrence of any of the foregoing events could have a material adverse effect on the Company's business, results of operations and financial condition.

     Security Risks. Despite the implementation of security measures, the Company's networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in the Company's Internet operations. ISPs and OSPs have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. The Company may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although the Company intends to continue to implement industry-standard security measures, there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing the Company's Web sites, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence on Short-Term Advertising Contracts. A substantial portion of the Company's Web advertising revenues are derived from short-term contracts. Consequently, many of the Company's advertising customers can cease advertising on the Company's Web sites quickly and without penalty, thereby increasing the Company's exposure to competitive pressures. There can be no assurance that the Company's current advertisers will continue to purchase advertisements or that the Company will be able to secure new advertising contracts from existing or future customers at attractive rates or at all. Any failure of the Company to achieve sufficient advertising revenue could have a material adverse effect on the Company's business, results of operations and financial condition.

     Competition. The market for Internet broadcasting and services is highly competitive and the Company expects that competition will continue to intensify. The Company competes with (i) other Web sites and Internet broadcasters to acquire and provide content to attract users, (ii) videoconferencing companies, audio conferencing companies and Internet broadcasters, (iii) online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets and (iv) local radio and television stations and national radio and television networks for sales of advertising spots. There can be no assurance that the Company will be able to compete successfully or that the competitive pressures faced by the Company, including those described below, will not have a material adverse effect on the Company's business, results of operations and financial condition.

     Competition among Web sites that provide compelling content, including streaming media content, is intense and is expected to increase significantly in the future. The Company competes against a variety of businesses that provide content through one or more mediums, such as print, radio, television, cable television and the Internet. Traditional media companies that have not established a significant presence on the Internet may expend resources to establish such a presence in the future. The Company competes generally with other content providers for the time and attention of users and for advertising revenues. To compete successfully, the Company must license and then provide sufficiently compelling and popular content to generate users, support advertising intended to reach such users and attract business and other organizations seeking Internet broadcasting and distribution services. The Company competes with other Internet broadcasters and Web sites to acquire Internet broadcasting rights to compelling content. The Company believes that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered. In the market for Internet distribution of radio and television broadcasts, the Company competes with ISPs, radio and television stations and networks that originate their own Internet broadcasts. RealNetworks and MCI Communications Corporation ("MCI") announced a strategic alliance in August 1997 involving the introduction of a service currently called Real Broadcast Network that delivers audio and video broadcasts over the Internet. In the area of sports content, the Company competes with CBS SportsLine and ESPNET SportsZone. The Company also competes for the time and attention of Internet users with thousands of Web sites operated by businesses and other organizations, individuals, governmental agencies and educational institutions. For example, certain Web sites may provide a collection of links to other Web sites with streaming media content. The Company expects competition to intensify and the number of competitors to increase significantly in the future. In addition, as the Company expands the scope of its content and services, it will compete directly with a greater number of Web sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive services in the future.

     The Company competes with videoconferencing and teleconferencing companies, along with companies that provide Internet broadcasting services to businesses and other organizations. Principal competitive factors include price, transmission quality, transmission speed, reliability of service, ease of access, ease of use, customer support, brand recognition and operating experience. The Company's current and potential competitors may have significantly greater financial, technical and marketing resources, longer operating histories and greater brand recognition. Traditional videoconferencing and teleconferencing may allow for a more interactive user experience. As prices for videoconferencing systems decrease and transmission quality increases, the installed base of videoconferencing systems may increase. Companies that provide media streaming software may also enter the market for Internet broadcast services. If media streaming technology and backbone bandwidth becomes more readily available to companies at low prices, the Company's customers may decide to broadcast their own programming. In particular, local exchange carriers, ISPs and other data communication service providers may compete in the future with a portion of or all of the Company's business services as technological advancements facilitate the ability of these providers to offer effectively these services. There can be no assurance that the Company will be able to compete successfully against current or future competitors for Internet broadcast services.

     The Company also competes with online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. The Company believes that the principal competitive factors for attracting advertisers include the number of users accessing the Company's Web sites, the demographics of the Company's users, the Company's ability to deliver focused advertising and interactivity through its Web sites and the overall cost-effectiveness and value of advertising offered by the Company. There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition. The Company believes that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, the Company may face increased pricing pressure for the sale of advertisements. Reduction in the Company's Web advertising revenues would have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company competes for traditional media advertising sales with national radio and television networks, as well as local radio and television stations. Local radio and television content providers and national radio and television networks may have larger and more established sales organizations than the Company. These companies may have greater name recognition and more established relationships with advertisers and advertising agencies than the Company. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory. The Company's traditional media advertising sales efforts depend on the Company's ability to obtain an inventory of ad spots across the top radio and television markets. If the Company is unable to obtain such inventory, it could have a material adverse effect on the Company's business, results of operations and financial condition.

     Risks Associated with Traditional Media Advertising Sales. The Company is dependent, in part, on its ability to sell its inventory of radio and television ad spots obtained from stations in exchange for the Company's Internet broadcast of their programming. Selling radio and television advertising is highly competitive. The Company depends on Premiere Radio Networks, Inc. ("Premiere Radio Networks") to sell a majority of its radio ad spots. The Company's traditional media advertising sales efforts are focused on selling ads to traditional national advertisers in order to avoid competing with advertising sales efforts of its local radio and television station content providers. Sales of ad spots to national advertisers are typically sold at a lower cost per thousand ("CPM") than local advertising. The Company competes for traditional media advertising sales with national radio and television networks. National radio and television networks typically have larger and more established sales organizations as compared to those of the Company. There can be no assurance that Premiere Radio Networks will continue to sell effectively the Company's inventory of ad spots or that competitive pressures with respect to traditional media advertising sales will not have a material adverse effect on the Company's business, results of operations and financial condition. See "--Competition."

     Scalability of Number of Users. The Company's success depends on its ability to broadcast audio and video programming to a large number of simultaneous users. Until recently, the Company only deployed unicasting (one user per Company originated stream) technology to broadcast audio and video programming to users over the Internet. The Company has deployed another broadcast technology, multicasting (multiple users per Company originated stream), on a trial basis since September 1997 and has begun to deploy this technology on a broader commercial basis only recently. The Company anticipates that unicasting will continue to be used to distribute its archived and on-demand programming and that multicasting or a similar broadcasting technology will be used for live and other events where a large audience for the content is expected. To increase the Company's unicast capacity, the Company will be required to successfully expand its network infrastructure through the acquisition and deployment of additional network equipment and bandwidth. There can be no assurance that the Company will be successful in such expansion. The Company believes that to be a successful Internet broadcaster it also must successfully deploy multicasting or a similar broadcasting technology that can deliver streaming media content to many users simultaneously through one-to-many Internet connections. To this end, the Company has deployed multicasting, but has not yet tested its full capacity during an actual broadcast. The Company will be required to test, deploy and successfully scale its multicast network infrastructure to serve mass audiences. There can be no assurance that the Company will be successful in doing so, that multicasting will be able to support a substantial audience or that an alternative technology will not emerge that offers superior broadcasting technology as compared to multicasting. In the event that multicasting technology is not successfully deployed in a timely manner or such an alternative technology emerges, the Company would likely be required to expend significant resources to deploy a technology other than multicasting, which could have a material adverse effect on the Company's results of operations during the period in which the Company attempts such deployment. If the Company fails to scale its broadcasts to large audiences of simultaneous users, such failure could have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence on Providers of Streaming Media Products. The Company relies on providers of streaming media products, such as RealNetworks and Microsoft, to provide a broad base of users with streaming media software. The Company currently licenses software products that enable the broadcast of streaming media from such companies and others. The Company may need to acquire additional licenses from such streaming media companies to meet its future needs. Users are currently able to download electronically copies of the RealNetwork's RealPlayer and Microsoft's NetShow Player software free of charge. If providers of streaming media products substantially increase license fees charged to the Company for the use of their products, refuse to license such products to the Company or begin charging users for copies of their player software, such actions could have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence on Continued Growth in Use of the Internet and Streaming Media Content on the Internet. Rapid growth in use of and interest in the Internet is a recent phenomenon and there can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support the Company's business. Future revenues of the Company will depend largely on the widespread acceptance and use of the Internet as a source of multimedia information and entertainment and as a vehicle for commerce in goods and services. The Internet may not be accepted as a viable commercial medium for broadcasting multimedia content, if at all, for a number of reasons, including
(i) potentially inadequate development of the necessary infrastructure, (ii) inadequate development of enabling technologies, (iii) lack of acceptance of the Internet as a medium for distributing streaming media content and (iv) inadequate commercial support for Web-based advertising. To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it, specifically the demands of delivering high-quality video content. Furthermore, user experiences on the Internet are affected by access speed. There is no assurance that broadband access technologies, such as xDSL and cable modems, will become widely adopted. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in unacceptable response times and could adversely affect use of the Internet generally and of the Company's Web sites in particular. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support the growth that may occur, the Company's business, results of operations and financial condition could be materially adversely affected.

     Risk of Technological Change. The market for Internet broadcast services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require the Company to effectively use leading technologies, continue to develop its technological expertise, enhance its current services and continue to improve the performance, features and reliability of its network infrastructure. Changes in network infrastructure, transmission and content delivery methods and underlying software platforms and the emergence of new broadband technologies, such as xDSL and cable modems, could dramatically change the structure and competitive dynamic of the market for streaming media solutions. In particular, technological developments or strategic partnerships that accelerate the adoption of broadband access technologies or advancements in streaming and compression technologies may require the Company to expend resources to address these developments. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these or other such developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its Web sites and services. A failure by the Company to rapidly respond to technological developments could have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence on Key Personnel; Need for Additional Personnel. The Company's performance and development is substantially dependent on the continued services of certain members of senior management, including Todd R. Wagner, Chief Executive Officer, and Mark Cuban, President, as well as on the Company's ability to retain and motivate its other officers and key employees. The Company does not have "key person" life insurance policies on any of its officers or other employees. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical personnel and management. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key management and technical employees or that it will be able to attract or retain additional qualified technical personnel and management in the future. The inability to attract and retain the necessary technical personnel and management could have a material adverse effect upon the Company's business, result of operations and financial condition. See "Management--Employment Agreements."

     Risks Associated with broadcast.com Name Change. On May 14, 1998, the Company changed its name from AudioNet, Inc. to broadcast.com inc. to better represent the diversity of its programming, service offerings and solutions. The Company believes that developing and strengthening the broadcast.com brand is critical to achieving widespread acceptance of its broadcast services and increasing traffic to its Web sites and that the importance of brand recognition will increase as competition in the market for Internet broadcasting increases. The Company has expended substantial resources in establishing brand recognition of the name and Web address www.audionet.com. Although users accessing www.audionet.com will automatically be taken to www.broadcast.com, the name change may cause confusion among users and customers. If the Company fails to promote and maintain its brand, if the Company's existing or future strategic relationships fail to promote the Company's brand or if the Company incurs excessive expenses in an attempt to promote and maintain its brand, then the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Company will be able to enforce rights related to the broadcast.com name, that it will be free to use the name in all jurisdictions, that there will be no challenges to the use of that name or that it will not be required to expend significant resources in defending the use of that name.

     Government Regulation and Legal Uncertainty. Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose the Company to significant liabilities associated with content available on its Web sites. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, content, taxation, defamation and personal injury), will not expose the Company to significant liabilities, significantly slow Internet growth or otherwise cause a material adverse effect on the Company's business, results of operations or financial condition.

     In November 1995, the Digital Performance Right in Sound Recordings Act of 1995 (the "1995 Act") was enacted. The 1995 Act provides that the owners of sound recordings have certain exclusive performance rights in such recordings, and, if applicable to the Company, could require the Company to pay additional licensing fees for its broadcasts. The Company believes, however, that its broadcasts are exempt from such fees under the 1995 Act. No assurance, however, can be given that the Company's belief is correct, particularly because the 1995 Act has not yet been sufficiently interpreted. An interpretation of the 1995 Act on this or other provisions of the Act that is adverse to the Company, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company currently does not collect sales or other taxes with respect to the sale of services or products in states and countries where the Company believes it is not required to do so. The Company does collect sales and other taxes in the states it has offices and is required by law to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or countries that the Company should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Communications Decency Act of 1996 (the "CDA") was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Although the Company does not currently distribute the types of materials that the CDA may have deemed illegal, the nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the CDA could subject the Company to potential liability, which in turn could have an adverse effect on the Company's business, financial condition and results of operations. Such laws could also damage the growth of the Internet generally and decrease the demand for the Company's products and services, which could adversely affect the Company's business, results of operations and financial condition.

     Liability for Internet Content. As a distributor of Internet content, the Company faces potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that it broadcasts. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, the Company could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Although the Company maintains general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. In addition, although the Company generally requires its content providers to indemnify the Company for such liability, such indemnification may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Government Regulation and Legal Uncertainty."

     Intellectual Property. The Company regards its copyrights, trademarks, trade secrets and similar intellectual property as critical to its success, and the Company relies on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with its employees and with third parties to establish and protect its proprietary rights. There can be no assurance that these steps will be adequate, that the Company will be able to secure trademark registrations for all of its marks in the United States or other countries or that third parties will not infringe upon or misappropriate the Company's copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of the Company's broadcasts. In the future, litigation may be necessary to enforce and protect the Company's trade secrets, copyrights and other intellectual property rights.

     The Company may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If competitors of the Company prepare and file applications in the United States that claim trademarks used or registered by the Company, the Company may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to the Company. An adverse outcome could require the Company to license disputed rights from third parties or to cease using such trademark. Any litigation regarding the Company's proprietary rights could be costly and divert management's attention, result in the loss of certain of the Company's proprietary rights, require the Company to seek licenses from third parties and prevent the Company from selling its services, any one of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, inasmuch as the Company licenses a substantial portion of its content from third parties, its exposure to copyright infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of such licensed content. The Company generally obtains representations as to the origins and ownership of such licensed content and generally obtains indemnification to cover any breach of any such representations; however, there can be no assurance that such representations will be accurate or that such indemnification will adequately protect the Company. See "--Liability for Internet Content" and "--Government Regulation and Legal Uncertainty."

     In December 1997, the Company filed an application for a United States trademark registration for "broadcast.com." There can be no assurance that the Company will be able to secure such a registered trademark. In October 1996, the Company was issued a United States trademark for "AudioNet." The Company intends to pursue the registration of its trademarks based upon anticipated use internationally. There can be no assurance that the Company will be able to secure adequate protection for these trademarks in foreign countries. Many countries have a "first-to-file" trademark registration system and thus the Company may be prevented from registering its marks in certain countries if third parties have previously filed applications to register or have registered the same or similar marks. It is possible that competitors of the Company or others will adopt service names similar to the Company's, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trademark or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term broadcast.com. The inability of the Company to protect its "broadcast.com," "AudioNet" and other marks adequately could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risks Associated with broadcast.com Name Change."

     As part of its confidentiality procedures, the Company generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its proprietary information or that agreements entered into for that purpose would be enforceable. Notwithstanding the precautions taken by the Company, it might be possible for a third party to copy or otherwise obtain and use the Company's proprietary information without authorization. The laws of some countries may afford the Company little or no effective protection of its intellectual property.

     Acquisition Risk. The Company may pursue the acquisition of new or complementary businesses, services or technologies, although it has no present understandings, commitments or agreements with respect to any material acquisitions or investments. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies, including, among other things, the difficulty of integrating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to incorporate successfully acquired technology and rights into the Company's services and content offerings, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies, and the potential impairment of relationships with employees, customers and strategic partners.

     Control by Certain Stockholders. Upon completion of this offering, the
Company's executive officers will beneficially own approximately      % of the
outstanding Common Stock (approximately      % of the outstanding Common Stock
assuming full exercise of the Underwriters' overallotment option). As a result, these stockholders, if they act as a group, will have a significant influence on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."

     Certain Anti-Takeover Provisions. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the other rights of the holders of, the Common Stock. The Company has no present plans to issue shares of Preferred Stock. In addition, certain provisions of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws") will have the effect of delaying, deferring or preventing a change of control of the Company. These provisions provide, among other things, that the Board of Directors is divided into three classes to serve staggered three-year terms, that stockholders may not take actions by written consent and that the ability of stockholders to call special meetings will be restricted. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The Company's indemnification agreements with directors and officers, the Company's Restated Certificate of Incorporation and Bylaws provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to the Company, which may be broad enough to include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in the management of the Company. See "Description of Capital Stock."

     No Specific Use of Proceeds. The Company has not designated any specific use for the net proceeds from the sale by the Company of the shares of Common Stock offered hereby. Rather, the Company intends to use the net proceeds primarily for general corporate purposes, including working capital, capital expenditures and strategic acquisitions. The Company has no present plans or commitments and is not currently engaged in any negotiations with respect to strategic acquisitions. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds."

     Year 2000 Compliance. There are issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is in the process of working with its software vendors to assure that the Company is prepared for the year 2000. The Company has not verified that companies doing business with it are year 2000 compliant. The Company does not anticipate that it will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problem of either the Company or its users, customers or advertisers could have a material adverse effect on the Company's business, results of operations and financial condition.

     No Prior Public Market. Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters based upon several factors. The initial public offering price may not be indicative of future market prices. See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price.

     Possible Volatility of Stock Price. The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats or new services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in Internet markets, changes in the market valuations of other Internet companies, announcements by the Company or its competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of Common Stock and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may materially adversely affect the market price of the Common Stock, regardless of the Company's operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated, may, however, in its sole discretion and at any time without prior notice, release all or any portion of the Common Stock subject to these lock-up agreements. In
addition to the      shares of Common Stock offered hereby (assuming no exercise of the Underwriters' overallotment option), there will be 14,383,451 shares of Common Stock outstanding upon completion of this offering (assuming no exercise of warrants or options), all of which are subject to lock-up agreements and/or are "restricted shares" under the Securities Act. On the date of this
Prospectus, no shares other than the      shares offered hereby will be eligible
for sale. Upon expiration of the lock-up agreements 180 days after the date of this Prospectus, an additional 13,976,285 shares will become eligible for sale in the public market, of which all but 3,249,300 shares shall be subject to the volume limitations and other conditions of Rule 144 adopted under the Securities Act ("Rule 144"). The remaining 407,166 shares will become eligible for sale in the public market in March 1999, all of which shares shall be subject to the volume limitations and other conditions of Rule 144. In addition, on March 31, 1998, there were outstanding warrants to purchase 322,316 shares of the Company's Common Stock and options exercisable for 285,225 shares of the Company's Common Stock. In addition, the Company intends to register shortly
after the date of this Prospectus a total of      shares of Common Stock subject
to options outstanding or reserved for future issuance under the Company's 1996 Stock Option Plan, 1998 Stock Option Plan and 1996 Non-Employee Directors Stock
Option Plan, and      shares of Common Stock reserved for issuance under the
Company's Employee Stock Purchase Plan. Upon expiration of the lock-up agreements referred to above, holders of 4,533,631 shares of Common Stock and holders of warrants to purchase 218,096 shares of Common Stock will have certain rights to require the Company to register those shares of Common Stock and those shares issuable upon the exercise of warrants under the Securities Act. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriters."

     Dilution. Purchasers of the Common Stock in this offering will experience
immediate and substantial dilution of $     per share in the net tangible book
value per share of Common Stock from the public offering price per share of the Common Stock. Additional dilution will occur upon exercise of outstanding stock options. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be
approximately $          million (approximately $          million, if the
Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $ per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The net proceeds are expected to be used for general corporate purposes, including capital expenditures, working capital and strategic acquisitions. The Company has no present plans or commitments and is not currently engaged in any negotiations with respect to strategic acquisitions. Prior to such use, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See "Risk Factors--Use of Proceeds."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998, and as adjusted to give effect to the issuance and sale of the shares of Common Stock offered by the Company (at an assumed public offering
price of $          per share after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom. This table should be read in conjunction with the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                MARCH 31, 1998
                                                              -------------------
                                                                            AS
                                                              ACTUAL     ADJUSTED
                                                              -------    --------
                                                                (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, $.01 par value; 5,000,000 shares
     authorized;
     no shares issued and outstanding.......................  $    --
  Common stock, $.01 par value; 45,000,000 shares
     authorized; 14,383,451 shares issued and outstanding,
     actual and       shares issued and outstanding, as
     adjusted(1)............................................       90
  Additional paid-in capital................................   40,669
  Accumulated deficit.......................................  (12,453)
                                                              -------    -------
       Total stockholders' equity...........................   28,306
                                                              -------    -------
          Total capitalization..............................  $28,306
                                                              =======    =======

---------------

(1) Excludes (i) 2,000,973 shares of Common Stock issuable upon exercise of options then outstanding, with a weighted average exercise price of $5.95 per share and (ii) 938,291 shares available for issuance under the Company's stock plans. Also excludes (i) 218,036 shares of Common Stock subject to outstanding warrants and (ii) an additional warrant to purchase 15,960 shares of Common Stock which will expire upon the consummation of this offering. See "Management--Director Compensation," "--Employee Benefit Plans" and Note 6 of Notes to Financial Statements.

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1998 was $28,114,512 or $1.95 per share. Net tangible book value per share is equal to the Company's total tangible assets, less its total liabilities, divided by the number of shares of Common Stock outstanding as of March 31, 1998. After giving
effect to the issuance and sale of the           shares of Common Stock offered
by the Company hereby and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the as adjusted net tangible book value of the Company as of March 31, 1998 would have
been $     or $     per share. This represents an immediate increase in net
tangible book value of $     per share to existing stockholders and an immediate
dilution of approximately $     per share to new public investors purchasing
shares in this offering. The following table illustrates the per share dilution to new investors:

Assumed initial public offering price per share.............           $
  Net tangible book value per share as of March 31, 1998....   $1.95
  Increase per share attributable to new public investors...
                                                               -----
As adjusted net tangible book value per share after the
  offering..................................................
                                                                       -----
Dilution per share to new public investors(1)...............
                                                                       =====

     The following table summarizes on a pro forma basis, as of March 31, 1998, the difference between the existing stockholders and the purchasers of shares of Common Stock in this offering (before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price paid per share.

                                           SHARES PURCHASED      TOTAL CONSIDERATION
                                         --------------------   ---------------------   AVERAGE PRICE
                                           NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                         ----------   -------   -----------   -------   -------------
Existing stockholders..................  14,383,451        %    $40,039,419        %        $2.78
New public investors...................
                                         ----------    ----     -----------    ----
          Total........................                    %    $                  %
                                         ==========    ====     ===========    ====

     The foregoing discussion and tables assume no exercise of any stock options outstanding as of March 31, 1998 and no exercise of warrants to purchase 234,056 shares of Common Stock. As of March 31, 1998, there were options outstanding to purchase a total of 2,000,973 shares of Common Stock with a weighted average exercise price of $5.95 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new public investors. See "Capitalization," "Management--Director Compensation," "--Employee Benefit Plans" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial information for the periods presented. The statement of operations data of the Company presented for the period from inception (May 19, 1995) to December 31, 1995, years ended December 31, 1996 and 1997 and the balance sheet data for the years then ended are derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accounts and such financial statements are included elsewhere herein and are qualified by reference to such financial statements. The selected financial data of the Company presented for the three months ended March 31, 1997 and 1998 were derived from the Company's unaudited financial statements also appearing herein and which, in the opinion of Company management, include all adjustments, consisting of normal recurring accruals and other adjustments, necessary for the fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 1998 may not be indicative of results that may be expected for the full year ending December 31, 1998. The financial information set forth below should be read in conjunction with, and is qualified in its entirety by, the Financial Statements of the Company and related notes thereto that appear elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                       PERIOD FROM         YEAR ENDED          THREE MONTHS ENDED
                                        INCEPTION         DECEMBER 31,             MARCH 31,
                                    (MAY 19, 1995) TO   -----------------   ------------------------
                                    DECEMBER 31, 1995    1996      1997      1997          1998
                                    -----------------   -------   -------   -------   --------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues..........................       $   --         $ 1,756   $ 6,856   $ 1,087      $ 3,176
Cost of revenues..................           --           1,301     2,950       469        1,225
                                         ------         -------   -------   -------      -------
Gross profit......................           --             455     3,906       618        1,951
Operating expenses
  Operating and development.......           --           1,506     4,659       650        2,247
  Sales and marketing.............           21             718     3,389       519        1,671
  General and administrative......          217             752     1,416       397          588
  Depreciation and amortization...           30             544     1,129       176          442
                                         ------         -------   -------   -------      -------
          Total operating
            expenses..............          268           3,520    10,593     1,742        4,948
                                         ------         -------   -------   -------      -------
          Net operating loss......         (268)         (3,065)   (6,687)   (1,124)      (2,997)
Interest and other income.........           --              76       213        61          275
                                         ------         -------   -------   -------      -------
          Net loss................       $ (268)        $(2,989)  $(6,474)  $(1,063)     $(2,722)
                                         ======         =======   =======   =======      =======
Basic and diluted net loss per
  share(1)........................       $ (.04)        $  (.31)  $  (.55)  $  (.09)     $  (.19)
                                         ======         =======   =======   =======      =======
Shares used in the net loss per
  share calculations(1)...........        6,020           9,564    11,680    11,428       14,076

                                                               DECEMBER 31,
                                                        --------------------------    MARCH 31,
                                                        1995      1996      1997        1998
                                                        -----    ------    -------    ---------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 142    $4,580    $21,337     $22,400
Working capital (deficit).............................    (75)    4,524     23,318      24,455
Total assets..........................................    676     8,154     28,233      30,134
Total debt............................................     --        --         --          --
Total other liabilities...............................    320       546      1,040       1,828
Total stockholders' equity (deficit)..................   (214)    7,608     27,193      28,306

---------------

(1) See Note 8 of Notes to Financial Statements for an explanation of the determination of the number of shares used in per share calculations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The following discussion contains forward-looking statements. The Company's actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Broadcast.com (formerly AudioNet) is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. The Company's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming, including sports, talk and music radio, television, business events, full-length CDs, news, commentary and full-length audio-books. During the period from the Company's inception on May 19, 1995 through December 31, 1995 (the "Inception Period"), the Company had no revenues and its operating activities related primarily to the investment in necessary network infrastructure and initial planning and development of the Company's Web sites and operations. During 1996, the Company generated revenues primarily from business services and Web advertising and the Company's operating activities related to the continued development of the network infrastructure required for large-scale streaming media broadcasts, continued enhancement of its Web sites and the opening of a sales office in New York. During 1997, the Company significantly increased revenues from business services and Web advertising and began generating revenues from traditional media advertising. Also during 1997, the Company continued to expand its network infrastructure, moved to a 28,000 square foot facility, continued the enhancement of its Web sites and added qualified sales, marketing, operations and general and administrative personnel. During 1998, the Company added television advertising sales to its traditional media advertising revenues, expanded its customer and user base, hired sales directors and vice presidents, opened sales offices in Los Angeles and San Francisco and continued to expand its network infrastructure. Throughout the Company's existence, it has expended significant resources in the aggregation of content by obtaining Internet broadcasting rights to audio and video programming.

     The Company derives substantially all of its revenues through the sale of business services, Web advertising and traditional media advertising. Business services revenues are derived from the Company's Internet and intranet broadcasts of its customers' business, educational or other programming. Business services revenues are recognized in the month in which the service is provided. Web advertising revenues are derived from the sale of gateway ads with guaranteed click-thrus, channel and event sponsorships and multimedia and traditional banner ads. Web advertising revenues are recognized over the period in which the advertisement is displayed on one of the Company's Web pages, except for sponsorship sales which are recognized ratably over the term of the sponsorship. Traditional media advertising revenues are derived from the sale of ad spots received from radio and television stations in exchange for the Company broadcasting their programming over the Internet and the sale of prepaid advertising. Traditional media advertising revenues are recognized in the month in which the spots are sold. Other revenues consist of electronic commerce sales as well as certain programming and promotional services performed by the Company and are recognized in the month in which the product is sold or the service is provided.

     The Company has incurred significant losses since its inception, and as of March 31, 1998 had an accumulated deficit of approximately $12.5 million. The Company believes that its success will depend largely on its ability to extend its leadership position as a source for streaming media programming and business services on the Web. Accordingly, the Company intends to invest heavily in sales and marketing, content acquisition and continued development of its network infrastructure. The Company expects to continue to incur substantial operating losses for the foreseeable future.

     In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company believes that period-to-period comparisons of its revenues and operating results, including its gross profit margin and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance. Although the Company has experienced sequential quarterly growth in revenues, it does not believe that its historical growth rates are necessarily sustainable or indicative of future growth.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data for the periods indicated as a percentage of total revenues. Data for the Inception Period is not presented as the Company had no revenues in the Inception Period.

                                                  YEAR ENDED         THREE MONTHS ENDED
                                                 DECEMBER 31,             MARCH 31,
                                               -----------------     -------------------
                                                1996       1997       1997        1998
                                               ------     ------     -------     -------
                                                                         (UNAUDITED)
Revenues:
  Business services..........................    30.5%      41.1%      41.1%       35.5%
  Web advertising............................    62.1       43.1       48.9        41.6
  Traditional media advertising..............      --       13.8        8.3        16.3
  Other......................................     7.4        2.0        1.7         6.6
                                               ------     ------     ------      ------
          Total revenues.....................   100.0      100.0      100.0       100.0
Cost of revenues.............................    74.1       43.0       43.2        38.6
                                               ------     ------     ------      ------
          Gross profit.......................    25.9       57.0       56.8        61.4
                                               ------     ------     ------      ------
Operating expenses:
  Operations and development.................    85.8       68.0       59.8        70.8
  Sales and marketing........................    40.9       49.4       47.8        52.6
  General and administrative.................    42.7       20.6       36.5        18.5
  Depreciation and amortization..............    31.0       16.5       16.2        13.9
                                               ------     ------     ------      ------
          Total operating expenses...........   200.4      154.5      160.3       155.8
                                               ------     ------     ------      ------
          Net operating loss.................  (174.5)     (97.5)    (103.5)      (94.4)
Interest and other income....................     4.3        3.1        5.7         8.7
                                               ------     ------     ------      ------
          Net loss...........................  (170.2)%    (94.4)%    (97.8)%     (85.7)%
                                               ======     ======     ======      ======

THREE MONTHS ENDED MARCH 31, 1997 AND 1998

     REVENUES

     Total revenues increased $2.1 million, or 192.2%, from $1.1 million to $3.2 million for the three months ended March 31, 1997 and 1998, respectively.

     Business Services. Business services revenues increased $680,000, or 152.2%, from $447,000 to $1.1 million for the three months ended March 31, 1997 and 1998, respectively. Business services revenues represented 41.1% of total revenues for the three months ended March 31, 1997 and 35.5% of total revenues for the three months ended March 31, 1998. The increase in business services revenues was due primarily to an increase in the number of business services events broadcast by the Company from 125 events in the three months ended March 31, 1997 to 347 events in the three months ended March 31, 1998.

     Web Advertising. Web advertising revenues increased $792,000, or 149.0%, from $531,000 to $1.3 million for the three months ended March 31, 1997 and 1998, respectively. Web advertising revenues represented 48.9% of total revenues for the three months ended March 31, 1997 and 41.6% of total revenues for the three months ended March 31, 1998. Bartered Web advertising revenues increased $24,000, or 9.2%, from $256,000 to $280,000 for the three months ended March 31, 1997 and 1998, respectively, and represented 23.6% and 8.8% of total revenues, respectively. The Company anticipates that bartered Web advertising revenues, as a percentage of total revenues, will continue to decline. The increase in Web advertising revenues was due primarily to an increase in ads sold to existing and new advertisers on the Company's Web sites, including increased sales of gateway ads, which sell at a higher rate than traditional banner ads.

     Traditional Media Advertising. Traditional media advertising revenues increased $426,000, from $91,000 to $517,000 for the three months ended March 31, 1997 and 1998, respectively. Traditional media advertising revenues represented 8.3% of total revenues for the three months ended March 31, 1997 and 16.3% of total revenues for the three months ended March 31, 1998. The increase was due primarily to increased sales of ad spots acquired through the licensing of additional radio stations.

     Other. Other revenues increased $192,000, from $18,000 to $210,000 for the three months ended March 31, 1997 and 1998, respectively, representing 1.7% and 6.6% of total revenues, respectively. The Company began selling promotional services and electronic commerce sales increased in the first quarter of 1998.

     COST OF REVENUES

     Cost of revenues consists primarily of amortization of prepaid advertising, bartered Web advertising expenses, event production costs, direct personnel expenses associated with event production and performance license fees. Cost of revenues increased $756,000, or 161.0%, from $469,000 to $1.2 million for the three months ended March 31, 1997 and 1998, respectively. Of the increase, $650,000 was due to amortization of prepaid advertising and performance license fees. The increase was also due to added personnel and production costs required to support the broadcast of additional live events. Excluding both the revenues and expenses associated with bartered Web advertising transactions, cost of revenues increased from 25.7% to 32.6% of revenues for the three month periods presented, respectively, due primarily to the increase in amortization of prepaid advertising and performance license fees.

     OPERATING EXPENSES

     Operating and Development. Operating and development expenses consist primarily of data communications expenses, personnel expenses associated with broadcasting, software and content license fees, operating supplies and overhead. Operating and development expenses increased $1.6 million, from $650,000 to $2.2 million, for the three months ended March 31, 1997 and 1998, respectively. Approximately $1.2 million of the increase was due to increased expenditures for data communications as user traffic increased, software license fees as the network infrastructure expanded and operations personnel to handle additional broadcasts as the Company obtained additional Internet broadcasting rights to programming.

     Sales and Marketing. Sales and marketing expenses consist primarily of personnel expenses associated with the sale of the Company's business services, Web advertising and traditional media advertising, marketing of the Company's Web sites, graphic design costs and overhead. Sales and marketing expenses increased $1.2 million, from $519,000 to $1.7 million for the three months ended March 31, 1997 and 1998, respectively. Approximately $1.0 million of the increase was due to growth in the Company's sales force and marketing staff and increased advertising expenses.

     General and Administrative. General and administrative expenses consist primarily of administrative personnel expenses, professional fees, expenditures for applicable facilities costs and overhead. General and administrative expenses increased $191,000, or 48.2%, from $397,000 to $588,000 for the three months ended March 31, 1997 and 1998, respectively. The increase was due primarily to increased personnel expenses and professional fees necessary to support the Company's growth.

     Depreciation and Amortization. Depreciation and amortization expenses consist of depreciation of property and equipment and amortization of intangible assets. Depreciation and amortization expenses increased $266,000, or 150.7%, from $176,000 to $442,000 for the three months ended March 31, 1997 and 1998, respectively. The increase was primarily due to the addition of property and equipment as the Company expanded its network infrastructure, incurred leasehold improvement costs and purchased equipment necessary to support the growth in personnel.

     INTEREST AND OTHER INCOME

     Interest and other income consist primarily of interest earnings on the Company's cash and cash equivalents. Interest and other income increased from $61,000 to $275,000 for the three months ended March 31, 1997 and 1998, respectively. The increase was due to interest earned from the investment of higher cash and cash equivalent balances derived from sales of the Company's Common Stock in December 1997.

INCEPTION PERIOD AND YEARS ENDED DECEMBER 31, 1996 AND 1997

     REVENUES

     Total revenues increased $5.1 million, or 290.4%, from $1.8 million to $6.9 million in 1996 and 1997, respectively. The Company had no revenues during the Inception Period.

     Business Services. Business services revenues increased $2.3 million, from $535,000 to $2.8 million in 1996 and 1997, respectively. Business services revenues represented 30.5% of total revenues in 1996 and 41.1% of total revenues in 1997. The increase in business services revenues was due primarily to an increase in the number of business services events broadcast by the Company from 221 events in 1996 to 798 events in 1997.

     Web Advertising. Web advertising revenues increased $1.9 million from $1.1 million to $3.0 million in 1996 and 1997, respectively. Web advertising revenues represented 62.1% of total revenues in 1996 and 43.1% of total revenues in 1997. Bartered Web advertising revenues increased $379,000, or 59.4%, from $638,000 to $1.0 million in 1996 and 1997, respectively, and represented 36.3% and 14.8% of total revenues, respectively. The increase in Web advertising revenues was due primarily to an increase in ads sold to existing and new advertisers on the Company's Web sites, including gateway ads, which the Company began selling in the first quarter of 1997.

     Traditional Media Advertising. Traditional media advertising was $942,000, or 13.8% of total revenues in 1997, as the Company began selling its ad spots acquired through the licensing of radio stations in the first quarter of 1997.

     Other. Other revenues increased $8,000, or 6.1%, from $130,000 to $138,000 in 1996 and 1997, respectively, representing 7.4% and 2.0% of total revenues, respectively.

     COST OF REVENUES

     Cost of revenues increased $1.6 million, or 126.7%, from $1.3 million to $2.9 million in 1996 and 1997, respectively. The Company incurred no cost of revenues during the Inception Period. The increase was primarily due to amortization of prepaid advertising, barter expenses and production and personnel costs required for the broadcasting of additional business services events. Excluding both the revenues and expenses associated with bartered Web advertising transactions, cost of revenues decreased from 59.3% to 33.1% of revenues for the periods presented, respectively, due to revenue growth in excess of growth in expenses.

     OPERATING EXPENSES

     Operating and Development. Operating and development expenses increased $3.2 million, from $1.5 million to $4.7 million in 1996 and 1997, respectively. The Company did not incur operating and development expenses during the Inception Period. Approximately $2.6 million of the increase was due to expenditures for data communications as user traffic increased, operations personnel to handle the additional broadcasts of the Company's additional content, and content license fees for the acquisition of additional content.

     Sales and Marketing. Sales and marketing expenses increased from $21,000 in the Inception Period to $718,000 in 1996 to $3.4 million in 1997, an increase of $696,000 and $2.7 million, respectively. The increases were due primarily to growth in the Company's sales force and marketing staff.

     General and Administrative. General and administrative expenses increased from $217,000 in the Inception Period to $752,000 in 1996 to $1.4 million in 1997, an increase of $535,000 and $664,000, or 247.1% and 88.4%, respectively.
The increases were due primarily to increased personnel expenses, professional fees and building expenses necessary to support the Company's growth.

     Depreciation and Amortization. Depreciation and amortization expenses increased from $30,000 in the Inception Period to $544,000 in 1996 to $1.1 million in 1997, an increase of $514,000 and $585,000, respectively. The increases were primarily due to the addition of property and equipment as the Company expanded its network infrastructure, incurred leasehold improvement costs and purchased equipment necessary to support the growth in personnel.

     INTEREST AND OTHER INCOME

     Interest and other income consist primarily of interest earnings on the Company's cash and cash equivalents. Interest and other income increased from $76,000 in 1996 to $213,000 in 1997. The Company had no interest and other income in the Inception Period.

SELECTED QUARTERLY OPERATING RESULTS

     The following table sets forth certain unaudited quarterly statements of operations data for the nine quarters ended March 31, 1998. This information has been derived from the Company's unaudited financial statements, which, in management's opinion, have been prepared on the same basis as the audited Financial Statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the audited Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                        THREE MONTHS ENDED
                                 ------------------------------------------------------------------------------------------------
                                 MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,
                                   1996       1996       1996       1996       1997       1997       1997       1997       1998
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Business services.............. $    13    $    78    $   217    $   226    $   447    $   794    $   804    $   776    $ 1,127
 Web advertising................      23         34        167        867        531        538        693      1,193      1,322
 Traditional media
   advertising..................      --         --         --         --         91        117        360        374        517
 Other..........................      15         28         71         17         18         18         50         53        210
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Total revenues...........      51        140        455      1,110      1,087      1,467      1,907      2,396      3,176
Cost of revenues................      45         58        207        992        469        593        995        893      1,225
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Gross profit.............       6         82        248        118        618        874        912      1,503      1,951
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Operating expenses:
 Operations and development.....     128        233        371        774        650      1,128      1,285      1,597      2,247
 Sales and marketing............      47        106        213        351        519        780        908      1,183      1,671
 General and administrative.....      46         84        273        347        398        257        338        425        589
 Depreciation and
   amortization.................     119        128        142        156        176        223        315        414        442
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Total operating
        expenses................     340        551        999      1,628      1,743      2,387      2,846      3,619      4,949
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Net operating loss.......    (334)      (469)      (751)    (1,510)    (1,125)    (1,513)    (1,934)    (2,116)    (2,998)
Interest and other income.......       1          2         17         56         62         61         39         52        276
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Net loss................. $  (333)   $  (467)   $  (734)   $(1,454)   $(1,063)   $(1,452)   $(1,895)   $(2,064)   $(2,722)
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
Basic and diluted net loss per
 share.......................... $  (.04)   $  (.05)   $  (.07)   $  (.13)   $  (.09)   $  (.12)   $  (.16)   $  (.17)   $  (.19)
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
Shares used in the net loss per
 share calculations.............   7,956      9,382     10,018     10,846     11,428     11,675     11,681     11,930     14,076

                                                                AS A PERCENTAGE OF TOTAL REVENUES
                                 ------------------------------------------------------------------------------------------------
                                 MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,
                                   1996       1996       1996       1996       1997       1997       1997       1997       1998
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Revenues:
 Business services..............    25.8%      55.9%      47.8%      20.4%      41.1%      54.1%      42.2%      32.4%      35.5%
 Web advertising................    44.1       24.4       36.7       78.1       48.9       36.7       36.3       49.8       41.6
 Traditional media
   advertising..................      --         --         --         --        8.3        8.0       18.9       15.6       16.3
 Other..........................    30.1       19.7       15.5        1.5        1.7        1.2        2.6        2.2        6.6
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Total revenues...........   100.0      100.0      100.0      100.0      100.0      100.0      100.0      100.0      100.0
Cost of revenues................    88.1       41.3       45.4       89.3       43.2       40.4       52.1       37.3       38.6
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Gross profit.............    11.9       58.7       54.6       10.7       56.8       59.6       47.9       62.7       61.4
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Operating expenses:
 Operations and development.....   248.3      166.9       81.7       69.7       59.8       76.9       67.4       66.6       70.8
 Sales and marketing............    91.4       75.9       46.9       31.6       47.8       53.2       47.6       49.4       52.6
 General and administrative.....    89.3       60.4       60.1       31.4       36.5       17.5       17.8       17.7       18.5
 Depreciation and
   amortization.................   230.6       91.1       31.1       14.1       16.2       15.2       16.5       17.3       13.9
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Total operating
        expenses................   659.6      394.3      219.8      146.8      160.3      162.8      149.3      151.0      155.8
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Net operating loss.......  (647.7)    (335.6)    (165.2)    (136.1)    (103.5)    (103.2)    (101.4)     (88.3)     (94.4)
Interest and other income.......     1.7        1.5        3.7        5.1        5.7        4.2        2.0        2.1        8.7
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
       Net loss.................  (646.0)%   (334.1)%   (161.5)%   (131.0)%    (97.8)%    (99.0)%    (99.4)%    (86.2)%    (85.7)%
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======

FACTORS AFFECTING OPERATING RESULTS

     The Company's operating results have varied on a quarterly basis during its short operating history and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include, but are not limited to, (i) the cost of acquiring and the availability of content,
(ii) the demand for the Company's business services, (iii) demand for Internet advertising, (iv) seasonal trends in Internet and advertising placements, (v) the advertising cycles for, or the addition or loss of, individual advertisers,
(vi) the level of traffic on the Company's Web sites, (vii) the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, (viii) price competition or pricing changes in Internet broadcasting services, such as the Company's Internet advertising and business services, (ix) the seasonality of the content of the Company's broadcasts, such as sporting and other events, (x) the level of, and seasonal trends in, the use of the Internet, (xi) technical difficulties or system downtime, (xii) the cost to acquire sufficient bandwidth to integrate efficient broadcast technologies, such as multicasting, to meet the Company's needs, (xiii) the mix of unicasting and multicasting from the Company's Web sites, (xiv) the introduction of new products or services by the Company or its competitors and (xv) general economic conditions and economic conditions specific to the Internet such as electronic commerce and online media. Any one of these factors could cause the Company's revenues and operating results to vary significantly in the future. In addition, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could cause significant declines in the Company's quarterly operating results.

     The Company's limited operating history and the emerging nature of its markets make prediction of future revenues difficult. The Company's expense levels are based, in part, on its expectations with regard to future revenues, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that the Company will be able to predict its future revenues accurately and the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to the Company's expectations could cause significant declines in the Company's quarterly operating results.

     Due to all the foregoing factors, the Company's quarterly revenues and operating results are difficult to forecast. The Company believes that its quarterly revenues, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indications of future performance. Due to the foregoing factors, it is likely that in some future quarters the Company's operating results will fall below the expectations of securities analysts and investors, which could have a material adverse effect on the trading price of the Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations through private sales of Common Stock and warrants. Net proceeds from these sales from inception to March 31, 1998 have totaled approximately $40.8 million. At March 31, 1998, the principal source of liquidity for the Company was approximately $22.4 million of cash and cash equivalents. The Company has entered into an operating lease facility which provides for up to $2.5 million for equipment, of which the Company has utilized approximately $550,000 as of April 30, 1998. In addition, the Company has a line of credit that provides for borrowings up to $2.5 million for working capital needs and equipment purchases. To date, the Company has not made any borrowings against this line of credit.

     Net cash used in operating activities was $30,000, $4.3 million and $6.6 million in the Inception Period, 1996 and 1997, respectively. For the three month period ended March 31, 1998, net cash used in operating activities was $1.8 million. Net cash used in operating activities in all such periods was primarily attributable to net losses, offset in part by increases in accounts payable and accrued liabilities.

     Net cash used in investing activities was $414,000, $1.3 million and $2.7 million in the Inception Period, 1996 and 1997, respectively. For the three month period ended March 31, 1998, net cash used in investing activities was $983,000. Net cash used in investing activities in all such periods was primarily related to purchases of property and equipment.

     Net cash provided by financing activities was $586,000, $10.0 million and $26.1 million in the Inception Period, 1996 and 1997, respectively. For the three month period ended March 31, 1998, net cash provided by financing activities was $3.8 million. Net cash provided by financing activities resulted primarily from the issuances of Common Stock.

     The Company believes that the net proceeds from this offering, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. The Company may need to raise additional funds through public or private financings, or other arrangements. There can be no assurance that such additional financings, if needed, will be available on terms attractive to the Company, if at all. Failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Company's Common Stock.

YEAR 2000 COMPLIANCE

     There are issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is in the process of working with its software vendors to assure that the Company is prepared for the year 2000. The Company has not verified that companies doing business with it are year 2000 compliant. The Company does not anticipate that it will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with year 2000 compliance. Any year 2000 compliance problem of either the Company or its users, customers or advertisers could have a material adverse effect on the Company's business, results of operations and financial condition.

NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1997, the Company had available net operating loss carryforwards totaling $10.3 million, which expire beginning in 2011. See Note 5 of Notes to the Financial Statements included elsewhere herein. The Tax Reform Act of 1986 imposes limitations on the use of net operating loss carryforwards if certain stock ownership changes have occurred or could occur in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption. FAS 130 is effective for fiscal years beginning after December 15, 1997. The Company has adopted FAS 130 for the year ending December 31, 1998.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information ("FAS 131"). FAS 131 establishes standards for the way that public business enterprises report information about operating segments and requires those enterprises report selected information about operating segments in interim financial reports issued to shareholders. FAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt the reporting requirements of FAS 131 in its financial statements for the year ending December 31, 1998.

                                    BUSINESS

THE COMPANY

     Broadcast.com inc. (formerly AudioNet, Inc.) is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. The Company's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming, including sports, talk and music radio, television, business events, full-length CDs, news, commentary and full-length audio-books. The Company broadcasts on the Internet 24 hours a day seven days a week, and its programming includes more than 310 radio stations and networks, 17 television stations and cable networks and game broadcasts and other programming for over 350 college and professional sports teams. The Company licenses such programming from content providers, in most cases under exclusive, multi-year agreements. The Company's Business Services Group provides cost-effective Internet and intranet broadcasting services to businesses and other organizations. These business services include the turnkey production of press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events. In addition to its business services, the Company derives revenues from the sale of advertising on its Web sites, including gateway ads with guaranteed click-thrus, channel and event sponsorships and multimedia and traditional banner ads, as well as the sale of radio and television ad spots the Company receives from stations in exchange for broadcasting their programming over the Internet. In March 1998, the Company's Web sites served a daily average of over 400,000 unique users and its principal Web site was ranked in the top 20 among all News/ Information/Entertainment sites according to Media Metrix.

     The Company believes it has accomplished numerous Internet achievements since its initial live broadcast in September 1995, including the Internet broadcast of the first live commercial radio station, first live sporting event, first live corporate quarterly earnings call and first live stockholders' meeting. The Company's early entrance into the Internet broadcasting market has enabled the Company to establish strong brand recognition for its broadcasts and services and to form relationships with a diverse range of content providers. The Company currently offers content from a variety of sources including radio and television, college and professional sports teams and leagues, production and film studios and record labels. The Company has broadcast over 11,000 live events such as the last three NFL Super Bowls and NCAA Basketball Tournaments, the Stanley Cup Playoffs, the entire 1997-98 season for 24 of the 26 NHL teams, game broadcasts for the entire season of over 300 college teams, the premiere event for the movie "Titanic," Blockbuster Rockfest '97 and backstage interviews from the 1998 Academy Awards Webcast. The Company has also amassed over 50,000 hours of on-demand broadcast programming, including over 2,100 full-length music CDs, sports programming, talk radio and business and media events. Broadcast.com's business services customers include the American Bar Association, AT&T, Charles Schwab, Comerica, GartnerGroup, Harvard University, Intel, Microsoft, Motorola, PR Newswire, Texas Instruments and more than 290 other organizations. Business services broadcasts have originated from 36 states and nine countries.

     In May 1998, the Company changed its name from AudioNet, Inc. to broadcast.com inc. to better represent the diversity of its programming and services and to continue developing the Company's brand as a complete Internet content aggregator, broadcaster and distributor.

INDUSTRY BACKGROUND

     The Internet has grown rapidly in recent years, spurred by developments such as easy-to-use Web browsers, the availability of multimedia PCs, the adoption of more robust network architectures and the emergence of compelling Web-based content and commerce applications. The broad acceptance of the Internet Protocol ("IP") standard has also led to the emergence of intranets and the development of a wide range of non-PC devices that allow users to access the Internet and intranets. International Data Corporation ("IDC") estimates that the number of Web users worldwide will increase from approximately 68.7 million at the end of 1997 to approximately 319.8 million by the end of 2002.

     Much of the Internet's rapid evolution towards becoming a mass medium can be attributed to the accelerated pace of technological innovation, which has expanded the Web's capabilities and improved users' experiences. Most notably, the Internet has evolved from a mass of static, text-oriented Web pages and email services to a much richer environment, capable of delivering graphical, interactive and multimedia content. Prior to the development of streaming media technologies, users could not play back audio and video clips until the content was downloaded in its entirety. As a result, live Internet broadcasts were not possible. The development of streaming media products from companies such as Microsoft and RealNetworks enables the simultaneous transmission and playback (i.e., the Internet broadcast) of continuous "streams" of audio and video content over the Internet and intranets. These technologies have evolved to deliver audio and video over widely used 28.8 kbps narrow bandwidth modems, yet can scale in quality to take advantage of higher speed access that is expected to be provided by xDSL, cable modems and other emerging broadband technologies.

     Broadcasting audio and video content over the Internet offers certain opportunities that are not generally available from traditional media. Currently available analog technology and government regulations limit the ability of radio and television stations to broadcast beyond certain geographic areas. Radios and televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Traditional business communication tools such as audio conferencing and videoconferencing can be costly, non-targeted, and inconvenient. In addition, traditional broadcasters are limited in their ability to measure or identify in real time the listeners or viewers of a program. By using the Internet, targeted streaming media content can be broadcast to a geographically dispersed audience of customers, suppliers, employees and stockholders at relatively low costs. Internet users can interact with the broadcast content by responding to online surveys, voting in polls and obtaining additional information. In addition, Internet broadcasters can provide highly specific information about a program's audience to content providers, advertisers and users of Internet business services. The convergence of the Internet's capabilities and attributes has accelerated its acceptance as a business tool, leading to rapidly growing economic opportunities in Web-based advertising and business service offerings, including audio conferencing, electronic commerce and video transmission, among others.

     The Company believes that several challenges must be overcome to realize cost-effective Internet broadcasting: aggregating diverse and compelling content, scaling Internet broadcasts from small to large audiences, deploying new transmission and streaming technologies in a timely manner and providing multimedia advertisements and services. In order to aggregate content, Internet broadcasters must rapidly identify and secure licensing opportunities by demonstrating to content providers broad based distribution and the ability to deliver associated traffic. Successful Internet broadcasters serving a large number of simultaneous users around the clock also need to design, develop and integrate complex network elements, which include extensive bandwidth, streaming licenses, equipment and technical expertise. The rapid evolution of streaming media technologies requires Internet broadcasters to support multiple vendors, an investment which few companies have made. The Company believes, therefore, that a successful Internet broadcaster must develop a well-branded, highly-trafficked Web site which offers compelling content, a network capable of streaming audio and video programming to large audiences 24 hours a day seven days a week and an organization which can deliver quality broadcasting services to advertisers and businesses.

THE BROADCAST.COM SOLUTION

     Broadcast.com inc. (formerly AudioNet, Inc.) is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. The Company's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming, including sports, talk and music radio, television, business events, full-length CDs, news, commentary and full-length audio-books. In March 1998, the Company's Web sites served an average daily audience of over 400,000 unique users. The Company's Business Services Group provides cost-effective Internet and intranet broadcasting services to businesses and other organizations. These business services include the turnkey production of press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events. Broadcast.com's network infrastructure supports multiple streaming technologies and permits multimedia content to be broadcast efficiently and effectively to hundreds of thousands of users. Broadcast.com believes it has established a significant brand for its broadcasts and services on the Internet due to its breadth of content, audience size and distribution capabilities. In addition, the Company's Web sites provide an attractive platform for advertisers seeking to target specific users with rich, compelling advertising solutions. Key elements of the broadcast.com solution include:

     LARGE AGGREGATION OF STREAMING MEDIA CONTENT

     Broadcast.com's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming on the Internet, including sports, talk and music radio, television, business events, full-length CDs, news, commentary and audio-books. The Company currently has Internet broadcasting rights for more than 310 radio stations and networks, 17 television stations and cable networks and over 350 college and professional sports teams. The Company has also amassed over 50,000 hours of on-demand broadcast programming, including over 2,100 full-length music CDs, sports programming, talk radio and business and media events. Broadcast content providers include the NFL, the NHL, Major League Baseball, CNN, BBC World Service, SFX Broadcasting, Inc. ("SFX"), Learfield Communications, Inc. ("Learfield Communications") and over 200 record labels. The Company believes that its content aggregation has established www.broadcast.com as a leading destination for Internet users seeking streaming media content and also for multimedia content providers and advertisers seeking to reach large online audiences. This leading position, combined with the Company's broadcast networking capabilities and experience in establishing content relationships, further enables broadcast.com to attract compelling programming.

     LEADING PROVIDER OF INTERNET BUSINESS SERVICES BROADCASTS

     The Company leverages its network infrastructure and expertise by providing Internet and intranet broadcasting and distribution services to businesses and other organizations. The Company's business services enable customers to conduct cost-effective Internet or intranet broadcasts of live and on-demand business and educational programming, including press conferences, quarterly earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning opportunities and media events, tailored to each such customer's needs. The Company believes that these services differentiate its content and broaden its revenue base. The Company's business services customers include the American Bar Association, AT&T, Charles Schwab, Comerica, GartnerGroup, Harvard University, Intel, Microsoft, Motorola, PR Newswire, Texas Instruments and more than 290 other organizations. Business services broadcasts have originated from 36 states and nine countries.

     LEADING INTERNET BROADCAST NETWORK INFRASTRUCTURE

     The Company's network infrastructure and expertise permits the Company to stream hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. Broadcast.com's distribution network can support over 500 simultaneous live events and includes approximately 580 multimedia servers that support multiple streaming technologies. These servers are linked through direct 45 Mbps (millions of bits per second) and 155 Mbps connections to major Internet backbone providers including GTE Internetworking ("GTEI"), MCI, Sprint Corporation ("Sprint") and UUNET Technologies, Inc. ("UUNET"), which, in turn, connect to over 80% of the downstream ISPs. The Company believes that direct connections to the major backbone providers help to enhance the end-user experience by avoiding the congestion of public peering points which can cause transmission delays or packet loss. The Company believes that its broadcast network infrastructure provides it with the flexibility to implement new software, hardware and system developments without incurring substantial redesign costs or down time. See "--Network."

     BRANDED DISTRIBUTION

     The Company believes it has established a leading brand for streaming media content through its Web sites, which have been ranked by Media Metrix as among the Internet's most frequently visited destinations.

The Company drives traffic to its sites and enhances brand awareness through strategic relationships with key Internet companies. The Company has established increased visibility among Internet users through its relationships with Yahoo!, RealNetworks and Microsoft, among others. See "--Strategic Relationships."

     DIFFERENTIATED, INTERACTIVE MULTIMEDIA ADVERTISING

     Broadcast.com offers exclusive and comprehensive audio and video programming that can be targeted to specific audiences and demographics. Additionally, unlike Web sites that offer only text-based banner ads, the Company offers multimedia packages incorporating custom audio and video applications such as gateway ads with guaranteed click-thrus, channel and event sponsorships and multimedia and traditional banner ads. Because the Company receives commercial spots from its radio and television station content providers, the Company also provides advertisers with the opportunity to bundle Web and traditional media advertising. Finally, the Company offers advertisers the ability to insert Internet-only commercials within existing broadcast.com programming. See "--Sales and Marketing--Web Advertising."

STRATEGY

     The Company's objective is to enhance its leadership position in Internet broadcasting by aggregating comprehensive audio and video programming, preferably on an exclusive basis, and providing services enabling the delivery of a broad range of streaming media content over the Internet. Key elements of the Company's strategy include the following:

     ENHANCE AND EXPAND EXCLUSIVE CONTENT OFFERINGS

     Broadcast.com seeks to provide the most comprehensive audio and video programming on the Internet. To this end, the Company's objective is to acquire exclusive, long-term Internet broadcast rights to streaming media content provided by radio and television stations, networks and ownership groups, college and professional sports teams and leagues, production and film studios, record labels and other content providers.

     FURTHER PENETRATE THE BUSINESS SERVICES MARKET

     The Company's broadcast services enable businesses and other organizations to improve communication with, and the dissemination of information to, customers, suppliers, employees and the investment community. The Company believes that its network infrastructure, combined with the local and global reach of the Internet, provides business services customers with lower transmission costs than conventional broadcast and communications systems and enables these customers to access both large and small target audiences. The Company intends to continue to rapidly expand, enhance and optimize its turnkey broadcasting solutions to continue to enhance the broadcast experience for its business services customers. See "--Sales and Marketing--Business Services."

     EXPAND NETWORK INFRASTRUCTURE

     Broadcast.com intends to expand its network infrastructure through the acquisition and deployment of additional network equipment, bandwidth and broadcast scaling technologies. As part of its network expansion strategy, the Company is completing the testing of its multicast network which is designed to provide streaming media content to hundreds of thousands of users simultaneously through one-to-many Internet connections. The Company has entered into agreements with over 30 ISPs and UUNET and is building the first large-scale commercial multicast network, which provides the Company with access to over 400,000 dial-up multicast ports. The Company is developing software to more efficiently handle the broadcast of hundreds of simultaneous live events and has developed proprietary software to handle broadcast blackouts, remote monitoring and remote server access. Although streaming video over the Internet does not currently offer broadcast television equivalent quality to a broad base of users, the Company believes that the quality of and demand for Internet video broadcasts will continue to improve as broadband Internet access technologies such as xDSL and cable modems become more commonly available. Further, the Company believes that video is an important and essential element in the future of Internet broadcasting. Accordingly, the broadcast.com network has been video enabled and supports multiple leading video streaming technologies including RealNetwork's RealVideo and Microsoft's NetShow. See "--Network."

     ENHANCE BRAND AWARENESS

     In order to maximize its broadcast audience, broadcast.com (formerly AudioNet) seeks to co-brand its programming with other popular content providers in addition to providing access to its programming directly through its own Web sites. These relationships typically allow the co-branding partner to present broadcast.com's or its partners' programming through a link on the partner's Web site. To date, the Company has focused on co-branding its sports, music and entertainment content and intends to expand this effort to cover its news and business programming, talk shows and audio-books. Current co-branding arrangements include a recent Yahoo! co-promotion agreement which gives the Company prominent co-branded access to Yahoo!'s audience. Other co-branding relationships include RealNetworks, Microsoft, CNN, NHL and USA Today. In addition, the Company's radio and television content providers typically grant the Company a certain number of weekly commercial spots, which the Company can use for self-promotion. Radio and television stations also extend brand awareness for broadcast.com through on-air mentions during their broadcasts.

     CAPTURE AND DEVELOP EMERGING REVENUE OPPORTUNITIES

     Broadcast.com intends to capture strategic revenue growth opportunities as user demand increases and technological developments become more widely adopted. Such opportunities are expected to include pay-per-listen/view applications, fee-based sharing of the Company's exclusive content on other Web sites and electronic commerce opportunities.

PROGRAMMING

     The Company believes its Web sites offer a large and comprehensive selection of live and on-demand audio and video programming on the Internet, including live continuous broadcasts of over 310 radio stations and networks, 17 television stations and cable networks, game broadcasts of more than 350 college and professional sports teams and over 50,000 hours of on-demand programming, including over 2,100 full-length music CDs, sports programming, talk radio and business and media events. The www.broadcast.com Web site is organized into content channels. The following is a description of certain elements of broadcast.com's programming, illustrating the breadth and depth of its content:

     SPORTS

     The Company believes that it provides the most comprehensive live and on-demand broadcasting of sporting events on the Internet. The Company's early entrance into Internet broadcasting has allowed it to establish relationships with a broad range of sports teams and leagues. Broadcast.com has the Internet broadcasting rights for certain sporting events, including football and basketball in most cases, for 98 colleges and universities participating in NCAA Division IA athletics, over 95% of which are on an exclusive basis. In addition, the Company is the exclusive streaming media partner for 24 of the 26 NHL teams and broadcasts on behalf of Major League Baseball most regular season and playoff games. The Company has handled the Internet broadcast for the last three Super Bowls, the 1998 Kentucky Derby and the Boston Marathon. In the case of such special events, the Company often broadcasts complementary programming such as stadium announcer press box feeds and full-length post-game press conferences with players and coaches in lieu of, or in addition to, the game broadcast. Broadcast.com typically archives audio game broadcasts until the next game is played so users can access sporting events they may have missed. In addition, a "Great Games" section contains archives of a wide variety of classic match-ups for fans to access at any time. The Company is expanding its sports coverage to include video programming as well, including recent arrangements with the NHL and PGA TOUR.

     The following table illustrates the breadth of the sports content the Company is currently broadcasting, or has broadcast.

                        BROADCAST.COM SPORTS PROGRAMMING

NATIONAL HOCKEY LEAGUE
Anaheim Mighty Ducks
Boston Bruins
Buffalo Sabres
Calgary Flames
Carolina Hurricanes
Colorado Avalanche
Dallas Stars
Detroit Red Wings
Edmonton Oilers
Florida Panthers
Los Angeles Kings
Montreal Canadiens
New Jersey Devils
New York Islanders
New York Rangers
Ottawa Senators
Phoenix Coyotes
Pittsburgh Penguins
San Jose Sharks
St. Louis Blues
Tampa Bay Lightning
Toronto Maple Leafs
Vancouver Canucks
Washington Capitals
MAJOR LEAGUE BASEBALL
Anaheim Angels
Arizona Diamondbacks
Baltimore Orioles
Chicago White Sox
Cincinnati Reds
Cleveland Indians
Houston Astros
New York Mets
New York Yankees
Oakland Athletics
Philadelphia Phillies
San Diego Padres
San Francisco Giants
St. Louis Cardinals
Texas Rangers

GOLF
PGA TOUR
PGA of America
Senior TOUR
USGA
Golf Majors
NIKE TOUR
MAJOR LEAGUE SOCCER
Chicago Fire
Colorado Rapids
Columbus Crew
D.C. United
NY/NJ Metrostars
Dallas Burn
Kansas City Wizards
Los Angeles Galaxy
Miami Fusion F.C.
New England Revolution
San Jose Clash
Tampa Bay Mutiny

AUTO RACING
Selected In-car radio and events:
ARCA
CART
NASCAR Winston Cup
NASCAR Busch Series
Toyota Atlantic
HORSE RACING
Belmont Stakes
Kentucky Derby
Preakness Stakes
Breeder's Cup
Keeneland
Lone Star Park Racing
Meadowlands
Oaklawn
Santa Anita

PRO BASKETBALL
1996 NBA Draft
1997 Continental Basketball
  Association Finals and
  All-Star Game
American Basketball League
  Finals and All-Star Game
NBA Championship Press
  Conferences

NCAA COLLEGES AND
UNIVERSITIES

Air Force Academy Falcons
Alabama Crimson Tide
Alaska-Fairbanks Nanooks
Arizona Wildcats
Arizona State Sun Devils
Arkansas Razorbacks
Baylor Bears
Boise State Broncos
Boston University Terriers
Brigham Young Cougars
Bucknell Bison
Cal-Berkeley Bears
Cal State Fullerton Titans
Central Florida Golden Knights
Central Michigan Chipawas
Clemson Tigers
Colorado Buffaloes
Connecticut Huskies
Cornell Big Red
Dayton Flyers
Denver Pioneers
Duke Blue Devils
East Carolina Pirates
Florida Gators
Florida State Seminoles
Fresno State Bulldogs
George Washington Colonials
Georgetown Hoyas
Georgia Bulldogs
Georgia Tech Yellow Jackets
Harvard Crimson
Hawaii Rainbows
Houston Cougars
Idaho Vandals
Illinois State Redbirds
Illinois-Chicago Flames
Indiana Hoosiers
Iowa Hawkeyes
Iowa State Cyclones
James Madison Dukes
Kansas Jayhawks
Kansas State Wildcats
Kentucky Wildcats
Lamar Cardinals
Long Beach State 49ers
Louisiana State Tigers
Louisiana Tech Bulldogs
Louisville Cardinals
Marquette Golden Eagles
Marshall Thundering Herd
Maryland Terrapins
Massachusetts Minutemen
Memphis Tigers
Miami (Florida) Hurricanes
Miami (Ohio) Redhawks
Michigan State Spartans
Mississippi Rebels
Mississippi State Bulldogs
Missouri Tigers
Naval Academy Midshipmen
UNC Tar Heels
UNC-Charlotte 49ers
Nebraska Cornhuskers
New Hampshire Wildcats
New Mexico Lobos
North Carolina St. Wolfpack
North Texas Eagles
Northern Arizona Lumberjacks
Notre Dame Fighting Irish
Ohio Bobcats
Oklahoma Sooners
Oklahoma State Cowboys
Oregon Ducks
Oregon State Beavers
Penn State Nittany Lions
Pepperdine Waves
Pittsburgh Panthers
Princeton Tigers
Purdue Boilermakers
Rhode Island Rams
Rice Owls
Rutgers Scarlet Knights
San Diego State Aztecs
San Francisco Dons
San Jose State Spartans
SE Louisiana Lions
Seton Hall Pirates
SMU Mustangs
South Carolina Gamecocks
South Florida Bulls
Southern Miss. Golden Eagles
St. John's Red Storm
St. Louis Billikens
Stanford Cardinal
SW Louisiana Cajuns
Syracuse Orangemen
TCU Horned Frogs
Tennessee Volunteers
Texas Longhorns
Texas-El Paso Miners
Texas A&M Aggies
Texas Tech Red Raiders
Toledo Rockets
Tulane Green Wave
Tulsa Hurricanes
UCLA Bruins
UNLV Rebels
USC Trojans
Utah Utes
Vanderbilt Commodores
Villanova Wildcats
Virginia Cavaliers
VA Commonwealth Rams
Virginia Tech Hokies
Wake Forest Demon Deacons
Washington Huskies
Washington State Cougars
West Virginia Mountaineers
Western Kentucky Hilltoppers
Western Michigan Broncos
William and Mary Tribe
Wisconsin Badgers
Wright State Raiders
Wyoming Cowboys

PRO FOOTBALL
1997 NFL Training Camp
Arena Football
Canadian Football League
  1997 Grey Cup (CFL)
NFL Europe - Audio and Video
NFL pre- and post-game
  coverage
Super Bowls XXX, XXXI
  and XXXII
OTHER SPORTS COVERAGE
Boston Marathon
Continental Indoor Soccer   League
HBO World Championship
  Boxing: Prince Hamed
  vs. Kevin Kelly
Minor League Baseball
Minor League Hockey
NBC 1996 Atlanta
  Olympics Interviews
Tour de France
United States Olympic Committee Press Conferences

     RADIO

     Broadcast.com is the leading Internet broadcaster of radio programming, and has, in most cases, exclusive, multi-year rights to more than 310 stations in over 107 cities. The Company's relationships with radio stations and networks provide it with content from 18 of the nation's top 20 radio markets. The Company has benefited from its ability to license radio content from ownership groups, such as a group of over 40 stations now part of Clear Channel Communications and a group of 72 stations which will be part of Capstar Broadcasting Corporation ("Capstar") following completion of its acquisition of SFX. Broadcast.com's radio programming spans all formats, from talk shows and news programs to country music and classic rock. The Company's audience benefits from the ability to receive local radio programming in-office and from outside the listener's geographic area, allowing users to select from hundreds of stations and dozens of formats. Broadcast.com archives selected talk radio programming so users can listen to their favorite shows and hosts when unable to listen to the live broadcast. Thousands of hours are currently available on demand for popular nationally syndicated hosts including Dr. Laura Schlessinger and Jim Rome. The following map illustrates the Company's national reach of radio programming:

     Map of United States with dots indicating locations of the Company's radio station content providers.

     TELEVISION

     Broadcast.com has begun expanding its content aggregation strategy into television programming. The Company currently has video Internet broadcasting rights for 17 stations and cable networks, including Court TV and programming originated by affiliated local television stations such as WFAA-TV Dallas, one of ABC's top-rated local news stations. The Company provides archives of newscasts so users can access the latest information on breaking news 24 hours a day seven days a week from their home or office. The Company believes that the emergence of broadband Internet access technologies such as xDSL, cable modems and other technologies have the potential to increase the demand for and quality of Internet-delivered video content, leading to a convergence of the Internet and television.

     BUSINESS

     The Company is a leading aggregator of audio and video media business related content. In addition to the thousands of hours of events and special programming offered live and on demand from the Company's business services customers, the Company has also aggregated content from other sources to provide a complete business content channel. The Company offers hourly stock market updates, video interviews and features from CNBC/Dow Jones Business Video, business shows such as "Wall Street Review" and other business programming from its selection of radio and television content providers. Broadcast.com has broadcast quarterly earnings conference calls from companies such as Intel, Texaco, Texas Instruments and Yahoo!; product launches from Asymetrix, Microsoft and Sybase; and keynote speeches from industry leaders such as Intel's Andy Grove, Hewlett Packard's Lewis Platt, Microsoft's Bill Gates and Dell's Michael Dell. Broadcast.com also provides supplemental data to accompany Internet broadcasts, such as proprietary database registration services and real-time audience measurement. See "--Business Services."

     ENTERTAINMENT

     The Company provides Internet broadcasting services to entertainment and media companies, film studios, broadcast networks and other content providers. Content providers utilize broadcast.com's distribution network, technology, services, Web site promotions and sizable audience base to deliver and drive traffic to high profile events. Examples include: all live and on-demand Webcasts of 1998 Academy Awards coverage with ABC.com, including red-carpet arrivals and backstage interviews in their entirety (which received approximately 600,000 video views), "The ER Live" Webcast, a co-venture between Warner Bros. Online and NBC Multimedia, Inc. for the 1997 season premiere for their top-rated television program and numerous broadcasts of coverage from movie premieres and parties, including "Titanic."

     MUSIC

     Through the broadcast.com Jukebox, the Company believes it offers the largest selection of full-length CDs available for listening on demand over the Internet, currently numbering over 2,100 titles. The Company has entered into agreements with over 200 record labels to broadcast certain of their CDs in their entirety. Interscope Records recently entered into an agreement to establish broadcast.com as Interscope's preferred Internet broadcasting solution. Broadcast.com will develop the Interscope Jukebox on www.broadcast.com featuring all of their artists' full-length CDs, including No Doubt and the Wallflowers. In addition, the Company will broadcast an Interscope Internet-only radio station that will be available 24 hours a day and feature Interscope artists and special events. To expand its Jukebox selections, the Company intends to continue to form relationships with leading record companies. Broadcast.com and College Music Journal have recently developed The Internet Broadcast Chart, a compilation of the most frequently streamed songs from a representative sampling of Internet broadcasters. Current customer feedback indicates that listeners use the broadcast.com Jukebox as a way to sample new music and, in turn, purchase CDs that they enjoy. Accordingly, the Company believes that its Jukebox will provide an attractive platform for record labels and musicians to promote and sell their recordings over the Internet through broadcast.com. For example, Willie Nelson has recently teamed with broadcast.com in a co-promotion deal with Yahoo! and CDnow to promote and sell his latest studio recording for an exclusive period on the Internet prior to its general public release.

     OTHER PROGRAMMING

     The Company has aggregated thousands of hours of live and on-demand content in several other channels, providing broadcast.com users with a comprehensive selection of streaming media programming on the Company's Web sites. An illustrative list follows:

         CHANNEL              EXAMPLES
         -------              --------
 AudioBooks                   Over 360 full length audio-books including:
                              Charles Dickens' "The Lawyer and the Ghost"
                              Gore Vidal's "Kalki"
 Education                    Distance Learning from University of Texas System and
                              Rutgers University
                              John F. Kennedy School of Government at Harvard University
                              University of Wisconsin Distance Learning Telecourse
 News                         BBC World Service
                              CNN Audioselect
                              Over 47 leading news radio and television stations across
                              the country
 Public Affairs               C-SPAN
                              White House Millennium Series with Stephen Hawking
                              U.S. Department of State Daily Press Briefings
 Special Interest             policescanner.com
                              Best of Dr. Laura Schlessinger
                              Art Bell
 Spiritual                    Focus on the Family with James Dobson
                              Family Life Today
                              For Faith and Family
 Technology                   CMP Net Insider
                              The Computer Broadcast Network
                              The Silicon Alley Reporter

BUSINESS SERVICES

     The Company's Business Services Group provides cost-effective Internet and intranet broadcasting services to businesses and other organizations. These business services include turnkey production of press conferences, earnings conference calls, investor conferences, tradeshows, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events. Since January 1997, the Company has broadcast over 1,000 business services events for customers such as the American Bar Association, AT&T, Charles Schwab, Comerica, GartnerGroup, Harvard University, Intel, Microsoft, Motorola, PR Newswire, Texas Instruments and more than 290 other organizations. Business services broadcasts have originated from 36 states and nine countries.

     The Company's broadcast services enable businesses and other organizations to improve communication with, and the dissemination of information to, customers, suppliers, employees and the investment community by:

     COST-EFFECTIVELY REACHING THE IN-OFFICE USER

     The proliferation of multimedia enabled networked personal computers and other Internet-attached devices in the workplace has created the opportunity for businesses to use the Internet and intranet to cost-effectively broadcast streaming media communications to access both large and small targeted audiences. The Company is able to broadcast events to users who can view and listen to such broadcasts uninterrupted while continuing to perform other tasks on their computer.

     DELIVERING TURNKEY BROADCASTING SOLUTIONS

     The Company delivers turnkey Internet broadcasting solutions by providing analysis, telecommunications and, if necessary, on-site equipment and personnel to its business services customers. Based on the expertise gained from broadcasting more than 1,000 business services and over 10,000 other live events, the Company determines the most effective way to capture the broadcast feed, whether by satellite, coupler or on-site with a team of its engineers. Once captured, the broadcast feed is then integrated with other sources such as Powerpoint presentations and computer demo screens. Potential Internet congestion is bypassed by using a private point-to-point connection to the Company's broadcast center. The broadcast is then distributed by streaming media to the Internet audience via the Company's distribution network, or, if desired, restricted to a limited audience utilizing password-protected access or player authentication. In addition, the Company can supply its customers with the total number of devices receiving the broadcast, the length of time such devices are receiving the broadcast and the broadcast quality. See "--Network."

     The Company has initiated pay-per-view broadcasts of major conferences for GartnerGroup, as well as the introduction of their own branded Webcast channel, "GartnerGroup Live!" The Company broadcasts on behalf of Microsoft "DevTalk Live," a developer seminar, and Microsoft TV, a channel offering information technology business solutions. The Company's innovative broadcast services provide World Championship Wrestling's Web site additional revenue opportunities through exclusive Internet-only pay-per-view broadcasts. Broadcast.com's turnkey solutions are being used by the University of Wisconsin (Madison) to offer graduate level distance learning telecourses. Broadcast.com also coordinated all of the logistics associated with the first-ever Internet broadcast from China on behalf of Intel.

     INNOVATIVELY ENHANCING THE BROADCAST EXPERIENCE

     In order to provide business services customers with immediate feedback and to enhance the users' broadcast experience, users can interact with the broadcast content by responding to online surveys, voting in polls and obtaining additional information. For example, the Company has broadcast over the Internet the last three Bell & Howell Company ("Bell & Howell") annual stockholders' meetings. Stockholders can listen to meetings over the Internet and deliver proxies online. In addition, the effectiveness of broadcasts can be maximized by delivering text transcriptions, graphics, presentations and other supplemental information during the broadcasts. Broadcast.com business services broadcasts can also provide customers with real-time user information. Utilizing the Company's proprietary database registration services as an enhancement to the broadcast, corporate customers can identify the users accessing their broadcasts in real time.

     The depth and breadth of broadcast.com's experience and expertise includes numerous other events. An illustrative selection includes:

BUSINESS AND FINANCIAL SHOWS
Calico Technology Seminar Series
Catch a Rising Stock
Charles Schwab Special Event
CNBC/Dow Jones Business Video news updates
Money Go Round
Money Talk
Tiger Investments: After Hours Trading

DISTANCE LEARNING
American Academy of Ophthalmology Events
American Bar Association Tax May Meeting
American Society of CW Web Education Network
Microsoft SQL Server in Higher Education
State Bar of Texas: New Developments in Summary Judgement
U.S. Chamber of Commerce Quality Learnings Series
UT Southwestern AIDS Research Presentation

EARNINGS ANNOUNCEMENTS/INVESTOR RELATIONS
America Online
AT&T
MicroAge
Motorola
SoftQuad
Texaco
Yahoo!

KEYNOTE SPEECHES
AT&T WorldNet Service: Former President Tom Evslin
Compaq: Tradeshow events at ISPCON '98
Dell Computer: Michael Dell at Fall Internet World
Hewlett Packard: CEO Lewis Platt at Spring Internet World
IBM: John Brisbane at the WWW7 Conference
Intel: CEO Dr. Andrew Grove
Microsoft: Bill Gates, COMDEX
PRODUCT LAUNCHES
Ameritech: Clearpath Wireless Launch
Asymetrix: Cool Tools
Bell & Howell: Scanner Division
General Motors Chevy Malibu Announcement
Microsoft: Internet Explorer 4.0 Launch and NetShow 2.0 Launch
Silicon Graphics Workstation Launch
Sybase: Adaptive Server Launch

PUBLIC RELATIONS
Chicago Tribune Interactive: George Lazarus
Communications Week: Meet the Editor
Digital & Microsoft: Delivering Enterprise Solutions
General Motors: Global Update News Conference
MSNBC: Meet the Editors
NationsBank and BankAmerica merger announcement
Wall Street Journal Media Coffee

SEMINARS
Dell: Breakfast With Dell
GartnerGroup Forums
Harvard Seminar on Internet Society
IBM: Teleconference for Internet Developers
Price Waterhouse Forums and Seminars
SAS Institute: Data Mining Forum
Texas Instruments Forum '97

TRADE SHOWS/CONFERENCES
ComNet '98
Internet World
MacWorld Expo '97
National Association of Broadcasters: '97 and '98
National Investor Relations Institute: Annual Business Meeting
NetWorld + Interop '97
SuperComm '97

SALES AND MARKETING

     The Company sells business services, Web advertising and traditional media advertising through its direct sales force and through reseller arrangements. The Company currently maintains distinct sales departments for each of these three revenue sources. In addition, the Company maintains a marketing and public relations department to promote the broadcast.com brand and its services.

     BUSINESS SERVICES

     To date, the Company has focused its business services marketing efforts on larger companies in varied industries. Based on the success of these direct sales efforts, broadcast.com believes that it can successfully market its services to medium-sized and smaller businesses as well. As a result, broadcast.com is taking advantage of existing distribution channels through reseller arrangements with vendors such as PR Newswire, one of the largest global and media relations distribution networks, and Trade Show Central to market these services to a broad range of potential customers. The Company seeks to expand its business services customer base and broadcast offerings by targeting industries and businesses that are early adopters of technological advancement. The hospitality industry and the growing popularity of corporate intranets and distance learning opportunities have provided new vertical markets for broadcast.com's streaming media solutions. The Company is expanding its sales team, adding directors and account executives in strategic regions across the United States to continue delivering personalized service and target new and emerging market opportunities.

     WEB ADVERTISING

     The Company's wide variety of content offers the ability to sell advertising packages targeted to specific audiences and demographics. Additionally, unlike Web sites that offer only text-based banner advertisements, the Company offers multimedia packages incorporating custom audio and video applications such as gateway ads with guaranteed click-thrus, channel and event sponsorships and multimedia and traditional banner ads.

          Gateway Ads with Guaranteed Click-Thrus. Broadcast.com provides advertisers the opportunity to incorporate gateway ads into their Internet advertising packages. Gateway ads are audio or video clips that are inserted at the lead of selected programming, lasting from 15 to 30 seconds, that play prior to the audio or video content that has been selected by the user. A guaranteed click-thru is a pop-down browser window that automatically launches at the beginning of the gateway ad displaying an advertiser's Web site or other targeted information. Gateway ads are also available without guaranteed click-thrus. The Company currently sells these advertisements at a higher CPM than traditional banner ads because of their unique nature. Advertisers that have purchased gateway ads with guaranteed click-thrus include Bell Atlantic, CompareNet and 3Com.

          Channel and Event Sponsorships. The Company offers advertisers the ability to sponsor one or more of its programming channels or events, enabling advertisers to brand entire sections of the Company's Web sites. A channel or event sponsorship can involve the rotating and permanent placement of buttons, logos and Web site links, integrated gateway ads, multimedia banner ads and mention on the broadcast.com home page, channel home page and email newsletter (which has over 270,000 current subscribers in over 150 countries). These sponsorships may also include promotional advertisements utilizing broadcast.com's radio and television spot inventory. Event sponsorships have been purchased by CBS SportsLine, RCA and Microsoft. The Company typically sells these packages on a channel-by-channel or event-by-event basis. See "--Traditional Media Advertising."

          Multimedia and Traditional Banner Ads. The Company offers advertisers the ability to integrate audio and video into their text and graphics banner ads. The multimedia portion of the banner plays when the user clicks on the banner. In addition, visitors to the Company's Web sites are able to move to advertisers' Web sites while continuing to listen to or watch broadcast.com audio or video programming. Because audio and video can increase the impact of a banner ad, these packages are sold at a higher CPM than traditional banner ads. Purchasers of multimedia or traditional banner ads include Ford Motor Company, Citibank, N.A., Music Boulevard and Quick & Reilly.

     TRADITIONAL MEDIA ADVERTISING

     As compensation for broadcasting radio and television station feeds, the Company contractually receives on-air inventory of radio or television ad spots or direct cash payments. The Company sells the majority of these advertising spots to traditional radio and television advertisers. Premiere Radio Networks is currently selling most of the radio ad spot inventory on behalf of the Company. As of March 31, 1998, the Company had over 3,200 radio spots per week available for sale.

     MARKETING

     The Company's marketing efforts promote the broadcast.com brand and the Company's audio and video programming and business services. The Company utilizes traditional media vehicles for marketing and promotional purposes, including radio, television and print advertisements, as well as marketing arrangements with other leading Web sites, gateway ads on the Company's Web sites and email newsletters.

          Radio and Television. The Company's radio and television content providers typically grant the Company a certain amount of commercial spot inventory. The commercial spots that the Company receives as part of its radio and television hosting activities can be used by the Company for promotion of the Company's programming and services. Radio and television stations also extend brand awareness for broadcast.com through required on-air mentions during their broadcasts.

          Print and Other Media. In exchange for Internet broadcasts of sporting events, colleges and universities provide advertising space for broadcast.com in various campus publications including game-day programs, newsletters and alumni magazines. Broadcast.com has also received advertising space in the official NCAA Basketball Tournament Final Four program and the College Hockey Guide. In addition, the Company has received billboard space at the NCAA Basketball Tournament Fanfest as well as at other sporting events. Stadium public address announcements during certain sporting events also extend the Company's brand awareness. The Company has also placed advertisements in targeted trade magazines including Broadcasting and Cable and Online Access.

          Online Marketing. The Company exchanges banner ads with other high traffic Web sites such as Infoseek, Tripod, Talk Cities, Go2Net, Los Angeles Times, CBS SportsLine, Music Boulevard, Games Domain and Lycos. The Company uses these opportunities to highlight its high profile live events and drive traffic to revenue generating channels. The banner ads are also used to promote business services customers' events in order to attract larger audiences. The Company extends brand awareness on the Web by requiring that its logo and distinctive "listen/view button" be placed prominently on the Web pages of broadcast partners. A number of search engines and live events guides feature broadcast.com such as CNET Events, Yahoo! Events, NetGuide Live, Microsoft's NetShow Gallery and Your Personal Net. Additionally, RealNetwork's Timecast Web site features broadcast.com programming, often as the "Event of the Day."

          Gateway Ads and Email Newsletters. The Company utilizes gateway ads to promote upcoming broadcast.com content offerings. The Company also distributes free semi-weekly email newsletters to over 270,000 registered subscribers in 150 countries which highlight events for the upcoming week. In addition, the Company utilizes the newsletter distribution list to alert broadcast.com users to major breaking news stories that are being broadcast on the Company's Web sites. The Company also distributes sports-focused and music-focused newsletters, and is developing additional specialty newsletters targeted to those interested in particular programming channels.

STRATEGIC RELATIONSHIPS

     Broadcast.com has entered into strategic relationships with content providers, key Internet companies and technology and bandwidth providers.

     CONTENT PROVIDERS

     To expand its content offerings, broadcast.com has established relationships with various strategic partners. The Company believes that licensing content from third parties is preferable to creating content because such licensed content has existing demand and is self-replenishing. Key relationships include BBC World Service, CNN, Host Communications, Learfield Communications, the NHL, Major League Baseball, a group of over 40 stations now part of Clear Channel and a group of 72 stations which will be part of Capstar following completion of its acquisition of SFX.

     KEY INTERNET COMPANIES

     Broadcast.com leverages its content aggregation and Internet broadcast network through strategic relationships with key Internet companies to increase traffic and brand awareness. Broadcast.com and Yahoo!, an equity investor in the Company, recently agreed to establish a co-branded area on the Yahoo! Web site at sports.yahoo.com to make available broadcast.com's programming and link to listen/view pages on the www.broadcast.com Web site. Broadcast.com also has an agreement with RealNetworks which provides for the placement of a link on the drop-down menu item for RealNetworks' RealPlayer and RealPlayer Plus streaming products to the Company's home page and five key channels on its sites. The Company believes that RealNetworks' streaming products have been downloaded more than 43 million times. In addition, Microsoft selected broadcast.com as one of 34 platinum channels on its latest Internet Explorer Web browser, which is used by millions of people to navigate the Web. The Company believes these platinum channels will be preset, in some form, on all versions of the new Windows '98 Operating System.

     TECHNOLOGY AND BANDWIDTH PROVIDERS

     In order to scale with future audience growth, broadcast.com has entered into an agreement with UUNET under which the Company purchased 155Mbps of bandwidth for unicasting and additional bandwidth for multicasting which can be configured to allow up to 500 simultaneous live events. In addition, UUNET is part of the Company's multicasting buildout strategy. See "--Network--Distribution."

     Broadcast.com and Motorola have signed a letter of intent to create a joint venture for the deployment of audioSENSE, a front-end audio player which is designed to make it easier for visitors to the www.broadcast.com Web site to navigate the Radio and Jukebox channels. For example, audioSENSE enables users to create personal radio dials, selecting stations by location and genre. Users can also create personal presets, similar to those on a car radio, that make it easier to find their favorite radio stations. Through the audioSENSE player, radio stations will be able to deliver interactive advertising products over the Internet which the Company believes will create a new revenue stream for broadcasters on the broadcast.com network.

NETWORK

     In order to support hundreds of thousands of simultaneous streaming media users on the Internet, the Company has developed and implemented an extensive streaming media aggregation and distribution network, designed to ensure the quality of the content received from broadcasters and distributed to users.

     AGGREGATION

     The Company aggregates content from broadcasters through satellite feeds and direct network connections from content providers to its broadcast center where it is monitored for quality and encoded for delivery over the Internet. The satellite receiving system is currently comprised of 22 satellite dishes which can receive hundreds of simultaneous feeds from traditional broadcasts and live events. The Company also receives radio and television signals over a private network comprised of frame relay and T1 point-to-point connections. This private network is designed to efficiently and securely feed content directly from broadcasters to the Company's headquarters, thus avoiding the congestion of public peering points on the Internet which can cause transmission delays or packet loss. The Company believes that the use of a private aggregation network enables the Company to control the quality of the content it receives.

     DISTRIBUTION

     Currently, the Company employs both unicasting (one user per Company originated stream) and multicasting (many users per Company originated stream) technologies to distribute streaming media content to users over the Internet. The Company's unicast network can provide content to tens of thousands of simultaneous users through 580 multimedia servers which support multiple streaming technologies. These servers are linked through direct 45Mbps and 155 Mbps connections to major Internet backbone providers including GTEI, MCI, Sprint and UUNET, which, in turn, connect to over 80% of the downstream ISPs. The Company believes that direct connections to these major backbone providers enhances the user experience by avoiding the congestion of public peering points which can cause transmission delays or packet loss.

     Although the Company anticipates that unicasting will remain essential for archived and on-demand applications, it believes that multicasting, or similar scaling technology, is essential to the future of large-scale Internet broadcasting to a mass audience. The Company believes multicasting is especially suited to audio and video broadcasting and will be increasingly used in the delivery of streaming media content. Currently, the Company is completing the testing of its multicast network which is designed to provide streaming media content to hundreds of thousands of users simultaneously through one-to-many Internet connections. The

Company has entered into agreements with over 30 ISPs and UUNET and is building the first large-scale commercial multicast network which provides the Company access to over 400,000 dial-up multicast ports.

COMPETITION

     The market for Internet broadcasting and services is highly competitive and the Company expects that competition will continue to intensify. The Company competes with (i) other Web sites and Internet broadcasters to acquire and provide content to attract users, (ii) videoconferencing companies, audio conferencing companies and Internet broadcasters, (iii) online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets and (iv) local radio and television stations and national radio and television networks for sales of advertising spots. There can be no assurance that the Company will be able to compete successfully or that the competitive pressures faced by the Company, including those described below, will not have a material adverse effect on the Company's business, results of operations and financial condition.

     Competition among Web sites that provide compelling content, including streaming media content, is intense and is expected to increase significantly in the future. The Company competes against a variety of businesses that provide content through one or more mediums, such as print, radio, television, cable television and the Internet. Traditional media companies that have not established a significant presence on the Internet may expend resources to establish such a presence in the future. The Company competes generally with other content providers for the time and attention of users and for advertising revenues. To compete successfully, the Company must license and then provide sufficiently compelling and popular content to generate users, support advertising intended to reach such users and attract business and other organizations seeking Internet broadcasting and distribution services. The Company believes that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered. In the market for Internet distribution of radio and television broadcasts, the Company competes with ISPs, radio and television stations and networks that originate their own Internet broadcasts. RealNetworks and MCI announced a strategic alliance in August 1997 involving the introduction of a service currently called Real Broadcast Network that delivers audio and video broadcasts over the Internet. In the area of sports content, the Company competes with CBS SportsLine and ESPNET SportsZone. The Company also competes for the time and attention of Internet users with thousands of Web sites operated by businesses and other organizations, individuals, governmental agencies and educational institutions. For example, certain Web sites may provide a collection of links to other Web sites with streaming media content. The Company expects competition to intensify and the number of competitors to increase significantly in the future. In addition, as the Company expands the scope of its content and services, it will compete directly with a greater number of Web sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive services in the future.

     The Company competes with videoconferencing and teleconferencing companies, along with companies that provide Internet broadcasting services to businesses and other organizations. Principal competitive factors include price, transmission quality, transmission speed, reliability of service, ease of access, ease of use, customer support, brand recognition and operating experience. The Company's current and potential competitors may have significantly greater financial, technical and marketing resources, longer operating histories and greater brand recognition. Traditional videoconferencing and teleconferencing may allow for a more interactive user experience. As prices for videoconferencing systems decrease and transmission quality increases, the installed base of videoconferencing systems may increase. Companies that provide media streaming software may also enter the market for Internet broadcast services. If media streaming technology and backbone bandwidth becomes more readily available to companies at low prices, the Company's customers may decide to broadcast their own programming. In particular, local exchange carriers, ISPs and other data communication service providers may compete in the future with a portion of or all of the Company's business services as technological advancements facilitate the ability of these providers to offer effectively these services. There can be no assurance that the Company will be able to compete successfully against current or future competitors for Internet broadcast services.

     The Company also competes with online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. The Company believes that the principal competitive factors for attracting advertisers include the number of users accessing the Company's Web sites, the demographics of the Company's users, the Company's ability to deliver focused advertising and interactivity through its Web sites and the overall cost-effectiveness and value of advertising offered by the Company. There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition. The Company believes that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, the Company may face increased pricing pressure for the sale of advertisements. Reduction in the Company's Web advertising revenues would have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company competes for traditional media advertising sales with national radio and television networks, as well as local radio and television stations. Local radio and television content providers and national radio and television networks may have larger and more established sales organizations than the Company. These companies may have greater name recognition and more established relationships with advertisers and advertising agencies than the Company. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory. The Company's traditional media advertising sales efforts depend on the Company's ability to obtain an inventory of ad spots across the top radio and television markets. If the Company is unable to obtain such inventory, it could have a material adverse effect on the Company's business, results of operations and financial condition.

GOVERNMENTAL REGULATION

     Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to the Company in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase the Company's cost of doing business or increase the Company's legal exposure, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     By distributing content over the Internet, the Company faces potential liability for claims based on the nature and content of the materials that it distributes, including claims for defamation, negligence or copyright, patent or trademark infringement, which claims have been brought, and sometimes successfully litigated, against Internet companies. The Company's general liability insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for any liability that may be imposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Governmental Regulation and Legal Uncertainty."

INTELLECTUAL PROPERTY

     The Company's success depends in part on its ability to protect its intellectual property. To protect its proprietary rights, the Company relies generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although the Company has not signed such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use the Company's content. There can be no assurance that the Company's agreements with employees, consultants and others who participate in development activities will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently developed by competitors.

     The Company pursues the registration of certain of its trademarks and service marks in the U.S. and in certain other countries, although it has not secured registration of all its marks. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the U.S., and effective patent, copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, there can be no assurance that the Company's efforts to protect its intellectual property rights through patent, copyright, trademark and trade secret laws will be effective to prevent misappropriation of its content, and the Company's failure or inability to protect its proprietary rights could materially adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Intellectual Property."

LEGAL PROCEEDINGS

     From time to time the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

EMPLOYEES

     As of April 30, 1998, the Company had 170 full-time employees. None of the Company's employees is subject to a collective bargaining agreement and the Company believes that its relations with its employees are good.

FACILITIES

     The Company's executive offices are located in Dallas, Texas in a 28,000 square foot facility that the Company leases at a current monthly rent of $3,920. The lease agreement terminates on February 1, 2002. The Company has an option to extend the lease agreement for three additional five-year terms. The Company also leases an office in New York, New York at a current monthly rent of $3,083. This lease expires January 31, 2001. The Company also leases an office in San Francisco, California at a current monthly rent of $1,155. This lease expires September 30, 1998. The Company anticipates that it will require additional space within the next 12 months and that suitable additional space will be available on commercially reasonable terms, although there can be no assurance in this regard. The Company does not own any real estate.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the executive officers, directors and key employees of the Company as of March 31, 1998.

                 NAME                    AGE                POSITION WITH THE COMPANY
                 ----                    ---                -------------------------
Executive Officers and Directors
     Todd R. Wagner....................  37    Chief Executive Officer, Vice Chairman of the Board,
                                               Secretary and Director
     Mark Cuban........................  39    President and Chairman of the Board
     Jack A. Riggs.....................  39    Chief Financial Officer, Treasurer and Director
     Kevin W. Parke....................  39    Vice President -- Operations
     Joseph W. Autem(1)(2).............  39    Director
     Randall A. Battat.................  38    Director
     Steven D. Leeke(1)(2).............  36    Director
Key Employees
     Henry G. Heflich..................  47    Vice President -- Technology
     Tina M. Williamson................  47    Vice President -- Marketing
     Stan M. Woodward..................  36    Vice President -- Business Services

------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     TODD R. WAGNER co-founded the Company in May 1995 and has served as Chief Executive Officer, Vice Chairman of the Board, Secretary and Director since its inception. From 1989 to 1994, Mr. Wagner worked at the law firm of Hopkins & Sutter, where he was a partner from 1992 to 1994. Mr. Wagner became a certified public accountant in April 1988. Mr. Wagner holds a B.S. in Accounting from Indiana University and a J.D. from The University of Virginia School of Law.

     MARK CUBAN co-founded the Company in May 1995 and has served as President and Chairman of the Board of the Company since its inception. From 1991 to the present, Mr. Cuban has served as President of Radical Computing, Inc., a Dallas-based venture capital and investment company specializing in technology companies. In 1983, Mr. Cuban founded Microsolutions, Inc., a systems integration company that was sold to CompuServe Corporation in 1990. Mr. Cuban holds a B.S. in Business from Indiana University.

     JACK A. RIGGS has served as Chief Financial Officer and Treasurer of the Company since August 1997 and as a Director since December 1997. From June 1996 to August 1997, Mr. Riggs served as Corporate Controller of Kitty Hawk, Inc., a publicly traded international airfreight carrier. From 1994 to 1996 Mr. Riggs served as Corporate Controller of DHN Enterprises, Inc., a privately held wholesale distributor. Prior to that time, Mr. Riggs served as Regional Controller of INACOM Corp., a computer reseller. Prior to joining INACOM, Mr. Riggs was with Coopers & Lybrand L.L.P. Mr. Riggs became a certified public accountant in 1990 and holds a B.S. in Accounting from Louisiana Tech University.

     KEVIN W. PARKE has served as Vice President--Operations of the Company since May 1997 and as the Director--Operations since March 1996. From 1993 to 1996, Mr. Parke served as Vice President and General Counsel of Merritt Marketing Group, a national integrated marketing company, where he directed the production, finance, legal and accounting departments. From 1991 to 1993, Mr. Parke was a partner at the law firm of Hopkins & Sutter. Mr. Parke holds a B.A. in Economics from Vanderbilt University and a J.D. from Southern Methodist University School of Law.

     JOSEPH W. AUTEM has served as a Director of the Company since September 1996. Mr. Autem has been a partner of Vision Technology Partners, a private investment company, since March 1997. From July 1996 to December 1996, Mr. Autem served as Chief Financial Officer of the Company. From 1992 to 1996,

Mr. Autem served as Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of OpenConnect Systems, Inc., a software company. Mr. Autem became a certified public accountant in 1987 and holds a B.S. in Accounting from Pittsburg State University.

     RANDALL A. BATTAT has served as a Director of the Company since February 1998. Mr. Battat has been the Senior Vice President and General Manager for the Information Systems Group of Motorola since February 1997. From February 1994 to February 1997, Mr. Battat served as Corporate Vice President and General Manager of the Wireless Data Group of Motorola. Mr. Battat joined Apple Computer, Inc. in 1981, and held a number of positions including, most recently, Vice President of the Macintosh Desktop and Powerbook Division. Mr. Battat holds a B.S. in Electrical Engineering from Stanford University.

     STEVEN D. LEEKE has served as a Director of the Company since October 1996. Mr. Leeke is the Director and General Manager of Internet Content and Service Businesses for the Messaging Information and Media Sector of Motorola, a position he has held since September 1996. From March 1995 to September 1996, Mr. Leeke was the Director of Strategy for Motorola New Enterprises. Prior to joining Motorola, Mr. Leeke served in various capacities at Texas Instruments. Mr. Leeke holds an A.B. in Physics and Math from Dartmouth College and an M.S. and Ph.D. in Electrical Engineering from Stanford University.

     HENRY G. HEFLICH has served as Vice President--Technology for the Company since March 1998. From January 1996 to March 1998, Mr. Heflich co-founded and served as Chief System Architect for Genuity, Inc., a national ISP. From January 1981 to December 1995, Mr. Heflich served as President and Director of Engineering for MicroNet Research. Mr. Heflich holds an M.S. in Electrical Engineering from Southern Methodist University and an M.B.A. from the University of Dallas.

     TINA M. WILLIAMSON has served as Vice President--Marketing for the Company since April 1998 and as the Director --Marketing since May 1997. From October 1996 to February 1997, Ms. Williamson served as Vice President, Director of Marketing for Deja News, Inc., an Internet search engine company, and from July 1995 to October 1996 was President and owner of TMW Group, an interactive media and marketing consulting firm. Ms. Williamson was also Senior Vice President and Associate Media Director at GSD&M Advertising. Ms. Williamson holds a B.S. in Advertising from the University of Texas at Austin.

     STAN M. WOODWARD has served as Vice President--Business Services for the Company since April 1998 and served as Director--Business Services for the Company since November 1997. From December 1993 to November 1997, Mr. Woodward served as Director of Sales for the South Central Region for Ascend Communications, Inc. He has also held sales and sales management positions with AMP Communication Systems, National Semiconductor Corporation and a number of start-up companies specializing in fiber-optic data transport. He holds a B.S. in Electrical Engineering from Oklahoma State University.

     Executive officers of the Company are appointed by the Board of Directors. The Company's current directors will be eligible for re-election at the Company's annual stockholder meeting in 1999 at which time the Board will be divided into three classes. The initial term of the Class I directors will expire at the Company's annual stockholders meeting in 2000, the initial term of the Class II directors will expire at the Company's annual stockholder meeting in 2001 and the initial term of the Class III directors will expire at the Company's annual stockholder meeting in 2002. Thereafter, the term of each class of directors will be three years. All directors hold office until the annual stockholder meeting at which their respective class is subject to re-election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

BOARD COMMITTEES

     Compensation Committee. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding the Company's compensation policies and all forms of compensation to be provided to executive officers and directors of the Company, including, among other things, annual salaries and bonuses, and stock option and other incentive compensation arrangements. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all other employees of the

Company. As part of the foregoing, the Compensation Committee administers the Company's Stock Option Plans. The current members of the Compensation Committee are Messrs. Autem and Leeke.

     Audit Committee. The Audit Committee of the Board of Directors reviews and monitors the corporate financial reporting and the internal and external audits of the Company, including, among other matters, the Company's control functions, the results and scope of the annual audit and other services provided by the Company's independent accountants, and the Company's compliance with legal matters that have a significant impact on the Company's financial report. In addition, the Audit Committee consults with the Company's management and independent accountants prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. The Audit Committee also has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, the Company's independent accountants. The current members of the Audit Committee are Messrs. Autem and Leeke.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1997, the Company's Stock Option Plan Committee was comprised of Mr. Wagner, the Chief Executive Officer of the Company, and Mark Cuban, the President of the Company. The Company's Compensation Committee is currently comprised of Messrs. Autem and Leeke, both of whom are Directors of the Company. No interlocking relationship exists between any member of the Board of Directors or the Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

DIRECTOR COMPENSATION

     Non-Employee Directors Stock Option Plan. Directors who are not employees of the Company are entitled to receive stock options pursuant to the Company's 1996 Non-Employee Directors Stock Option Plan (the "Directors' Plan"). All options granted under the Directors' Plan expire 10 years from the date of the option grant. The exercise price for options granted under the Directors' Plan is the fair market value of a share of Common Stock on the date of grant. No more than 150,000 shares of Common Stock may be issued upon exercise of options granted under the Directors' Plan, subject to adjustment for stock splits, stock dividends, reverse stock splits and other transactions affecting the number of outstanding shares of Common Stock. Options may be granted under the Directors' Plan until April 15, 2006.

     The Directors' Plan provides for the automatic grant of an option to purchase 15,000 shares of Common Stock to each of the Company's non-employee directors upon their initial election to the Board. Each non-employee director re-elected to the Board of Directors at a subsequent annual stockholders' meeting is granted an additional option to purchase 2,400 shares of Common Stock immediately following such annual stockholders' meeting.

     Assuming that the non-employee director optionee has remained eligible under the Directors' Plan for the entire period, 50% of the shares subject to his or her initial option becomes exercisable upon the earlier of (i) the first anniversary of the date of the option grant or (ii) immediately prior to the first annual stockholders' meeting following the date of the option grant. The remaining 50% of the shares subject to the option vest and become exercisable upon the earlier of (i) the second anniversary of the date of the option grant or (ii) immediately prior to the second annual stockholders' meeting following the date of the option grant. Assuming that such optionee has remained eligible under the Directors' Plan for the entire period, each additional option will become exercisable upon the earlier of (i) the first anniversary of the date of each such grant or (ii) immediately prior to the first annual stockholders' meeting following the date of each such grant.

     In the event of a sale of substantially all of the Company's assets, the liquidation or dissolution of the Company, or certain changes in control of the Company or its Board of Directors, options granted under the Directors' Plan will become immediately exercisable prior to the occurrence of such event without regard to vesting requirements and will then terminate if not exercised prior to the occurrence thereof.

     As of March 31, 1998, options to purchase 7,500 shares of Common Stock were outstanding under the Directors' Plan.

     Other Director Compensation. The Company has agreed to pay each non-employee director $1,000 for each Board of Directors meeting attended, $500 for each meeting of a Committee of the Board of Directors attended and $200 for each unanimous consent executed in lieu of a Board of Directors meeting. The Company reimburses directors for all reasonable and documented expenses incurred as a director. Directors who are also employees of the Company, including Messrs. Wagner, Cuban and Riggs, are not compensated for their services as directors.

EXECUTIVE COMPENSATION

     The following table sets forth, for the year ended December 31, 1997, all compensation of the Chief Executive Officer and the other executive officers of the Company who received compensation in excess of $100,000 in such year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL
                                                                COMPENSATION
                                                                ------------
                NAME AND PRINCIPAL POSITION                        SALARY
                ---------------------------                     ------------
Todd R. Wagner..............................................      $120,000
  Chief Executive Officer
Mark Cuban..................................................       120,000
  President and Chairman of the Board

     The following table sets forth certain information concerning the grant of stock options to each of the Named Executive Officers. None of such Named Executive Officers exercised any options during the year ended December 31, 1997.

      AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

                                                                             VALUE OF UNEXERCISED
                                        NUMBER OF UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                        HELD AT DECEMBER 31, 1997(1)        AT DECEMBER 31, 1997(2)
                                        -----------------------------    -----------------------------
                 NAME                   EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                 ----                   -----------    --------------    -----------    --------------
Todd R. Wagner........................    47,160          188,640        $              $
Mark Cuban............................    57,600          230,400

---------------

(1) Options shown were granted under the Company's 1996 Stock Option Plan. These options become exercisable with respect to 20% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 20% of these shares each year thereafter. Upon certain changes in control of the Company, all unvested options will automatically vest. See "--Stock Option Plans" for a description of the material terms of these options.

(2) Based on an assumed initial public offering price of $ per share and net of the option exercise price.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL CONSIDERATIONS

     The Company has entered into employment agreements with Messrs. Wagner and Cuban for a term commencing on August 1, 1996, and ending on December 31, 1998, subject to automatic successive one-year extensions in the absence of a notice of termination by either the Company or the employee. Each agreement provides for an annual base salary of $120,000 for 1997, plus a bonus equal to 1.5% of the pre-tax income of the Company, as determined by the Company's outside accountants in accordance with generally accepted accounting principles, in excess of certain scheduled net income thresholds. Each of the agreements has regularly scheduled increases in such salaries through the year 2000. Under the terms of the agreements, upon consummation of this offering, the current base salaries of Messrs. Wagner and Cuban shall each increase to $225,000, retroactively effective as of January 1, 1998.

     The employment agreements provide that at any time within six months following a Change of Control of the Company (as defined in the employment agreements), Messrs. Wagner and Cuban can terminate their agreements. Following such termination, the terminating employee is entitled to payment of Deferred Compensation (as defined in the employment agreements) equal to the sum of (a) the greater of (i) the remaining base salary payable to the employee through the date on which the employment agreement would have expired by its terms or (ii) 150% of the employee's total compensation during the two years prior to such termination, and (b)(i) all additional benefits owing to the terminating employee under the agreement for the period of time which is the longer of (a) the period through the date on which the employment agreement would have expired by its terms or (b) one year.

     Messrs. Wagner and Cuban have been granted options to purchase 235,800 and 288,000 shares of Common Stock, respectively, pursuant to the Company's stock option plans, which plans provide for acceleration of vesting of such options so that such options shall immediately become fully exercisable in the event of certain changes of control.

EMPLOYEE BENEFIT PLANS

     The 1996 Stock Option Plan. In April 1996, the Board of Directors adopted, and the stockholders of the Company approved, the Company's 1996 Stock Option Plan (the "1996 Plan"), pursuant to which officers, employees and consultants (excluding non-employee directors) are eligible to receive options to purchase shares of Common Stock. At the time of adoption, no more than 1,440,000 shares of Common Stock could be issued as a result of the exercise of options granted under the 1996 Plan. Generally, with certain exceptions, no eligible person could receive options to purchase more than 240,000 shares of Common Stock during any calendar year. In August 1997, the Board of Directors elected not to grant any further options under the 1996 Plan. At such time, there were options to purchase 1,211,360 shares of Common Stock outstanding. As of March 31, 1998, there were options to purchase 1,125,992 shares of Common Stock outstanding under the 1996 Plan. Options that have been forfeited under the 1996 Plan are available to be granted pursuant to the terms of the 1998 Plan described below.

     The 1998 Stock Option Plan. In August 1997, the Board of Directors adopted, subject to stockholder approval, the Company's 1998 Stock Option Plan (the "1998 Plan"), pursuant to which directors (other than non-employee directors), officers, employees, consultants and advisors are eligible to receive options to purchase shares of Common Stock. Subject to adjustment for stock splits, stock dividends, reverse stock splits and other transactions affecting the number of outstanding shares of Common Stock effected without the receipt of consideration by the Company, no more than 1,800,000 shares of Common Stock may be issued as a result of the exercise of options granted under the 1998 Plan, and no eligible person may be granted options to purchase more than 250,000 shares of Common Stock during any calendar year. Options may be granted under the 1998 Plan until August 19, 2007. As of March 31, 1998, there were options to purchase 867,481 shares of Common Stock outstanding.

     Certain Provisions Applicable to the 1996 Stock Option Plan and the 1998 Stock Option Plan. The 1996 Plan and the 1998 Plan are being (the 1996 Plan and the 1998 Plan may herein be referred to collectively as the "Stock Option Plans") administered by the Compensation Committee. Under the terms of the Stock Option Plans, as long as the Company has any class of securities registered pursuant to Section 12 of the Exchange Act, the Committee must be composed of at least two members of the Board of Directors of the Company, each of whom is required to be "disinterested" within the meaning of Rule 16b-3 under the Exchange Act. In April 1998, the Board of Directors dissolved its Stock Option Plan Committee and authorized the Compensation Committee (consisting of Messrs. Leeke and Autem) to administer the Stock Option Plans. Messrs. Leeke and Autem meet the requirements of Rule 16b-3. The Compensation Committee has the authority to interpret the Stock Option Plans; to determine the terms and conditions of options granted under the Stock Option Plans; to prescribe, amend and rescind the rules and regulations of the

Stock Options Plans; and to make all other determinations necessary or advisable for the administration of the Stock Option Plans.

     Options granted under the Stock Option Plans may be incentive stock options, which are intended to qualify for favorable federal income tax treatment under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("ISOs"), or non-qualified stock options, which do not so qualify ("NSOs"; ISOs and NSOs may be referred to herein collectively as "Options"). The Compensation Committee selects the eligible persons to whom Options will be granted and determines the dates, amounts, exercise prices (in no event less than the fair market value of a share of Common Stock on the date of grant), vesting periods and other relevant terms of the Options, including whether the Options will be ISOs or NSOs. Options are generally not transferable during the life of the optionee.

     Options vest and become exercisable as determined by the Compensation Committee, although Options granted under the 1996 Plan may vest no earlier than one year from the date of grant. Options may be exercised at any time after they vest and before their expiration date as determined by the Compensation Committee, provided, however, that no Option may be exercised more than 10 years after its date of grant (five years after grant in the case of certain ISOs). Options, whether or not vested, will generally terminate (i) immediately upon termination of the optionee's employment with the Company for just cause; and
(ii) twelve months after death, permanent disability or normal retirement (unless the Option expires earlier by its terms) under the 1996 Plan and six months thereafter under the 1998 Plan; and 90 days after termination of employment (180 days in the case of non-qualified Options granted thereunder) for any other reason under the 1996 Plan and 30 days with respect to the 1998 Plan (unless the Option expires earlier by its terms), although the Compensation Committee, in its discretion, may accelerate vesting and may extend the exercise period of any Options. The aggregate fair market value (determined at the time of the option grant) of the shares of Common Stock represented by ISOs that become exercisable in any calendar year may not exceed $100,000. Options in excess of this limit are treated as NSOs.

     If the Company consummates any reorganization, merger or consolidation, each outstanding Option will, upon exercise, entitle the optionee to receive the same consideration received by holders of shares of Common Stock in such reorganization or merger or consolidation, with appropriate exercise price adjustments. In the case of certain changes of control of the Company, any Options specified at any time by the Compensation Committee or the Board in its discretion shall vest and become exercisable. Under the 1996 Plan, in the case of certain changes in control involving the liquidation of the Company, the disposition of substantially all of the Company's assets, and certain reorganizations, mergers or consolidations of the Company, all outstanding Options will automatically vest and become exercisable if, and to the extent that such Options are not, in connection with the change of control, to be cashed-out at full value, continued by the Company as the surviving corporation, assumed by the successor corporation or parent thereof or replaced with comparable options or other compensation programs. Under the 1998 Plan, in the event of a "Change of Control" (as defined therein), all outstanding Options will automatically vest and become exercisable.

     As of March 31, 1998, there were options to purchase 2,000,973 shares of Common Stock outstanding in the aggregate under the Stock Option Plans.

     401(k) Plan. The Company sponsors a savings and investment plan (the "401(k) Plan") intended to be qualified under Section 401 of the Code. Participating employees may make pre-tax contributions, subject to limitations under the Code, of a percentage of their total compensation. Employees become eligible to participate in the plan after being employed by the Company for six months. The Company, in its sole discretion, may make matching contributions for the benefit of all participants with at least one year of service who make pre-tax contributions. The Board of Directors has not yet determined the matching contribution, if any, that will be made for the 1998 plan year.

     Employee Stock Purchase Plan. In May 1998, the Board of Directors adopted the Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), subject to stockholder approval, which approval must be obtained within 12 months after the date of the Board's adoption. Subject to meeting federal and state securities law requirements and such stockholder approval, the Stock Purchase Plan will become effective at the consummation of this offering, or as soon as practicable thereafter.

     The purpose of the Stock Purchase Plan is to maintain competitive equity compensation programs and to provide employees of the Company with an opportunity and incentive to acquire a proprietary interest in the Company through the purchase of Common Stock, thereby more closely aligning the interests of the Company's employees and shareholders. The Company has reserved a total of 250,000 shares of Common Stock for issuance and sale under the Stock Purchase Plan. The Stock Purchase Plan will be administered by the Compensation Committee, members of which are not eligible to participate in the Stock Purchase Plan. The Board, however, may from time to time in its discretion exercise any responsibilities or authority allocated to the Compensation Committee under the Stock Purchase Plan.

     All employees of the Company who have been employees for at least six months are eligible to participate in the Stock Purchase Plan, other than employees whose customary employment is less than 20 hours per week or is not for more than five months in a calendar year, or employees who are ineligible to participate due to federal tax restrictions. There are certain restrictions on the number of shares that a participant may purchase, including the requirement that the fair market value of shares that may be purchased by any employee during any calendar year may not exceed $25,000. The offering dates will be August 15 and February 15 of each Stock Purchase Plan year, and each such offering date will commence a new offering period, provided that the initial offering period shall commence as soon as practicable following consummation of this offering. The Company may alter the duration of any offering period if the change is announced at least 15 days before the relevant offering date. Shares purchased under the Stock Purchase Plan will be held in separate accounts for each participant.

     Eligible employees may enroll in any offering period by delivering to the Company a subscription agreement at least five days before the first day of such offering period. In the subscription agreement, the employee will specify a whole number percentage from 1% to 10% of his or her annual base compensation (including any cash bonus) to be deducted from such employee's paycheck during the offering period. The amounts so deducted and contributed are applied to the purchase of shares of Common Stock at 85% of the lesser fair market value of such shares on (i) the date of purchase or (ii) the offering date.

     Participants may increase or decrease their payroll deductions at any time (subject to such limits as the Compensation Committee may impose) during an offering period by filing with the Company a new subscription agreement authorizing such a change in the payroll deduction rate. Participants may withdraw from an offering period by giving written notice to the Company at least five days before the end of such offering period. If a participant withdraws from the Stock Purchase Plan, any contributions that have not been used to purchase shares shall be refunded. A participant who has withdrawn may not participate in the Stock Purchase Plan again until the next offering period.

     In the event of retirement or cessation of employment for any reason, any contributions that have not yet been used to purchase shares will be refunded to the participant, or to the participant's designated beneficiary in the case of death, and a certificate will be issued for the full shares in the participating account.

     The Compensation Committee may, at any time and for any reason, terminate or amend the Stock Purchase Plan, subject to stockholder approval in certain circumstances. Unless sooner terminated by the Committee, the Stock Purchase Plan will continue in effect for a term of 10 years.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     The Company's Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The Restated Certificate of Incorporation provides that, to the fullest extent permitted under the DGCL, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Bylaws provide that (i) the Company is required to indemnify the directors, officers and employees of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement arising out of any action taken by such officer or director in good faith and in a manner reasonably believed by such officer or director to be in, or not opposed to, the best interests of the Company, (ii) the Company is required to advance expenses (including attorneys' fees) to its officers and directors in defending any civil, criminal, investigative action, rent or proceeding or appeal therefrom and (iii) the rights conferred in the Bylaws are not exclusive.

     The Company has entered into indemnification agreements with each of its current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Restated Certificate of Incorporation and the Company's Restated Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

     The Company sold 2,640,000 shares, 920,040 shares, 990,000 shares and 59,700 shares of Common Stock to Mr. Cuban in May 1995, December 1995, March 1996 and August 1996, respectively.

     The Company sold 2,640,000 shares, 600 shares and 7,500 shares of Common Stock to Mr. Wagner in May 1995, December 1995, and August 1996, respectively.

     The Company sold 120,000 and 1,560 shares of Common Stock to Martin Woodall in May 1995 and August 1996, respectively.

     The Company entered into a Bill of Conveyance and Agreement to Assume Liabilities effective July 1995 with Cameron Broadcasting Systems, Inc. ("Cameron") pursuant to which (i) Cameron transferred certain assets and intangible rights to the Company, (ii) the Company assumed certain liabilities and (iii) the Company issued 600,000 shares of Common Stock to Cameron. Cameron has appointed Mr. Wagner as proxy to vote these 600,000 shares pursuant to a Proxy dated as of July 1995. The Company sold 33,540 additional shares of Common Stock to Cameron in August 1996. The Company repurchased 120,000 shares of Company Common Stock from Cameron in June 1996.

     Cameron and Messrs. Cuban and Wagner entered into a Buy-Sell Agreement effective July 1995 (as amended in August 1996, the "Buy-Sell Agreement") pursuant to which each party was given the right to buy a pro rata portion of shares that any other party offered for sale and, in certain situations, the right or obligation to co-sell shares sold by another party. The Buy-Sell Agreement terminates upon an initial public offering of any security of the Company.

     The Company issued 735,720 shares, 9,840 shares, 5,220 shares, 21,120 shares and 1,592,356 shares of Common Stock to Motorola in September 1996, January 1997, March 1997, April 1997 and December 1997, respectively. The Company and Motorola entered into a Negotiation Rights Agreement in September 1996 pursuant to which the Company agreed (i) to offer Motorola a non-exclusive license to any technology which it licenses to other parties on a non-exclusive basis on the same or better terms, (ii) to give Motorola 30 days notice of the Company's intention to grant a license to any technology to other parties on an exclusive basis and (iii) to give Motorola a right of first negotiation to any license of certain wireless distribution technology. The Company, Motorola, and Messrs. Cuban and Wagner entered into a Stockholders Agreement (the "September Stockholders Agreement") in September 1996, as amended in December 1996, pursuant to which Messrs. Cuban and Wagner agreed (i) to vote their shares to ensure that two designees of Motorola are elected to the Company's Board of Directors (See "Description of Capital Stock--Stockholder Agreements") and (ii) to give Motorola certain tag-along rights with respect to certain sales of shares by Messrs. Cuban and Wagner after the date of the offering.

     Steven Leeke and Randall Battat, two of the Company's directors, were designees of Motorola pursuant to the September Stockholders Agreement. The September Stockholders Agreement will terminate upon the earlier to occur of (i) the third anniversary of the Company's offering and (ii) the date on which Motorola no longer holds at least 50% of the 735,720 shares purchased by Motorola in September 1996.

     On December 16, 1997, the Company and Motorola entered into a Joint Promotion and Advertising Sales Agreement pursuant to which the Company has agreed to assist Motorola in monitoring and developing an end-user interface for Internet delivery of audio content (the "audioSENSE Player"). In order for Motorola to develop the audioSENSE Player, the Company has agreed to allow the audioSENSE Player to reside on the Company's Web site as an interface for accessing certain content on the Company's Web sites. Motorola is also a customer of the Company, to whom the Company provides business services. These relationships with Motorola have generated revenues for the Company of $10,000 and $84,000 for the twelve months ending December 31, 1997 and the three months ending March 31, 1998, respectively. See "Business--Strategic Relationships--Key Internet Companies."

     The Company issued 294,300 shares and 530,786 shares of Common Stock to Intel in February 1997 and December 1997, respectively. The Company sold a stock purchase warrant to Intel in February 1997, as amended in December 1997, (the "Intel Warrant") pursuant to which Intel was granted the right to purchase an additional 147,120 shares of Common Stock at an exercise price of $6.80 per share. Intel is also a customer of the Company, to whom the Company provides business services, which services generated revenues for the Company of approximately $500,000 and $84,000 for the twelve months ending December 31, 1997 and the three months ending March 31, 1998, respectively.

     The Company, Messrs. Cuban and Wagner, Motorola, Intel and certain other shareholders of the Company are parties to a stockholders agreement (the "December Stockholders Agreement") which was originally entered into in December 1996 and amended in February 1997 and December 1997 pursuant to which Messrs. Cuban and Wagner granted Motorola, Intel and certain other shareholders a tag-along right with respect to certain sales of shares by Messrs. Cuban and Wagner after the date of this offering. See "Description of Capital Stock--Stockholder Agreements." The December Stockholders Agreement will terminate upon the third anniversary of the Company's Initial Public Offering.

     The Company, Motorola, Intel and certain other shareholders of the Company are party to a Registration Rights Agreement, which was originally entered into in September 1996 and amended in November 1996, December 1996, February 1997, and December 1997 (the "Registration Rights Agreement"), pursuant to which Motorola, Intel and certain other shareholders have rights (i) to request that the Company effect a registration of the sale of shares held by them and (ii) to request that the sale of shares held by them be included in registrations conducted by the Company. See "Description of Capital Stock--Registration Rights Agreement."

     The Company has entered into employment agreements with Messrs. Cuban and Wagner. See "Management--Employment Agreements and Change in Control Considerations."

     The Company has issued options to certain of its Directors and Officers. The Company has entered into Indemnification Agreements with its directors and executive officers. See "Management--Indemnification of Directors and Executive Officers and Limitation of Liability."

     Mr. Cuban has agreed to act as guarantor of the following June 1997 Company lease obligations with Green Tree Vender Services Corporation: (i) lease of voicemail system with monthly payments of $1,128 for a term of three years; (ii) lease of office furniture with monthly payments of $4,333 for a term of three years; and (iii) lease of Nortel Meridian system with monthly payments of $3,938 for a term of three years.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain ownership information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1998 (except as otherwise noted), and as adjusted to reflect the sale of shares of Common Stock hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.

                                                                                   PERCENTAGE OF
                                                                                   COMMON STOCK
                                                               NUMBER OF       BENEFICIALLY OWNED(1)
                                                                 SHARES       -----------------------
                                                              BENEFICIALLY     BEFORE        AFTER
                  NAME OF BENEFICIAL OWNER                       OWNED        OFFERING    OFFERING(2)
                  ------------------------                    ------------    --------    -----------
Mark Cuban(3)...............................................   4,724,940        32.6%
Todd R. Wagner(4)...........................................   2,742,420        18.9
Motorola, Inc.(5)...........................................   2,364,256        16.4
Intel Corporation(6)........................................     883,946         6.1
Joseph W. Autem.............................................      19,620           *
Steven Leeke(7).............................................       7,500           *
Kevin Parke(8)..............................................       6,000           *
All directors and executive officers as a group (9
  persons)(9)...............................................   7,500,480        51.4

------------

 *  Less than one percent of the Company's Common Stock.

(1) Unless otherwise indicated, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by it. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 31, 1998 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 31, 1998 have been exercised.

(2) Assumes that the Underwriter's overallotment option is not exercised.

(3) Includes an aggregate of 115,200 shares of Common Stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of March 31, 1998. Mr. Cuban is required to vote his shares to ensure representation of Motorola on the Board of Directors. See "Description of Capital Stock--Stockholder Agreements."

(4) Includes an aggregate of 94,320 shares of Common Stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of March 31, 1998. Mr. Wagner has granted the Underwriters an Option, exercisable within 30 days hereof, relating to the Offering, to purchase up
    to        shares of Common Stock at the price offered to the public less underwriting discounts and commissions for the purpose of covering overallotments, if any. If the Underwriters exercise such options in full,
    Mr. Wagner will beneficially own        shares or   % of the Common Stock
    after the offering. Mr. Wagner holds voting rights with respect to an additional 600,000 shares of Common Stock, which shares are owned by Cameron and are subject to a proxy in favor of Mr. Wagner. See "Certain Transactions." Mr. Wagner is required to vote his shares to ensure representation of Motorola on the Board of Directors. See "Description of Capital Stock--Stockholder Agreements."

(5) The address of Motorola, Inc. is 1303 E. Algonquin Road, Schaumburg, Illinois 60196. Messrs. Wagner and Cuban are each required to vote their shares to ensure representation of Motorola on the Board of Directors. See "Description of Capital Stock--Stockholder Agreements." Messrs. Battat and Leeke disclaim beneficial ownership of any shares of Common Stock beneficially owned by Motorola.

(6) Includes an aggregate of 58,860 shares of Common Stock issuable pursuant to warrants that are currently exercisable or are exercisable within 60 days of March 31, 1998. The address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, California 95052.

(7) Includes an aggregate of 7,500 shares of Common Stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of March 31, 1998. Pursuant to an agreement between Mr. Leeke and Motorola dated March 27, 1998. Mr. Leeke can exercise his options at the sole direction of, and for the benefit of, Motorola.

(8) Includes an aggregate of 6,000 shares of Common Stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of March 31, 1998.

(9) Includes an aggregate of 222,120 shares of Common Stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of March 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized by its Restated Certificate of Incorporation, as amended, to issue 45,000,000 shares of Common Stock, par value $0.01 per share, of which 14,383,451 were outstanding and held of record by 33 stockholders on May 15, 1998; and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are outstanding (collectively, the "Capital Stock").

     The Company may not subdivide or combine any shares of its Common Stock, or pay any dividend or retire any share or make any other distribution on any share of its Common Stock, or accord any other payment, benefit or preference to any share of its Common Stock, except by extending such subdivision, combination, distribution, payment, benefit or preference equally to all shares of Common Stock.

     The Common Stock does not entitle holders to any preemptive rights upon the issuance of other securities of the Company.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and to share pro rata in any distribution to holders of Capital Stock. Holders of Common Stock do not have the power to act by written consent. Actions required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders. In the event of a liquidation, dissolution, or winding-up of the Company, holders of Common Stock will be entitled to share pro rata in the distribution to holders of Capital Stock of all remaining assets of the Company after the payment of all debts, liabilities, and obligations of the Company and the preference distributions, if any, to holders of the Company's Preferred Stock.

     Options entitling the holders thereof to purchase a total 2,000,973 shares of common stock were outstanding under the Company's 1996 and 1998 Stock Option Plans and the Company's Directors' Plan as of March 31, 1998.

PREFERRED STOCK

     Pursuant to the Company's Restated Certificate of Incorporation, as amended, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one of more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that may adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, to discourage, delay or prevent an acquisition or change of control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

OPTIONS

     As of March 31, 1998, the Company had granted options to purchase up to 2,151,517 shares of Common Stock, of which 286,285 shares were then currently exercisable, at exercise prices ranging from $1.07 to $10.43, pursuant to the provisions of the Company's Stock Option Plans and Directors' Plan. See "Management--Non-Employee Directors Compensation" and "--Stock Option Plans." Previous offerings under the Plans have been exempt from registration, and shares issued in connection therewith are subject to resale restrictions. The Company intends to file a Registration Statement on Form S-8 registering shares to be issued in connection with current and future option grants. See "Shares Eligible for Future Sale."

WARRANTS

     As of the effective date of this Prospectus, the Company has outstanding warrants entitling the holders thereof to purchase a total of 218,036 shares of Common Stock of the Company with exercise prices of either $6.80 or $9.42 per share. An additional warrant to purchase 15,960 shares of Common Stock will expire upon the effectiveness of this Prospectus.

DIVIDENDS

     The Company has never paid any cash dividends on its Capital Stock. For the foreseeable future, the Company intends to retain all of its future earnings to finance its operations and does not anticipate paying cash dividends.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least
66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

     Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     Under Section 162 of the DGCL, the Board of Directors of the Company can, without stockholder approval, issue authorized but unissued shares of Capital Stock, which may have the effect of delaying, deferring or preventing a change of control of the Company. Except as contemplated hereby, the Company has no plan or arrangement for the issuance of any shares of Capital Stock other than in the ordinary course pursuant to the Plans.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Restated Certificate of Incorporation, as amended, provides that following the consummation of an initial public offering of the Common Stock, no action may be taken by written consent in lieu of a meeting of the stockholders.

     The Company's Restated Certificate of Incorporation, as amended, provides that following the consummation of an initial public offering of shares of Common Stock, the Board of Directors is to be divided into three classes. The total number of directors is to be divided among the three classes, and the directors will thereafter have staggered three-year terms. Directors may be removed from office only for cause, and only upon the affirmative vote of stockholders of the Company, voting as a single class, of not less than 67% of the total outstanding shares entitled to vote in the election of directors. The Restated Certificate of Incorporation, as amended, further provides that the provisions thereof pertaining to the Board of Directors may be repealed or amended only in accordance with the DGCL and by the affirmative vote of the stockholders of the Company, voting as a single class, of not less than 67% of the total outstanding shares entitled to vote in the election of directors.

REGISTRATION RIGHTS AGREEMENT

     On February 24, 1997, the Company entered into that certain First Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") among Motorola, Premiere Radio Networks, Intel, Capitol and HMTF AudioNet Investors (collectively, the "Holders"). Yahoo! was made a Holder under the terms of the Registration Rights Agreement pursuant to the Addendum to First Amended and Restated Registration Rights Agreement dated as of December 30, 1997. Under the terms of the Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of such registration and are entitled to include their shares of Common Stock in the registration. The rights of the Holders to include shares in a registration statement are subject to certain conditions and limitations, among them the right of the underwriters of a registered offering to limit the number of shares of Common Stock included in such registration. The Company has agreed to bear all expenses incurred in connection with all registrations, except to the extent that the Holders of the registration rights, and not the Company, initiate the request that a registration be withdrawn prior to its effectiveness. Pursuant to the Registration Rights Agreement, the Company has agreed, to the extent permitted by law, to grant certain indemnification rights for claims arising under the Securities Act in connection with material misstatements, omissions or violations by the Company in a registration statement effecting a registration under the Registration Rights Agreement. In addition, each Holder has agreed to indemnify the Company, to the extent permitted by law, for claims which arise out of any violation that occurs in reliance upon written information furnished to the Company by such Holder expressly for use in connection with such registration.

STOCKHOLDER AGREEMENTS

     On September 4, 1996 Motorola, Todd R. Wagner and Mark Cuban entered into a stockholders agreement (as amended, the "September Stockholders Agreement") pursuant to which Messrs. Wagner and Cuban have agreed to vote all shares of Common Stock owned by them in a manner that ensures that (i) at all times two Motorola designees serve as members of the Board of Directors of the Company, subject to removal only under limited circumstances described in the September Stockholders Agreement, and (ii) at all times that the Board of Directors is segregated into classes, at least one such designee is a member of the class of directors with the longest initial term.

     In the event that Mr. Cuban or Mr. Wagner proposes to sell, transfer or otherwise dispose of shares of Common Stock representing 10% or more of the Company's outstanding shares of Common Stock, certain shareholders, including Intel and Motorola, have the right to co-sell a pro-rata number of shares of Common Stock, subject to a limited number of exempt transfers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is               .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since no shares owned prior to this offering will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after these restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding an
aggregate of           shares of Common Stock, assuming no exercise of any
warrants or options and no exercise of the Underwriters' over-allotment option. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 14,383,451 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. All officers, directors, stockholders and option holders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contact to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, during the period ending 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated may in its sole discretion choose to release a certain number of these shares from such restrictions prior to the expiration of such 180 day period. As a result of such contractual restrictions and the provisions of Rule 144 and 701, the Restricted Shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus; (ii) 13,976,285 shares will be eligible for sale upon expiration of the contract restriction, 180 days after the date of this Prospectus, subject in the case of all but 3,249,300 shares to the volume limitations and other conditions of Rule 144 described below; and (iii) the remaining 407,166 shares will become eligible for sale in March 1999, subject to the volume limitations and other conditions of Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding
(which will equal approximately      shares immediately after this offering); or
(ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of an notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, shares will quality as "144(k) shares" on the date of this Prospectus and may be sold immediately upon the completion of this offering. Subject to certain limitations on the aggregate offering price of a transaction and other conditions, employees, directors, officers, consultants or advisors may rely on Rule 701 with respect to the resale of securities originally purchased from the Company prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its holding period requirements.

     Upon completion of this offering, the holders of approximately 4,751,727 shares of Common Stock currently outstanding or issuable upon exercise of warrants, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for share purchases by affiliates) immediately upon the effectiveness of such registration.

     The Company intends to file registration statements under the Securities
Act covering (i)      shares of Common Stock reserved or to be reserved for
issuance under the 1996 Plan, the 1998 Plan, the Directors' Plan, and the Stock Purchase Plan, and (ii) shares subject to outstanding options under the 1996 Plan, the 1998 Plan and the Directors' Plan as of the date hereof (2,000,973 as of March 31, 1998). See "Management--Employee Benefit Plans." Such registration statements are expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, beginning 181 days after the date of the Prospectus, unless such shares are subject to vesting restrictions with the Company.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Hambrecht & Quist LLC are acting as Representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                               NUMBER
                                                                 OF
                            NAME                               SHARES
                            ----                              --------
Morgan Stanley & Co. Incorporated...........................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Hambrecht & Quist LLC.......................................
                                                              --------

          Total.............................................
                                                              ========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $     a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company and a Selling Shareholder have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up
to an aggregate of                additional shares of Common Stock at the
initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all Underwriters in the preceding table.

     The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

     Each of the Company and the directors, executive officers, certain other stockholders and option holders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not during the period ending 180 days after the date of this Prospectus (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except under certain limited circumstances. The restrictions described in this paragraph do not apply to (a) the sale of shares of Common Stock to the Underwriters, (b) the issuance by the Company of shares of Common Stock upon exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (c) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to any Underwriter or a dealer for distribution of the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the shares of Common Stock or any other securities of the Company. The initial public offering price for the shares of Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, New York, New York. Sean P. Griffiths, a partner of Gibson, Dunn & Crutcher LLP, currently owns 20,220 shares of Common Stock of the Company. Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements of the Company for the period from inception (May 19, 1995) to December 31, 1995 and each of the two years in the period ended December 31, 1997, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and through the SEC's Web site at http://www.sec.gov. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

                               BROADCAST.COM INC.

                         INDEX TO FINANCIAL STATEMENTS

THE FINANCIAL STATEMENTS REFERRED TO BELOW ARE AS OF DECEMBER 31, 1996 AND 1997
 AND MARCH 31, 1998 (UNAUDITED) AND FOR THE INCEPTION PERIOD ENDED DECEMBER 31,
                                     1995,
YEARS ENDED DECEMBER 31, 1996 AND 1997 AND THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity (Deficit)................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of broadcast.com inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of broadcast.com inc. at December 31, 1996 and 1997 and the results of its operations and its cash flows for the period from inception (May 19, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Dallas, Texas
February 1, 1998

                               BROADCAST.COM INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                       -------------------------     MARCH 31,
                                                          1996          1997           1998
                       ASSETS                          ----------    -----------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................  $4,580,286    $21,337,116    $22,400,176
  Accounts receivable, net of allowance of $34,826,
     $76,240 and $141,679, respectively..............     406,802      1,976,765      2,448,561
  Prepaid expenses...................................      65,760      1,032,198      1,382,182
  Other..............................................      17,912         11,311         52,986
                                                       ----------    -----------    -----------
          Total current assets.......................   5,070,760     24,357,390     26,283,905
Property and equipment, net..........................   1,186,182      2,812,971      3,289,255
Prepaid expenses.....................................   1,715,000        935,720        369,834
Intangible assets, net...............................     182,414        126,733        191,480
                                                       ----------    -----------    -----------
          Total assets...............................  $8,154,356    $28,232,814    $30,134,474
                                                       ==========    ===========    ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities...........  $  546,471    $ 1,039,876    $ 1,828,482
Commitments and contingencies (Note 4)
Stockholders' equity:
  Preferred stock, 5,000,000 shares authorized, $.01
     par value, no shares issued and outstanding.....          --             --             --
  Common stock, 45,000,000 shares authorized, $.01
     par value, 11,134,140, 13,976,285 and 14,383,451
     shares issued and outstanding, respectively.....      57,341         85,763         89,835
  Additional paid-in capital.........................  10,807,309     36,838,152     40,669,584
  Accumulated deficit................................  (3,256,765)    (9,730,977)   (12,453,427)
                                                       ----------    -----------    -----------
          Total stockholders' equity.................   7,607,885     27,192,938     28,305,992
                                                       ----------    -----------    -----------
          Total liabilities and stockholders'
            equity...................................  $8,154,356    $28,232,814    $30,134,474
                                                       ==========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                               BROADCAST.COM INC.

                            STATEMENTS OF OPERATIONS

                                     PERIOD
                                 FROM INCEPTION
                                 (MAY 19, 1995)          YEAR ENDED              THREE MONTHS ENDED
                                       TO               DECEMBER 31,                  MARCH 31,
                                  DECEMBER 31,    -------------------------   -------------------------
                                      1995           1996          1997          1997          1998
                                 --------------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
Revenues:
  Business services............       $      --   $   535,201   $ 2,820,449   $   446,711   $ 1,126,515
  Web advertising..............              --     1,090,629     2,955,259       531,306     1,322,911
  Traditional media
     advertising...............              --            --       942,090        90,751       516,707
  Other........................              --       130,270       138,235        18,189       209,811
                                     ----------   -----------   -----------   -----------   -----------
          Total revenues.......              --     1,756,100     6,856,033     1,086,957     3,175,944
Cost of revenues...............              --     1,301,253     2,949,641       469,422     1,224,957
                                     ----------   -----------   -----------   -----------   -----------
          Gross profit.........              --       454,847     3,906,392       617,535     1,950,987
                                     ----------   -----------   -----------   -----------   -----------
Operating expenses:
  Operating and development....              --     1,506,449     4,659,249       649,565     2,247,141
  Sales and marketing..........          21,413       717,547     3,389,069       519,182     1,670,727
  General and administrative...         216,609       751,785     1,416,276       396,832       588,179
  Depreciation and
     amortization..............          29,896       544,003     1,129,120       176,463       442,456
                                     ----------   -----------   -----------   -----------   -----------
          Total operating
            expenses...........         267,918     3,519,784    10,593,714     1,742,042     4,948,503
                                     ----------   -----------   -----------   -----------   -----------
          Net operating loss...        (267,918)   (3,064,937)   (6,687,322)   (1,124,507)   (2,997,516)
Interest and other income......              --        76,090       213,110        61,010       275,066
                                     ----------   -----------   -----------   -----------   -----------
          Net loss.............       $(267,918)  $(2,988,847)  $(6,474,212)  $(1,063,497)  $(2,722,450)
                                     ==========   ===========   ===========   ===========   ===========
Basic and diluted net loss per
  share........................       $   (0.04)  $     (0.31)  $     (0.55)  $     (0.09)  $     (0.19)
                                     ==========   ===========   ===========   ===========   ===========
Shares used in the net loss per
  share calculations...........       6,020,432     9,563,771    11,679,777    11,427,591    14,075,604
                                     ==========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                               BROADCAST.COM INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

 FOR THE INCEPTION PERIOD ENDED DECEMBER 31, 1995, THE YEARS ENDED DECEMBER 31,
                                 1996 AND 1997
             AND THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                                                                   TOTAL
                                            COMMON STOCK        ADDITIONAL                     STOCKHOLDERS'
                                        --------------------      PAID-IN      ACCUMULATED        EQUITY
                                          SHARES     AMOUNT       CAPITAL        DEFICIT         (DEFICIT)
                                        ----------   -------    -----------    ------------    -------------
Issuance of Common Stock to founders
  in May 1995.........................   5,400,000   $    --    $     1,000    $         --     $     1,000
Issuance of Common Stock; purchase of
  technology from Cameron
  Broadcasting, Inc. .................     600,000     6,000         44,000              --          50,000
Issuance of Common Stock; payment for
  services............................      30,180       302          2,198              --           2,500
Net loss incurred during development
  stage...............................          --        --             --        (267,918)       (267,918)
                                        ----------   -------    -----------    ------------     -----------
BALANCES, DECEMBER 31, 1995...........   6,030,180     6,302         47,198        (267,918)       (214,418)
Issuance of Common Stock..............   5,103,960    51,039     10,760,111              --      10,811,150
Net loss..............................          --        --             --      (2,988,847)     (2,988,847)
                                        ----------   -------    -----------    ------------     -----------
BALANCES, DECEMBER 31, 1996...........  11,134,140    57,341     10,807,309      (3,256,765)      7,607,885
Issuance of Common Stock..............   2,842,145    28,422     25,310,843              --      25,339,265
Issuance of warrants..................          --        --        720,000              --         720,000
Net loss..............................          --        --             --      (6,474,212)     (6,474,212)
                                        ----------   -------    -----------    ------------     -----------
BALANCES, DECEMBER 31, 1997...........  13,976,285    85,763     36,838,152      (9,730,977)     27,192,938
Issuance of Common Stock..............     407,166     4,072      3,831,432              --       3,835,504
Net loss..............................          --        --             --      (2,722,450)     (2,722,450)
                                        ----------   -------    -----------    ------------     -----------
BALANCES, MARCH 31, 1998
  (UNAUDITED).........................  14,383,451   $89,835    $40,669,584    $(12,453,427)    $28,305,992
                                        ==========   =======    ===========    ============     ===========

   The accompanying notes are an integral part of these financial statements.

                               BROADCAST.COM INC.

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD
                                                           FROM INCEPTION
                                                           (MAY 19, 1995)          YEAR ENDED              THREE MONTHS ENDED
                                                                 TO               DECEMBER 31,                  MARCH 31,
                                                            DECEMBER 31,    -------------------------   -------------------------
                                                                1995           1996          1997          1997          1998
                                                           --------------   -----------   -----------   -----------   -----------
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss...............................................       $(267,918)  $(2,988,847)  $(6,474,212)  $(1,063,497)  $(2,722,450)
  Adjustments to reconcile net loss to net cash from
    operating activities:
    Depreciation.........................................          22,936       488,037     1,060,340       162,461       427,203
    Amortization.........................................           6,960        55,966        68,780        14,002        15,253
    Issuance of Common Stock for services................           2,500            --            --            --            --
    Provision for doubtful accounts......................              --        84,006        86,240         9,720        88,500
    Changes in operating assets and liabilities:
      Accounts receivable................................              --      (490,808)   (1,656,203)     (294,570)     (560,296)
      Prepaid expenses...................................         (87,168)   (1,693,592)     (200,257)       13,500       215,902
      Other assets.......................................         (11,663)       (6,559)        6,601          (372)      (41,675)
      Accounts payable and accrued liabilities...........         304,644       241,827       493,405       (39,936)      788,606
                                                                 --------    ----------    ----------    ----------    ----------
        Net cash used in operating activities............         (29,709)   (4,309,970)   (6,615,306)   (1,198,692)   (1,788,957)
                                                                 --------    ----------    ----------    ----------    ----------
Cash flows from investing activities:
  Purchases of intangible assets.........................              --            --            --            --       (80,000)
  Purchases of property and equipment....................        (414,227)   (1,282,928)   (2,687,129)     (688,824)     (903,487)
                                                                 --------    ----------    ----------    ----------    ----------
        Net cash used in investing activities............        (414,227)   (1,282,928)   (2,687,129)     (688,824)     (983,487)
                                                                 --------    ----------    ----------    ----------    ----------
Cash flows from financing activities:
  Proceeds from Common Stock issuances...................           1,000    10,045,790    25,339,265     3,542,940     3,835,504
  Proceeds from sale of warrants.........................              --            --       720,000       120,000            --
  Proceeds from stock subscription deposits..............         570,330            --            --            --            --
  Proceeds from (repayment of) stockholder loan..........          14,980       (14,980)           --            --            --
  Purchase of treasury stock.............................              --      (160,000)           --            --            --
  Proceeds from sale of treasury stock...................              --       160,000            --            --            --
                                                                 --------    ----------    ----------    ----------    ----------
        Net cash provided by financing activities........         586,310    10,030,810    26,059,265     3,662,940     3,835,504
                                                                 --------    ----------    ----------    ----------    ----------
Net increase in cash and cash equivalents................         142,374     4,437,912    16,756,830     1,755,424     1,063,060
Cash and cash equivalents at beginning of period.........              --       142,374     4,580,286     4,580,286    21,337,116
                                                                 --------    ----------    ----------    ----------    ----------
Cash and cash equivalents at end of period...............       $ 142,374   $ 4,580,286   $21,337,116   $ 6,335,710   $22,400,176
                                                                 ========    ==========    ==========    ==========    ==========

           (See disclosure of noncash transactions in Notes 2 and 7)

   The accompanying notes are an integral part of these financial statements.

                               BROADCAST.COM INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Cameron Audio Networks, Inc. ("Cameron") was incorporated in Texas on May 19, 1995. On May 15, 1996, Cameron purchased the rights to the name AudioNet and reincorporated as AudioNet, Inc. in the state of Delaware. In May 1995, the Company filed the Articles of Incorporation (the "Articles") with the Secretary of State of Texas. The Articles authorized the issuance of one million shares of no par Common Stock. In December 1995, the Company filed the Articles of Amendment to the Articles to increase the number of authorized no par shares of Common Stock to ten million. On November 1, 1996, Cameron and AudioNet filed a Certificate of Merger, effectively a stock-for-stock merger, whereby Cameron merged with and into AudioNet, with AudioNet as the surviving entity. At such time Cameron ceased to exist. Each share of common stock of Cameron was converted to one share of Common Stock of AudioNet. Effective as of the merger date, the number of shares authorized increased from 10,000,000 shares of Common Stock, no par value, to 5,000,000 shares of Preferred Stock, $0.01 par value, and 45,000,000 shares of Common Stock, $0.01 par value. The financial statements have been retroactively restated to reflect this reincorporation, except for the original issuance of founders' shares (see Note 7). In April 1997, the Company declared a sixty-for-one stock split to be effected in the form of a stock dividend to stockholders of record on April 28, 1997. Concurrent with the stock split, the number of authorized common shares was increased from 10,000,000 to 45,000,000. As stated in Note 2, the financial statements have been adjusted retroactively for the sixty-for-one stock split. Effective May 14, 1998, the Company changed its name to broadcast.com inc. ("broadcast.com" or the "Company"). (Unaudited -- See Note 10)

     The Company aggregates content and is a broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" live and on-demand audio and video content on the Internet. The Company offers a comprehensive selection of live and on-demand audio and video programming on the Internet, including sports, talk and music radio, television, business events, full-length music CDs, news, commentary and full-length audio-books. The Company broadcasts on the Internet 24 hours a day seven days a week, and its programming includes radio stations, television stations and cable networks and game broadcasts and other programming for college and professional sports teams. The Company licenses such programming from content providers, in most cases under exclusive, multi-year agreements. The Company's Business Services Group also provides Internet and intranet broadcasting services to businesses and other organizations. These business services include turnkey production of press conferences, earnings conference calls, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events.

2. SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUES

     The Company generates revenues through business services, Web advertising and traditional media advertising.

     Business Services. In 1996 and 1997, the Company derived 31% and 41%, respectively, of revenues from business services. Business services revenues are derived by providing Internet or intranet broadcasting services to businesses and other organizations. Business services revenues are recognized in the month in

                               BROADCAST.COM INC.

which the service is performed, provided that no significant Company obligations remain and collection of the resulting receivable is probable.

     Web Advertising. In 1996 and 1997, the Company derived 62% and 43%, respectively, of its revenues from the sale of Web advertisements. Web advertising revenues are derived from the sale of gateway ads with guaranteed click-thrus ads, channel and event sponsorships and multimedia and traditional banner ads. Bartered Web advertising revenues are derived from transactions in which the Company trades advertising on its Web sites in exchange for advertisements on the Web sites of other companies. Bartered Web advertising revenues are recognized at the fair market value of consideration received or provided, whichever is lower. In cases where there is not substantial objective evidence of fair market value, no revenue is recognized. All bartered Web advertising revenues are offset by an equal amount of bartered Web advertising expense in cost of revenues. Bartered Web advertising revenues represented 59% and 34% of Web advertising revenues, or 36% and 15% of total revenues in 1996 and 1997, respectively. Web advertising revenues are recognized in the period in which the advertisement is displayed on one of the Company's Web pages, except for sponsorship sales which are recognized ratably over the term of the sponsorship, provided that no significant Company obligations remain and collection of the resulting receivable is probable. The duration of the Company's advertising commitments has generally ranged from one week to one year.

     Traditional Media Advertising. In 1997, the Company derived 14% of its revenues from traditional media advertising. Traditional media advertising revenues are derived from the sale of ad spots received from radio and television stations in exchange for the Company broadcasting their programming over the Internet and the sale of prepaid advertising. Traditional media advertising revenues are recognized in the month in which the spots are sold.

     Other. Other revenues consist of electronic commerce sales as well as certain programming and promotional services performed by the Company and are recognized in the month the service is provided or the product is sold.

     In 1996, two customers of the Company each accounted for 10% of revenues, one of which is currently a stockholder. In 1997, no customer accounted for more than 10% of revenues.

     COST OF REVENUES

     Cost of revenues consist primarily of amortization of prepaid advertising, bartered Web advertising expenses, event production costs, direct personnel expenses associated with event production and performance license fees.

     OPERATING AND DEVELOPMENT EXPENSES

     Operating and development expenses consist primarily of data communications expenses, personnel expenses associated with broadcasting, content and software license fees, operating supplies and overhead.

     SALES AND MARKETING EXPENSES

     Sales and marketing expenses consist primarily of personnel expenses associated with the sale of the Company's business services and advertising, marketing of the Company's Web sites, graphic design costs and overhead.

     GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses consist primarily of administrative personnel expenses, professional fees, expenditures for applicable facilities costs and overhead.

                               BROADCAST.COM INC.

     CASH EQUIVALENTS

     The Company considers investments with original maturities dates of 90 days or less to be cash equivalents. The carrying values of these investments are approximately equal to their fair market values at the end of the year.

     ADVERTISING EXPENSES

     Advertising expenses are either charged to operations when incurred or purchased in advance and capitalized for future use or sale. Advertising purchased in advance is capitalized and amortized as it is used or sold. The cost of advertising used by the Company is charged to operations while the cost of advertising sold to customers is included in cost of revenues.

     PREPAID EXPENSES

     In December 1997, the Company entered into an agreement with Yahoo! Inc. ("Yahoo!"), an existing stockholder, to integrate their services and conduct certain joint marketing activities. Amounts paid under this agreement for prepaid advertising credits are capitalized and amortized as the advertising credits are utilized. Amounts paid under this agreement for the use, reproduction and display of the broadcast.com brand, page views received from Yahoo! for banner advertising, sponsorships and promotions for the Company are capitalized and amortized ratably over the term of the agreement, which terminates on January 31, 1998.

     In conjunction with a stock transaction with Premiere Radio Networks, Inc. ("Premiere"), the Company entered into an agreement in November 1996 to pay Premiere $2,000,000 in exchange for an equal value of advertising credits. The Company is required to utilize a minimum of $250,000 in each twelve-month period over a maximum of four years. The asset has been and will continue to be amortized in the period the advertising credits are utilized (see Advertising expenses). In 1996 and 1997, the Company utilized approximately $285,000 and $780,000, respectively, in advertising credits.

     Prepaid advertising credits that will be utilized within the next twelve months are classified as current assets.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated over its estimated useful life, ranging from one to five years. The Company provides for depreciation of assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Prior to 1996, capitalized software costs were being amortized over three years. However, in 1996, the Company changed the estimated life of all capitalized software costs to one year. The effect of this change was to increase the net loss during 1996 by approximately $240,000. Leasehold improvements are amortized over the life of the lease using the straight-line method. Expenditures for maintenance and repairs are charged to operations in the period they are incurred.

     Long-lived assets held and used by the Company, or to be disposed of, are reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book value of the assets and the estimated fair value of the related assets. Based on its most recent analysis, the Company believes that no impairment of long-lived assets existed at December 31, 1997.

                               BROADCAST.COM INC.

     INTANGIBLE ASSETS

     Intangible assets consist of certain transmission agreements acquired in the purchase of Cameron, and an agreement to purchase a license from University Sports America, Inc. ("University Sports") (see Note 7). The transmission agreements acquired in the purchase of Cameron are stated at cost, less accumulated amortization of approximately $24,000 and $40,000 at December 31, 1996 and 1997, respectively, and are being amortized on a straight-line basis over a three-year period.

     The Company entered into an agreement to purchase a license from University Sports in exchange for 390,060 shares of Common Stock. The license provides the Company with the right to broadcast several college and university sports programs over the Internet. The license is stated at cost, less accumulated amortization of approximately $39,000 and $78,000 at December 31, 1996 and 1997, respectively, and is being amortized on a straight-line basis over a five-year period.

     FINANCIAL INSTRUMENTS

     As of December 31, 1996 and 1997, the fair values of the Company's accounts receivable and accounts payable and accrued liabilities approximate the related carrying values.

     ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     At December 31, 1996, accounts payable and accrued liabilities included approximately $145,000 in software license fees, approximately $61,000 in expense reimbursements to employees, approximately $56,000 in legal fees, approximately $51,000 for computer hardware costs, and approximately $13,000 for leasehold improvements.

     At December 31, 1997, accounts payable and accrued liabilities included approximately $368,000 in software license fees, approximately $82,000 in deferred revenue, and approximately $55,000 in advertising expenses.

     INCOME TAXES

     The Company presents income taxes pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). FAS 109 uses an asset and liability approach to account for income taxes, wherein deferred taxes are provided for book and tax basis differences for assets and liabilities. In the event differences between the financial reporting basis and the tax basis of the Company's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided for a portion or all of the deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

     ACCOUNTING FOR STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company's Common Stock at the date of grant over the amount the employee must pay to acquire the stock. Pro forma disclosure of net loss based on the provisions of FAS 123 is discussed in Note 6.

                               BROADCAST.COM INC.

     STOCK SPLIT

     A sixty-for-one split of the Company's Common Stock was effected in the form of a stock dividend in April 1997. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the sixty-for-one stock split(see Note 1).

     UNAUDITED QUARTERLY FINANCIAL DATA

     The quarterly financial information presented herein should be read in conjunction with the Company's annual financial statements for the year ended December 31, 1997. The unaudited interim financial statements reflect all adjustments (all of which are of a normal recurring nature) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The results for the interim periods are not necessarily indicative of the results to be expected for the year.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("FAS 130"), was issued. FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption. FAS 130 is effective for fiscal years beginning after December 15, 1997. The Company adopted FAS 130 for the year ending December 31, 1998. The Company had no comprehensive income items to report for the three months ended March 31, 1998.

     In June 1997, Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information ("FAS 131"), was issued. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to stockholders. FAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt the reporting requirements of FAS 131 in its financial statements for the year ending December 31, 1998.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
Computer hardware...........................................  $1,031,198    $2,794,395
Computer software...........................................     492,894       575,582
Furniture and equipment.....................................      66,645       222,175
Leasehold improvements......................................     106,418       792,132
                                                              ----------    ----------
                                                               1,697,155     4,384,284
Accumulated depreciation....................................    (510,973)   (1,571,313)
                                                              ----------    ----------
                                                              $1,186,182    $2,812,971
                                                              ==========    ==========

     Computer software represents software purchased from outside vendors for internal use and is being amortized over one year.

                               BROADCAST.COM INC.

4. COMMITMENTS AND CONTINGENCIES

     A summary of future minimum lease payments under operating leases for buildings and equipment as of December 31, 1997 is as follows:

         FISCAL YEAR ENDING DECEMBER 31,
         -------------------------------
1998..............................................  $159,806
1999..............................................   159,806
2000..............................................    84,629
2001..............................................    47,040
2002..............................................     3,920
                                                    --------
Total.............................................  $455,201
                                                    ========

     During 1995, the President and co-founder of the Company provided office space to the Company for no cost and, therefore, there was no rental expense recorded for the period ending December 31, 1995 (see Note 9). Rental expense of approximately $25,000 and $178,000 was incurred during 1996 and 1997, respectively.

     Pursuant to an agreement with Capitol Radio Network, Inc. ("Capitol"), the Company is obligated to purchase a minimum of $75,000 of advertising spots from Capitol each year during the term of the agreement which began in February 1997 and which expires on December 31, 2000 (see Note 7).

     In December 1997, the Company entered into an agreement with Yahoo! to integrate their services and conduct certain joint marketing activities. In December 1997, the Company paid Yahoo! $1,000,000, representing a prepaid advertising credit (see Note 2). The Company agreed to pay Yahoo! an additional $1,500,000 in 1998, pursuant to which Yahoo! agreed to promote broadcast.com programming on its Web site. As of March 31, 1998, the Company had paid Yahoo! $750,000 of such amount. The agreement terminates on January 31, 1999.

     In December 1997, the Company entered into a line of credit, which provides for borrowings of up to $2,500,000 for working capital needs and equipment purchases. As of March 31, 1998, the Company had not made any borrowings against this line of credit.

     From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

5. INCOME TAXES

     As of December 31, 1997, the Company has available net operating loss carryforwards totaling approximately $10,269,000 which expire beginning in 2011. Utilization of net operating loss carryforwards may be limited by ownership changes which may have occurred or could occur in the future.

     Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes. The net deferred tax asset has been fully reserved because of uncertainty regarding the

                               BROADCAST.COM INC.

Company's ability to recognize the benefit of the asset in future years. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1997
                                                            -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards........................  $ 1,088,606    $ 3,796,343
  Intangible amortization.................................       20,984         35,231
  Depreciation............................................       88,352        127,201
  Contribution carryover..................................          370            370
  Accrual to cash adjustment..............................        3,793             --
                                                            -----------    -----------
  Gross deferred tax assets...............................    1,202,105      3,959,145
Deferred tax liabilities:
  Accrual to cash adjustment..............................           --        367,680
                                                            -----------    -----------
Net deferred tax assets...................................    1,202,105      3,591,465
Valuation allowance.......................................   (1,202,105)    (3,591,465)
                                                            -----------    -----------
Deferred tax balance......................................  $        --    $        --
                                                            ===========    ===========

     The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

                                                              1995    1996    1997
                                                              ----    ----    ----
Federal tax benefit at statutory rate.......................  (34)%   (34)%   (34)%
State taxes, net of federal benefit.........................   (4)     (4)     (3)
Adjustment due to increase in valuation allowance...........   38      38      37
                                                              ---     ---     ---
Provision for income taxes..................................   --%     --%     --%
                                                              ===     ===     ===

6. STOCK-BASED COMPENSATION

     The Company's 1996 Stock Option Plan for employees and consultants was approved by the Board of Directors and stockholders of the Company in April 1996 and authorizes the grant of up to 1,440,000 shares of the Company's Common Stock in the form of incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). The plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"). Options typically expire 10 years from the date of grant, and under Committee policy become exercisable in installments of 20% per year commencing one year from the date of grant, or over such other vesting period determined by the Committee. Shares granted come from the Company's authorized but unissued or reacquired Common Stock.

     The Company's 1998 Stock Option Plan for employees and consultants was approved by the Board of Directors in August 1997 and, pending stockholder approval, authorizes the grant of up to 1,800,000 shares of the Company's Common Stock in the form of ISOs and NSOs. The plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Options typically expire 10 years from the date of grant, and become exercisable in installments of 20% per year commencing one year from the date of grant, or over such other vesting period determined by the Compensation Committee. Shares granted come from the Company's authorized but unissued or reacquired Common Stock.

     Under the 1996 and 1998 Stock Option Plans, the Company has issued options to purchase a total, net of forfeitures, of 1,869,154 shares of Common Stock and has 991,102 options available for issuance as of December 31, 1997. Effective August 19, 1997, the Company discontinued the 1996 Stock Option Plan.

                               BROADCAST.COM INC.

     The Company's 1996 Stock Option Plan for Non-Employee Directors, which was approved by the Board of Directors and the stockholders in April 1996, authorizes the grant of up to 150,000 shares of the Company's Common Stock in the form of ISOs and NSOs. The plan is administered by the Committee. Options typically expire 10 years from the date of grant, and under Committee policy become exercisable in installments of 20% per year commencing one year from the date of grant, or over such other vesting period determined by the Committee. Shares granted come from the Company's authorized but unissued or reacquired Common Stock. During 1996, the Company granted to a non-employee director an option to purchase 15,000 shares of Common Stock at an exercise price of $1.07 per share, which option was still outstanding at December 31, 1997.

     There were no stock options granted prior to 1996. If compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards issued in 1996 and 1997 consistent with the provisions of FAS 123, then the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                 1996          1997
                                                              ----------    ----------
Net loss--as reported.......................................  $2,988,847    $6,474,212
Net loss--pro forma.........................................   3,050,003     6,747,793
Basic and diluted net loss per share--as reported...........       (0.31)        (0.55)
Basic and diluted net loss per share--pro forma.............       (0.32)        (0.58)

     The weighted average fair value at date of grant for options granted during 1996 and 1997 was $0.46 and $1.10 per option, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used:

                                                                1996         1997
                                                              ---------    ---------
Dividend yield..............................................         --           --
Expected volatility.........................................         --           --
Risk-free rate of return....................................       6.2%         5.9%
Expected life...............................................  3.0 years    3.0 years
Expected forfeiture rate....................................         --        15.0%

     The following table summarizes activity under the Company's stock option plans during the years ended December 31, 1996 and 1997:

                                                                               WEIGHTED
                                                                                AVERAGE
                                                              EXERCISE         EXERCISE
                                                OPTIONS        PRICE             PRICE
                                               ---------    ------------    ---------------
Outstanding at December 31, 1995.............         --    $         --         $  --
  Granted....................................    686,640     1.07 - 2.69          2.65
                                               ---------    ------------         -----
Outstanding at December 31, 1996.............    686,640     1.07 - 2.69          2.65
  Granted....................................  1,277,066            6.80          6.80
  Forfeited..................................    (79,552)    2.69 - 6.80          5.98
                                               ---------    ------------         -----
Outstanding at December 31, 1997.............  1,884,154     1.07 - 6.80          5.32
                                               =========    ============         =====
Options exercisable at December 31, 1997.....    208,189    $1.07 - 6.80         $3.83

     The following table summarizes information about stock options outstanding as of December 31, 1997:

                                                                   WEIGHTED AVERAGE
                                                      NUMBER          REMAINING          NUMBER
EXERCISE PRICES                                     OUTSTANDING    CONTRACTUAL LIFE    EXERCISABLE
---------------                                     -----------    ----------------    -----------
   $1.07........................................        15,000      8.4 years               7,500
    2.69........................................       655,688      4.6 years             140,069
    6.80........................................     1,213,466      9.5 years              60,620

                               BROADCAST.COM INC.

     In addition to the option activity described above, in September 1996, the Company issued a warrant to purchase 15,960 shares of Common Stock at an exercise price of $6.80 per share. In February and December 1997, the Company issued 147,120 and 159,236 warrants, respectively, for the purchase of Common Stock to two participants in private placement offerings at exercise prices of $6.80 and $9.42, respectively (see Note 7).

7. STOCKHOLDERS' EQUITY

     In May 1995, founders of the Company were issued a total of 5,400,000 shares of Common Stock for $1,000.

     In May 1995, the Company issued 600,000 shares in consideration for a purchase agreement in which the Company acquired the assets and intangible rights and assumed the obligations and duties under certain transmission agreements of Cameron.

     In August 1995, the Company issued 30,180 shares of Common Stock in order to satisfy a $2,500 liability for legal fees.

     Between January and March 1996, the Company issued a total of 3,280,560 shares of Common Stock to new and existing stockholders of the Company for $0.50 per share or $1,640,280.

     In June 1996, the Company issued 499,080 shares of Common Stock to new and existing stockholders for $536,012 or approximately $1.07 per share.

     In July 1996, the Company repurchased 120,000 shares of Common Stock from Cameron for $1.33 per share or $160,000 and subsequently resold these shares to new and existing stockholders for $1.33 per share.

     Between September 1996 and May 1997, the Company issued a total of 1,870,680 shares of Common Stock to new and existing stockholders, including Motorola and Intel, for approximately $6.80 per share or $12,712,830. In connection with Motorola's investment in September 1996, the two largest stockholders agreed to vote their shares so as to elect a nominee of Motorola to the Board of Directors. In February 1997, the Company issued a warrant to Intel for $120,000 representing the right to acquire 147,120 shares of the Company's Common Stock at a price of $6.80 per share, or $1,000,416. Under the terms of the warrant, the right to acquire 58,860 shares is exercisable immediately and expires on February 23, 2004. However, the right to acquire the remaining 88,260 shares of the Company's Common Stock at $6.80 per share will expire upon consummation of an initial public offering. In addition, an underwriting fee related to certain of these transactions totalling approximately $365,000 was recorded as a reduction in additional paid-in capital.

     In December 1997, the Company issued 2,295,785 shares of Common Stock for $21,626,294 or $9.42 per share to new and existing stockholders, including Motorola, Intel and Yahoo! In connection with these transactions, the two largest stockholders agreed to vote their shares so as to elect a second nominee of Motorola to the Board of Directors and the Company issued a warrant to Yahoo! for approximately $600,000 representing the right to purchase 159,236 shares of the Company's Common Stock at a strike price of $9.42 per share or $1,500,000. The warrant is exercisable immediately and expires on December 30, 2000.

     In March 1998, the Company issued 407,166 shares of Common Stock to new and existing stockholders for $3,835,504 or $9.42 per share.

     The Company has granted to certain owners of Common Stock preemptive rights that expire immediately prior to consummation of an initial public offering.

8. NET LOSS PER SHARE

     Basic net loss per share has been computed in accordance with FAS 128 using the weighted average number of common shares outstanding. The provisions and disclosure requirements for FAS 128 were required to be adopted for interim and annual periods ending after December 15, 1997, with restatement of EPS for all prior periods.

                               BROADCAST.COM INC.

     Diluted net loss per share gives effect to all dilutive potential common shares that were outstanding during the period. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 6, were included in the computations of diluted earnings per share because they were antidilutive. See Note 6 for a list of options and warrants outstanding at December 31, 1997 that were excluded from the diluted EPS computation because they were antidilutive. Options and warrants outstanding at March 31, 1998 which were not included in the computation of diluted EPS because they were antidilutive were as follows:

EXERCISE
  PRICE                                  NUMBER OF        EXPIRATION
PER SHARE                             OPTIONS/WARRANTS       DATE
---------                             ----------------    ----------
 $ 1.07.............................         7,500          2006
   2.69.............................         652,200        2006
   6.80.............................       1,228,282      2004-2007
   9.42.............................         309,650      2000-2008
  10.43.............................          37,397        2008

9. RELATED PARTY TRANSACTIONS

     During 1995, certain computer equipment and office space owned by a corporation wholly owned by the Company's President were provided to the Company at no cost. The cost of these assets and rent expense were not included in the financial statements. Additionally, certain travel and other expenses were incurred by the president for the direct benefit of the Company. These travel and other expenses were immaterial to the financial statements as a whole and were not recorded in the 1995 financial statements.

10. SUBSEQUENT EVENT (UNAUDITED)

     Effective May 14, 1998, the Company's name was changed from AudioNet, Inc. to broadcast.com inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

Securities and Exchange Commission registration fee.........  $ 10,325
NASD filing fee.............................................     4,000
Printing expenses...........................................
Accounting fees and expenses................................
Legal fees and expenses.....................................
NASDAQ National Market listing fee..........................
Blue Sky fees and expenses..................................
Transfer agent's fees and expenses..........................
Miscellaneous...............................................
                                                              --------
          Total.............................................  $
                                                              ========

     All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL, the Company's Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer or employee of the Company, or that being such a director, officer or employee he is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     In addition, the Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or that being such a director, officer or employee he is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Any indemnification (unless ordered by a court) made by the Company may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination must be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any covered action, suit or proceeding, or in defense of any covered claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in the Bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

     The Company presently maintains policies of directors' and officers'
liability insurance in the amount of $          million.

     The Company and the Underwriters will enter into an agreement that the Company anticipates will provide for indemnification by the Underwriters of the Company, its directors and officers, and by the Company of the Underwriters, in each case for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has not issued or sold securities within the past three years pursuant to offerings that were not registered under the Securities Act, except as follows:

     In May 1995, a total of 5,400,000 shares of Common Stock were sold to the three founding stockholders of the Company in exchange for a total founding contribution of $1,000.

     Between May and August 1995, a total of 630,180 shares of Common Stock were sold to three investors in satisfaction of contractual obligations of the Company.

     Between January and March 1996, a total of 3,280,560 shares of Common Stock were sold to a total of 19 investors at a price of $0.50 per share as to 18 investors and as consideration for contract rights obtained by the Company from one investor.

     In June 1996, 499,080 shares of Common Stock were sold to two investors at a price of $1.07 per share.

     In July 1996, a total of 120,000 shares of Common Stock were repurchased from Cameron and resold to a total of twenty-three investors at a price of $1.33 per share.

     Between September 1996 and May 1997, a total of 1,870,680 shares of Common Stock were sold to a total of five investors at a price of $6.80 per share.

     Between December 1997 and March 1998, a total of 2,702,951 shares of Common Stock were sold to a total of six investors at a price of $9.42 per share.

     In December 1996, the Company issued a warrant to purchase 15,960 shares of Common Stock at an exercise price of $6.80 per share for services rendered. In February and December 1997 the Company issued warrants to purchase 294,300 and 79,618 shares of Common Stock, respectively, at exercise prices of $6.80 and $9.42 per share, respectively, to investors. Since May 1995, the Company has granted stock options to employees, consultants and directors under its stock option plans covering an aggregate of 2,474,717 shares of the Company's Common Stock, at exercise prices ranging from $1.07 to $10.43 per share. Since May 1995, the Company has issued no shares of Common Stock to employees, consultants and directors upon exercise of stock options.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          1.1*           -- Underwriting Agreement
          3.1            -- Restated Certificate of Incorporation of the Company, as
                            amended
          3.2            -- Amended and Restated Bylaws of the Company
          4.1*           -- Form of Common Stock Certificate
          5.1*           -- Opinion of Gibson, Dunn & Crutcher LLP
         10.1.1*         -- Employment Agreement, dated as of May   , 1998, between
                            the Company and Todd R. Wagner.
         10.1.2*         -- Employment Agreement, dated as of May   , 1998, between
                            the Company and Mark Cuban.
         10.2.1          -- Stock Purchase Agreement, dated as of September 4, 1996, between the Company and Motorola, Inc.
         10.2.2          -- Stock Purchase Agreement, dated as of November 15, 1996, between the Company and Premiere Radio Networks, Inc.
         10.2.3*         -- Stock and Warrant Purchase Agreement, dated as of
                            February 24, 1997, between the Company and Intel
                            Corporation (with Warrant attached, as amended by
                            Amendment No. 1 to the Warrant, dated as of December 29,
                            1997).
         10.2.4*         -- Stock Purchase Agreement, dated as of December 19, 1997, between the Company and Motorola, Inc.
         10.2.5*         -- Stock Purchase Agreement, dated as of December 29, 1997, between the Company and Intel Corporation.
         10.2.6*         -- Stock and Warrant Purchase Agreement, dated as of
                            December 30, 1997, between the Company and Yahoo! Inc.
                            (with Warrant attached).
         10.3            -- First Amended and Restated Registration Rights Agreement,
                            dated as of February 24, 1997 among the Company,
                            Motorola, Inc., Premiere Radio Networks, Inc., Capitol
                            Radio Network, Inc., Intel Corporation and HMTF AudioNet
                            Investors, as amended by the Addendum to First Amended
                            and Restated Registration Rights Agreement dated as of
                            December 30, 1997, among the Company, Yahoo! Inc.,
                            Motorola, Inc. and Intel Corporation.
         10.4            -- Stockholders Agreement, dated as of September 4, 1996,
                            among the Company, Motorola, Inc., Todd R. Wagner and
                            Mark Cuban, as amended by Amendment No. 1 on December 30,
                            1996 and Amendment No. 2 on December 19, 1997.
         10.5            -- December Stockholders Agreement, dated as of December 31,
                            1996, among the Company, Todd R. Wagner, Mark Cuban, HMTF
                            AudioNet Investors, Motorola, Inc., Premiere Radio
                            Networks, Inc., as amended by an Addendum to December
                            Stockholders Agreement dated February 24, 1997, between
                            Intel Corporation, the Company, Todd R. Wagner and Mark
                            Cuban, and as further amended by an Addendum to December
                            Stockholders Agreement dated December 30, 1997, between
                            Yahoo! Inc., the Company, Todd R. Wagner and Mark Cuban.
         10.6**          -- Network Radio Sales Representation Agreement dated as of
                            November 15, 1996, between the Company and Premiere Radio
                            Networks, Inc.
         10.7            -- The Company's 1998 Employee Stock Purchase Plan.
         10.8            -- The Company's 1996 Stock Option Plan.
         10.9            -- The Company's 1998 Stock Option Plan.

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         10.10           -- Form of the Company's Stock Option Agreement under the
                            1998 Stock Option Plan.
         10.11           -- The Company's 1996 Non-Employee Directors Stock Option
                            Plan.
         10.12**         -- RealNetworks License Agreement, dated as of January 1,
                            1998, between the Company and RealNetworks, Inc.
         10.13**         -- NetShow License Agreement, dated as of January 1, 1998, between the Company and Microsoft Corporation.
         10.14           -- Form of Directors and Officers Indemnification Agreement.
         10.15           -- Lease Agreement, dated as of December 2, 1996, between
                            the Company and George W. Lollis and Daisy Lollis.
         10.16           -- Master Lease of Personal Property No. 3769, dated April
                            15, 1998, between the Company and Charter Financial, Inc.
         10.17           -- The Security and Loan Agreement (Accounts Receivable),
                            dated December 15, 1997, between the Company and Imperial
                            Bank.
         10.18           -- Imperial Bank Note, dated December 15, 1997, between the
                            Company and Imperial Bank.
         21.1*           -- Subsidiary of the Company
         23.1            -- Consent of Price Waterhouse LLP
         23.2*           -- Consent of Gibson, Dunn & Crutcher LLP (contained in
                            Exhibit 5.1*)
         24.1            -- Power of Attorney (see Page II-8 of the Registration
                            Statement)
         27.1            -- Financial Data Schedule

------------

 * To be filed by amendment

** Information contained in such agreement has been omitted subject to a confidential treatment request, marked with asterisks and filed separately with the Commission.

     b) Financial Statement Schedules

           Schedule II -- Valuation and Qualifying Accounts

                All other Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (l) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

           PERIOD FROM INCEPTION (MAY 19, 1995) TO DECEMBER 31, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                      ADDITIONS
                           BALANCE AT   --------------------------------------
                           BEGINNING        CHARGED TO          CHARGED TO                     BALANCE AT
       DESCRIPTION         OF PERIOD    COSTS AND EXPENSES   OTHER ACCOUNTS(A)   DEDUCTIONS   END OF PERIOD
       -----------         ----------   ------------------   -----------------   ----------   -------------
1995:
  Provision for doubtful
     accounts -- accounts
     receivables.........  $       --       $       --           $     --         $     --     $       --
  Tax valuation
     reserve.............          --          101,429                 --               --        101,429
                           ----------       ----------           --------         --------     ----------
          Total..........  $       --       $  101,429           $     --         $     --     $  101,429
                           ==========       ==========           ========         ========     ==========
1996:
  Provision for doubtful
     accounts -- accounts
     receivables.........  $       --       $   84,006           $(49,180)        $     --     $   34,826
  Tax valuation
     reserve.............     101,429        1,100,676                 --               --      1,202,105
                           ----------       ----------           --------         --------     ----------
          Total..........  $  101,429       $1,184,682           $(49,180)        $     --     $1,236,931
                           ==========       ==========           ========         ========     ==========
1997:
  Provision for doubtful
     accounts -- accounts
     receivables.........  $   34,826       $   86,240           $(44,826)        $     --     $   76,240
  Tax valuation
     reserve.............   1,202,105        2,389,360                 --               --      3,591,465
                           ----------       ----------           --------         --------     ----------
          Total..........  $1,236,931       $2,475,600           $(44,826)        $     --     $3,667,705
                           ==========       ==========           ========         ========     ==========

---------------

(a) Such amounts relate to the utilization of the valuation and qualifying accounts to specific items for which they were established in the accounts receivables and tax valuation reserve accounts.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 15, 1998.

                                            broadcast.com inc.

                                            By:     /s/ TODD R. WAGNER
                                              ----------------------------------
                                              Name: Todd R. Wagner
                                              Title:   Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd R. Wagner and Jack A. Riggs and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity indicated on May 15, 1998.

                  SIGNATURE                                         TITLE
                  ---------                                         -----

             /s/ TODD R. WAGNER                 Chief Executive Officer (Principal Executive
---------------------------------------------     Officer)
               Todd R. Wagner

               /s/ MARK CUBAN                   Chairman of the Board and President
---------------------------------------------
                 Mark Cuban

             /s/ STEVEN D. LEEKE                Director
---------------------------------------------
               Steven D. Leeke

             /s/ RANDALL BATTAT                 Director
---------------------------------------------
               Randall Battat

             /s/ JOSEPH W. AUTEM                Director
---------------------------------------------
                Joseph Autem

              /s/ JACK A. RIGGS                 Chief Financial Officer (Principal Financial
---------------------------------------------     and Accounting Officer) and Director
                Jack A. Riggs

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          1.1*           -- Underwriting Agreement
          3.1            -- Restated Certificate of Incorporation of the Company, as
                            amended
          3.2            -- Amended and Restated Bylaws of the Company
          4.1*           -- Form of Common Stock Certificate
          5.1*           -- Opinion of Gibson, Dunn & Crutcher LLP
         10.1.1*         -- Employment Agreement, dated as of May   , 1998, between
                            the Company and Todd R. Wagner.
         10.1.2*         -- Employment Agreement, dated as of May   , 1998, between
                            the Company and Mark Cuban.
         10.2.1          -- Stock Purchase Agreement, dated as of September 4, 1996, between the Company and Motorola, Inc.
         10.2.2          -- Stock Purchase Agreement, dated as of November 15, 1996, between the Company and Premiere Radio Networks, Inc.
         10.2.3*         -- Stock and Warrant Purchase Agreement, dated as of
                            February 24, 1997, between the Company and Intel
                            Corporation (with Warrant attached, as amended by
                            Amendment No. 1 to the Warrant, dated as of December 29,
                            1997).
         10.2.4*         -- Stock Purchase Agreement, dated as of December 19, 1997, between the Company and Motorola, Inc.
         10.2.5*         -- Stock Purchase Agreement, dated as of December 29, 1997, between the Company and Intel Corporation.
         10.2.6*         -- Stock and Warrant Purchase Agreement, dated as of
                            December 30, 1997, between the Company and Yahoo! Inc.
                            (with Warrant attached).
         10.3            -- First Amended and Restated Registration Rights Agreement,
                            dated as of February 24, 1997 among the Company,
                            Motorola, Inc., Premiere Radio Networks, Inc., Capitol
                            Radio Network, Inc., Intel Corporation and HMTF AudioNet
                            Investors, as amended by the Addendum to First Amended
                            and Restated Registration Rights Agreement dated as of
                            December 30, 1997, among the Company, Yahoo! Inc.,
                            Motorola, Inc. and Intel Corporation.
         10.4            -- Stockholders Agreement, dated as of September 4, 1996,
                            among the Company, Motorola, Inc., Todd R. Wagner and
                            Mark Cuban, as amended by Amendment No. 1 on December 30,
                            1996 and Amendment No. 2 on December 19, 1997.
         10.5            -- December Stockholders Agreement, dated as of December 31,
                            1996, among the Company, Todd R. Wagner, Mark Cuban, HMTF
                            AudioNet Investors, Motorola, Inc., Premiere Radio
                            Networks, Inc., as amended by an Addendum to December
                            Stockholders Agreement dated February 24, 1997, between
                            Intel Corporation, the Company, Todd R. Wagner and Mark
                            Cuban, and as further amended by an Addendum to December
                            Stockholders Agreement dated December 30, 1997, between
                            Yahoo! Inc., the Company, Todd R. Wagner and Mark Cuban.
         10.6**          -- Network Radio Sales Representation Agreement dated as of
                            November 15, 1996, between the Company and Premiere Radio
                            Networks, Inc.
         10.7            -- The Company's 1998 Employee Stock Purchase Plan.
         10.8            -- The Company's 1996 Stock Option Plan.
         10.9            -- The Company's 1998 Stock Option Plan.

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         10.10           -- Form of the Company's Stock Option Agreement under the
                            1998 Stock Option Plan.
         10.11           -- The Company's 1996 Non-Employee Directors Stock Option
                            Plan.
         10.12**         -- RealNetworks License Agreement, dated as of January 1,
                            1998, between the Company and RealNetworks, Inc.
         10.13**         -- NetShow License Agreement, dated as of January 1, 1998, between the Company and Microsoft Corporation.
         10.14           -- Form of Directors and Officers Indemnification Agreement.
         10.15           -- Lease Agreement, dated as of December 2, 1996, between
                            the Company and George W. Lollis and Daisy Lollis.
         10.16           -- Master Lease of Personal Property No. 3769, dated April
                            15, 1998, between the Company and Charter Financial, Inc.
         10.17           -- The Security and Loan Agreement (Accounts Receivable),
                            dated December 15, 1997, between the Company and Imperial
                            Bank.
         10.18           -- Imperial Bank Note, dated December 15, 1997, between the
                            Company and Imperial Bank.
         21.1*           -- Subsidiary of the Company
         23.1            -- Consent of Price Waterhouse LLP
         23.2*           -- Consent of Gibson, Dunn & Crutcher LLP (contained in
                            Exhibit 5.1*)
         24.1            -- Power of Attorney (see Page II-8 of the Registration
                            Statement)
         27.1            -- Financial Data Schedule

------------

 * To be filed by amendment

** Information contained in such agreement has been omitted subject to a confidential treatment request, marked with asterisks and filed separately with the Commission.